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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EMC INSURANCE GROUP INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY OFFICER'S LETTER, SUBJECT TO COMPLETION, DATED JULY 16, 2019

EMC INSURANCE GROUP INC.

717 Mulberry Street
Des Moines, IA 50309

[•], 2019

Dear Shareholder:

              You are cordially invited to attend a special meeting of the shareholders of EMC Insurance Group Inc., an Iowa corporation (the "Company"), which will be held on [•], 2019, commencing at [•] Central Time, at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309.

              At the special meeting of shareholders (the "special meeting"), holders of shares of Company common stock, par value $1.00 per share ("common stock"), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2019 (as amended, supplemented or otherwise modified from time to time, the "merger agreement"), by and among Employers Mutual Casualty Company, an Iowa mutual insurance company ("EMCC"), Oak Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of EMCC ("Merger Sub"), and the Company (which is referred to herein as the "merger agreement proposal"). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Iowa law as the surviving corporation (the "merger"). As a result of the merger, EMCC's ownership of the Company will increase from approximately 54% to 100%.

              At the effective time of the merger, each share of common stock that is issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive merger consideration equal to $36.00 per share of common stock in cash, without interest and less any required withholding taxes, other than shares of common stock that are (i) held by Merger Sub, EMCC, the Company or any subsidiary of EMCC or the Company and (ii) held by shareholders who have demanded and perfected their right to appraisal of their shares in accordance with Division XIII of the Iowa Business Corporation Act and have not withdrawn or otherwise lost such rights to appraisal, which are collectively referred to herein as the "excluded shares." At the effective time of the merger, each share of common stock, as described immediately above, will automatically be cancelled and cease to exist, except for the right to receive the merger consideration.

              This merger consideration represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share. Given the relationship between EMCC and the Company, EMCC's and the Company's Board of Directors focused on implementing a structure that afforded the most procedural fairness to shareholders not affiliated with EMCC, including by providing an opportunity for shareholders to exercise their appraisal rights in connection with the proposed merger, reviewing alternative transaction structures, requiring the receipt of "majority of the minority" shareholder approval of the merger agreement and by not requiring any termination or "break-up" fees with respect to the merger agreement. In order to avoid any potential conflict of interest, Mr. Bruce G. Kelley, a director and Chief Executive Officer of both the Company and EMCC, recused himself from the Company's and EMCC's respective discussions, considerations, recommendations and votes with respect to the proposed transaction.

The proposed merger is a "going private transaction" under the rules of the U.S. Securities and Exchange Commission (which is referred to herein as the "SEC"). If the merger is completed, all of the shares of common stock will cease to be publicly traded and will be owned by EMCC.

              The Board of Directors of the Company (the "Company's Board") formed a special committee (the "Special Committee") consisting of all of the independent and disinterested directors of the Company to evaluate and negotiate the merger (as described more fully in the enclosed proxy statement) and other alternatives available to the Company. The Special Committee unanimously determined that the merger agreement is fair to, advisable and in the best interests of, the Company's shareholders other than EMCC, Merger Sub, the Company or any subsidiary of EMCC or the Company and the executive officers and directors of the Company and EMCC and its respective subsidiaries (such shareholders, which include unaffiliated security holders (as defined under Rule 13e-3(a)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "public shareholders"), and unanimously recommended that the Company's Board approve and declare advisable the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement, and the transactions contemplated therein, including the merger, and that the public shareholders vote "FOR" the merger agreement proposal. Based on that recommendation, the Company's Board (with Bruce G. Kelley abstaining to avoid any potential conflict of interest) (i) determined that the merger agreement is fair to, advisable and in the best interests of, the public shareholders; (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger; and (iii) resolved to recommend that the public shareholders vote "FOR" the merger agreement proposal. The Special Committee made its determination after consultation with its independent legal and financial advisors and after consideration of a number of factors as further described in the accompanying proxy statement. As a result, the Company's Board recommends that you vote "FOR" the merger agreement proposal and "FOR" the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

              The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the SEC. The Company urges you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important, regardless of the number of shares of common stock you own. The merger cannot be completed without the approval of (i) the holders of at least a majority of all shares of common stock entitled to vote on adopting the merger agreement as of the close of business on the record date and (ii) the holders of at least a majority of the outstanding common stock owned by the public shareholders entitled to vote on the adoption of the merger agreement, as of the close of business on the record date. If you fail to vote on the merger agreement proposal, the effect will be the same as a vote "AGAINST" the merger agreement proposal.

              If you own shares of common stock of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the special meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares of common stock can be voted at the special meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page [•] of the enclosed proxy statement. Your vote is very important. If you are a shareholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

              If you are a shareholder who holds your shares of common stock in "street name" through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares of common stock at the special meeting.

              If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., the Company's proxy solicitor in connection with the special meeting, toll-free at (800) 714-3310.

Sincerely,

Todd A. Strother Senior Vice President, Chief Legal Officer and Secretary

              Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY NOTICE, SUBJECT TO COMPLETION, DATED JULY 16, 2019

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

[•], 2019

To the Shareholders of EMC Insurance Group Inc.:

              Notice is hereby given that a special meeting of shareholders of EMC Insurance Group Inc., an Iowa corporation (the "Company"), will be held on [•], 2019, commencing at [•] Central Time at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309, to:

1. Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2019 (as amended, supplemented or otherwise modified from time to time, the "merger agreement"), by and among Employers Mutual Casualty Company, an Iowa mutual insurance company ("EMCC"), Oak Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of EMCC ("Merger Sub"), and the Company (which is referred to herein as the "merger agreement proposal"); and

2. Approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal (which is referred to herein as the "adjournment proposal").

              Each issued and outstanding share of the Company's common stock, par value $1.00 per share ("common stock") as of the close of business on the record date of [•], 2019 (the "record date") will be entitled to notice of and one vote upon all matters described above at the special meeting of shareholders (the "special meeting").

              All shareholders of record as of the record date are invited to attend the special meeting in person. Your vote is important, regardless of the number of shares of common stock you own. The merger cannot be completed without the affirmative vote of (i) the holders of at least a majority of all shares of common stock entitled to vote on adopting the merger agreement as of the close of business on the record date and (ii) the holders of at least a majority of the outstanding common stock owned by the Company's shareholders, other than EMCC, Merger Sub, the Company or any subsidiary of EMCC or the Company and the executive officers and directors of the Company, EMCC and its respective subsidiaries (such shareholders, which include unaffiliated security holders (as defined under Rule 13e-3(a)(4) of the Securities Exchange Act of 1934, as amended, the "public shareholders"), as of the close of business on the record date (the shareholders referred to in clauses (i) and (ii) are collectively referred to herein as the "required shareholder voting groups") and entitled to vote on adopting the merger agreement. Under the merger agreement, EMCC, which currently owns approximately 54% of the outstanding shares of common stock, agreed to vote all such shares that it owns "FOR" the merger agreement proposal and the presence of EMCC's shares at the special meeting assures a quorum will be present at the special meeting. Your failure to vote your shares or your abstention from voting on the merger agreement proposal will have the same effect as a vote "AGAINST" the merger agreement proposal.

              The adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote at the meeting and is only necessary if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal. Under the merger agreement, EMCC agreed to vote all of its shares of common stock "FOR" the adjournment proposal, thus assuring that the adjournment proposal will pass. As a result, your vote (or failure to vote) on the adjournment proposal will not have an effect on the outcome of the vote.

              Even if you plan to attend the special meeting in person, it is requested that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. Instructions have been provided in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

              If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted "FOR" the merger agreement proposal and "FOR" the adjournment proposal. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the merger agreement proposal.

              You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

              If you are a shareholder who holds your shares of common stock in "street name" through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares of common stock at the special meeting.

              The approximate mailing date of this notice, accompanying proxy statement and proxy card is [•], 2019.

By the order of the Board of Directors,

Todd A. Strother Senior Vice President, Chief Legal Officer and Secretary
Des Moines, Iowa [•], 2019

Page
SUMMARY TERM SHEET	1
The Parties to the Merger Agreement	1
The Merger Agreement Proposal	2
Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee	2
Opinion of Financial Advisor to the Special Committee	5
EMCC's and Merger Sub's Purpose and Reasons for the Merger	5
Position of EMCC and Merger Sub as to the Fairness of the Merger to Public Shareholders	6
The Special Meeting	6
Record Date and Quorum	7
Required Shareholder Votes for the Merger	7
Treatment of Equity Awards	7
Interests of Certain Persons in the Merger	8
Material U.S. Federal Income Tax Consequences of the Merger	9
Dissenters' Rights to Appraisal	9
No Solicitation; No Adverse Company Recommendation	10
Conditions Precedent to the Merger	12
Source of Funds	14
Termination	14
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER AGREEMENT PROPOSAL	16
SPECIAL FACTORS	21
Background of the Merger	21
Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee	38
Recommendation of the Company's Board	42
Financial Projections Prepared by the Company	43
Financial Projections Prepared by the Sandler O'Neill	46
Opinion of the Financial Advisor to the Special Committee	47
Summary of Financial Analysis of Boenning & Scattergood, Inc. in Connection with the EMCC Board of Directors' Consideration of its Initial November 2018 Proposal to Acquire Shares of the Company	56
EMCC's and Merger Sub's Purpose and Reasons for the Merger	67
Position of EMCC and Merger Sub as to the Fairness of the Merger to Public Shareholders	69
Alternatives to the Merger	72
Certain Effects of the Merger	73
Interests of Certain Persons in the Merger	75
Plans for the Company if the Merger is Not Completed	79
Estimated Fees and Expenses of the Merger	79
Regulatory Approvals and Requirements	80
Litigation Related to the Merger	80
No Solicitation; No Adverse Company Recommendation	80
Material U.S. Federal Income Tax Consequences of the Merger	82
Source of Funds	84
Anticipated Accounting Treatment of Transaction	84
Dissenters' Rights to Appraisal	84

i

ii

WHERE YOU CAN FIND ADDITIONAL INFORMATION	137
ANNEX A: MERGER AGREEMENT
ANNEX B: DIVISION XIII OF THE IOWA BUSINESS CORPORATION ACT
ANNEX C: OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

iii

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED JULY 16, 2019

SUMMARY TERM SHEET

              This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the Agreement and Plan of Merger, dated as of May 8, 2019, by and among Employers Mutual Casualty Company, an Iowa mutual insurance company ("EMCC"), Oak Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of EMCC ("Merger Sub") and EMC Insurance Group Inc., an Iowa corporation (the "Company" or "EMCI"), which as amended, supplemented or otherwise modified from time to time is referred to in this proxy statement as the "merger agreement." The Company encourages you to read carefully the entirety of this proxy statement, which is first being mailed to shareholders of the Company on or about [•], 2019, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

The proposed merger is a "going private transaction" under the rules of the U.S. Securities and Exchange Commission (which is referred to herein as the "SEC"). If the merger is completed, all of the shares of common stock will cease to be publicly traded and will be owned by EMCC.

The Parties to the Merger Agreement

EMC Insurance Group Inc.

              The Company is an insurance holding company that was incorporated in Iowa in 1974 by EMCC and became a public company in 1982 following the initial public offering of its common stock. The Company is currently approximately 54% owned by EMCC. The Company does not employ any staff to conduct its operations, nor does the Company own or lease any facilities or information technology systems necessary for its operations. As a result, the Company relies on EMCC's employees, facilities and information technology systems to conduct its business. The Company is charged its proportionate share of salary and employee benefit costs by EMCC based on time allocations or pursuant to the terms of a pooling agreement with EMCC. Utilizing EMCC's employees, the Company conducts operations in property and casualty insurance and reinsurance through its subsidiaries.

              Property and casualty insurance is the most significant segment of the Company's business, totaling 77% of consolidated premiums earned in 2018; however, on October 29, 2018, the Company and EMCC announced that they had made a strategic decision to exit personal lines of business by early 2020 so that more time and resources could be dedicated to the commercial and reinsurance business. The property and casualty insurance operations are integrated with the property and casualty insurance operations of EMCC through participation in a reinsurance pooling agreement. Because the Company conducts its property and casualty insurance operations, together with EMCC, through a reinsurance pooling agreement, the Company shares the same business philosophy, management, employees and facilities as EMCC and offers the same types of insurance products. Reinsurance operations accounted for 23% of consolidated premiums earned by the Company in 2018. The principal business activity of the Company's reinsurance segment is to assume, through a quota share reinsurance agreement, 100% of EMCC's assumed reinsurance business, subject to certain exceptions.

              Additional information about the Company is contained in its public filings, certain of which are incorporated by reference into this proxy statement. For more information about the Company, see "Important Information Regarding EMC Insurance Group Inc." and "Where You Can Find Additional Information" beginning on pages [•] and [•], respectively. The Company's website and the information contained therein or connected thereto is not intended to be incorporated by reference into this proxy statement.

Employers Mutual Casualty Company

              EMCC is a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911. EMCC is the parent company of a group of subsidiary companies known as the EMC Insurance Companies, which are licensed in all 50 states and the District of Columbia. EMCC currently owns approximately 54% of the outstanding common stock of the Company. EMCC's approximately 2,500 employees conduct the business activities of the Company and its subsidiaries.

              See "The Parties to the Merger — Employers Mutual Casualty Company" beginning on page [•].

Oak Merger Sub, Inc.

              Merger Sub is an Iowa corporation and wholly owned subsidiary of EMCC that was formed solely for the purpose of engaging in the merger. Merger Sub has not engaged in any business other than in connection with the merger. See "The Parties to the Merger — Oak Merger Sub, Inc." beginning on page [•].

The Merger Agreement Proposal

              You are being asked to consider and vote upon a proposal to adopt the merger agreement (which is referred to herein as the "merger agreement proposal").

              The merger agreement provides that, at the closing of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Iowa law as the surviving corporation in the merger. EMCC's ownership of the Company will increase from approximately 54% to 100% following the merger. Upon completion of the merger, each outstanding share of common stock will be converted into the right to receive merger consideration of $36.00 per share of common stock in cash, without interest and less any required withholding taxes (which is referred to herein as the "merger consideration"), other than shares of common stock that are (i) held by Merger Sub, EMCC, the Company or any subsidiary of EMCC or the Company and (ii) held by any of the Company's shareholders who have demanded and perfected their right to appraisal of their shares in accordance with Division XIII of the Iowa Business Corporation Act and have not withdrawn or otherwise lost such rights to appraisal, which are collectively referred to herein as the "excluded shares." Upon completion of the merger, the shares of common stock will no longer be publicly traded, and shareholders of the Company (other than EMCC) will cease to have any ownership interest in the Company.

Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee

              The Board of Directors of the Company (the "Company's Board") formed a special committee (the "Special Committee") consisting of all of its directors other than Bruce G. Kelley, each of whom was determined by the Company's Board to be independent and not affiliated with EMCC, consisting of Stephen A. Crane (Chairman), Peter S. Christie, Jonathan R. Fletcher and Gretchen H. Tegeler. The Special Committee was granted by the Company's Board the authority to review, evaluate and negotiate the merger, as well as potential alternatives thereto, and make a recommendation to the Company's Board with respect to the merger. In order to avoid any potential conflict of interest, Mr. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction.

              The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the public shareholders. The Special Committee unanimously recommended to the Company's Board that it declare and determine that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair, advisable and in the best interests of the public shareholders, approve the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and direct that the merger agreement be submitted to the Company's shareholders for adoption as contemplated by the merger agreement.

              The material factors that led the Special Committee to conclude that the merger agreement is fair included:

  •
  the current and historical market prices of the common stock, including the facts that the per share merger consideration of $36.00 represents a premium of approximately 50% over the closing price of the Company's common stock of $23.99 on November 15, 2018 (the unaffected share price prior to the public announcement of EMCC's initial proposal), and approximately 16% over the 52-week closing high price of the Company's common stock prior to the public announcement of EMCC's initial proposal;

  •
  the fact that the per share merger consideration of $36.00 represents a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's originally proposed purchase price of $30.00 per share;

  •
  the business, operations, financial condition, earnings and prospects of the Company, in light of the fact that EMCC owns a majority of the Company's common stock and therefore controls the Company and was unwilling to implement the Special Committee's proposed alternative structure for the Company;

  •
  the Special Committee's consideration of the risks of continuing as an independent public company controlled by EMCC, including the risk that EMCC would not approve strategic alternatives to the merger or agree to implement structural changes to the Company designed to enhance value for the public shareholders and the risk that EMCC could take other actions, including amending the pooling agreement or purchasing shares in the open market, that could result in a lower value for the public shareholders;

  •
  the belief by the Special Committee that the merger consideration of $36.00 per share was the highest price that could be obtained from EMCC, that the terms of the merger agreement were the most favorable terms EMCC would be willing to agree to and that further negotiations would run the risk of causing EMCC to abandon the transaction altogether in which event the public shareholders would likely lose the opportunity to accept the premium being offered;

  •
  the risk that the market price of the common stock would significantly decrease if there was no transaction with EMCC;

  •
  the fact that since the public announcement of the initial proposal from EMCC, none of the Company, the Special Committee or any of the Special Committee's independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals, other than certain statements made by Gregory M. Shepard, a shareholder of the Company, which did not result in an offer;

  •
  that the Special Committee was able to negotiate an effective increase in the merger consideration of $6.00 per share from the $30.00 per share consideration offered in the initial proposal from EMCC, representing an increase of 20%;

  •
  the Special Committee's belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the fact that the Company's business consists primarily of a pooling agreement with EMCC and the position of EMCC that they would not agree to any other transaction involving a sale or merger of EMCC;

  •
  the fact that the public shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $36.00 per share;

  •
  the oral opinion delivered by Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), independent financial advisor to the Special Committee, which was subsequently confirmed by a written opinion dated May 8, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Sandler O'Neill in preparing its opinion, the merger consideration of $36.00 per share of common stock of the Company was fair, from a financial point of view, to the public shareholders, as more fully described in the section entitled "Special Factors— Opinion of the Financial Advisor to the Special Committee";

  •
  the terms of the merger agreement, including:

  •
  there is no termination fee or expense reimbursement payable to EMCC under any circumstances in connection with the termination of the merger agreement;

  •
  the inclusion of provisions that permit (i) the Special Committee, under specified circumstances, to change or withdraw its recommendation with respect to the merger agreement and the merger and (ii) the Special Committee, under specified circumstances, to respond to unsolicited proposals to acquire the Company to the extent the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

  •
  the likelihood that no governmental authority would prevent or materially delay the merger under any insurance law;

  •
  the fact that none of the obligations of any of the parties to complete the merger are conditioned upon receipt of financing;

  •
  the rights of public shareholders to exercise their statutory appraisal rights and the absence of any condition regarding the percentage of public shareholders that exercise such rights; and

  •
  other terms and conditions of the merger agreement, as discussed in the section entitled "The Merger Agreement", which the Special Committee, after consulting with its independent legal counsel, Willkie Farr & Gallagher LLP ("Willkie Farr"), considered to be reasonable and consistent with relevant precedent transactions.

              For a more complete discussion of the factors considered by the Special Committee in its determination to recommend the merger agreement, see "Special Factors— Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee".

              Acting on the recommendation of the Special Committee (which recommendation the Company's Board expressly adopted), the Company's Board has, by the unanimous vote of its members (other than Mr. Kelley, who recused himself in order to avoid any potential conflict of interest) adopted a resolution adopting the merger agreement and the merger. With Mr. Kelley's recusal from the Company's Board's consideration of the merger, the members of the Company's Board and the Special Committee are the same. The Company's Board, based on the recommendation of the Special Committee, recommends that the public shareholders vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal (as defined below).

              The Company's Board determined to limit its recommendation to approve the merger agreement proposal to the public shareholders and to not extend such recommendation to EMCC on the basis that the interests of EMCC, as a shareholder, materially differed from the public shareholders and the belief of the Company's Board that it would not be appropriate to recommend to EMCC that EMCC vote to approve the merger agreement proposal in which it effectively was the purchaser of the common stock to be converted in the merger.

Opinion of Financial Advisor to the Special Committee

              Sandler O'Neill was engaged by the Special Committee to act as its financial advisor in connection with the consideration of the merger and any alternatives thereto. Sandler O'Neill has delivered an opinion to the Special Committee to the effect that, based on and subject to the assumptions, limitations and qualifications set forth in the opinion, as of the date of its opinion, the consideration the public shareholders will receive in the merger is fair, from a financial point of view, to such shareholders. The full text of Sandler O'Neill's written opinion has been included in this proxy statement as Annex C. You should read the opinion carefully in its entirety.

EMCC's and Merger Sub's Purpose and Reasons for the Merger

              The purpose of the merger is to allow the Company's shareholders (other than EMCC) to immediately realize the value of their investment in the Company in cash at a $36.00 per share price. This price represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share.

              Given the unique corporate structure of the EMC Group of Companies, EMCC's Board of Directors believes that the Company has historically experienced a lower valuation compared to its publicly-traded peers due to a number of factors, including (i) a historically lower return on equity than its publicly-traded peers; (ii) slower organic growth compared to its publicly-traded peers; (iii) its historical property and casualty combined ratio has been higher than its peer group average; (iv) it has an outlook for continued underperformance compared to its publicly-traded peers; (v) it is a small capitalized stock with a relatively small public float, limited trading volume and limited analyst coverage; and (vi) its stock price reflects no potential takeover control premium, and a takeover control premium is not possible given EMCC's controlling ownership interest (and EMCC's decision that it would not consider a transaction that involves the merger of EMCC with or into a third party). Additionally, EMCC's Board of Directors believes that the outlook for the Company includes higher expense ratios, continued low-to-mid single-digit returns, potential deterioration in its workers' compensation line of business and continued pressure on reinsurance pricing and returns.

              EMCC's Board of Directors also believes that the initial purpose and benefit of having a publicly-traded subsidiary, namely, access to the capital markets, is no longer being realized. EMCC's Board of Directors believes that raising any substantial equity capital through the issuance of additional common stock by the Company would likely be cost-prohibitive and limited in scope due to the requirement that EMCC maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company.

              Based on the EMCC Board of Directors' belief that none of the potential alternatives to the merger that it considered were likely to substantially improve the Company's shareholder value and performance while remaining consistent with EMCC's primary focus as a mutual company on serving the best interests of its policyholders, EMCC's Board of Directors concluded that acquiring ownership of the common stock that it did not already own would be in the best interests of EMCC and its policyholders. EMCC's Board of Directors believes that the merger consideration of $36.00 per share is likely higher than the price at which the common stock would trade in the foreseeable future (absent the offer from EMCC).

              EMCC's Board of Directors also believes that acquiring ownership of all of the outstanding common stock that EMCC does not currently own will simplify its corporate and organizational structure to allow EMCC's Board of Directors and management to focus on their primary fiduciary responsibilities to EMCC's policyholders instead of the often disparate interests of EMCC's policyholders and the public shareholders (as defined below). Additionally, EMCC's Board of Directors believes it can eliminate public company costs and dividends, providing more cash for payment of interest on borrowings and to finance operations and acquisitions.

              Under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), EMCC and Merger Sub are required to express their reasons for the merger to the Company's "unaffiliated security holders", as defined in Rule 13e-3(a)(4) of the Exchange Act. EMCC and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Position of EMCC and Merger Sub as to the Fairness of the Merger to Public Shareholders

              EMCC and Merger Sub believe that the merger is substantively and procedurally fair to the public shareholders. In arriving at their position as to the fairness of the merger, EMCC and Merger Sub considered the factors and alternatives discussed in the section entitled "Special Factors—Position of EMCC and Merger Sub as to the Fairness of the Merger to Public Shareholders" beginning on page [•]. Given the relationship between EMCC and the Company, EMCC's Board of Directors focused on implementing a structure that afforded the most procedural fairness to the public shareholders. Accordingly, EMCC's Board of Directors elected to structure the proposed transaction as a long-form one-step upstream merger in order to allow for the most comprehensive disclosure of the proposed transaction to the public shareholders and to provide such shareholders with the option to exercise their appraisal rights in connection with the proposed merger. Additionally, EMCC's Board of Directors structured the transaction to be contingent on the Special Committee's approval of the merger agreement, the receipt of "majority of the minority" shareholder approval of the merger agreement and by not requiring any termination or "break-up" fees with respect to the merger agreement. EMCC's Board of Directors was also willing to consider alternative transaction structures not involving a merger of EMCC with or into a third party.

The Special Meeting

              The special meeting will be held on [•], 2019, commencing at [•] Central Time at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309.

Record Date and Quorum

              The holders of record of the shares of common stock as of the close of business on [•], 2019 (the "record date") are entitled to receive notice of, and to vote at, the special meeting.

              The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

              Under the merger agreement, EMCC, which currently owns approximately 54% of the outstanding shares of common stock, agreed to vote all of its shares of common stock in favor of the merger agreement proposal and the proposal to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal (which is referred to herein as the "adjournment proposal"), and the presence of these shares of common stock at the special meeting assures a quorum at the special meeting.

Required Shareholder Votes for the Merger

              The merger cannot be completed without the affirmative vote of (i) the holders of at least a majority of all shares of common stock entitled to vote on adopting the merger agreement as of the close of business on the record date and (ii) the holders of at least a majority of the outstanding common stock owned by the Company's shareholders, other than EMCC, Merger Sub, the Company or any subsidiary of EMCC or the Company and the executive officers and directors of the Company, EMCC and its respective subsidiaries (such shareholders, which include unaffiliated security holders (as defined under Rule 13e-3(a)(4) of the Exchange Act, the "public shareholders"), as of the close of business on the record date (the shareholders referred to in clauses (i) and (ii) are collectively referred to herein as the "required shareholder voting groups") and entitled to vote on adopting the merger agreement. Pursuant to the Company's by-laws, issued and outstanding shares of common stock as of the close of business on the record date are entitled to one vote per share. The approval of the merger agreement proposal is a condition to the parties' obligations to consummate the merger. Your failure to vote your shares of common stock "FOR" the merger agreement proposal or your abstention from voting on the merger agreement proposal will have the same effect as a vote "AGAINST" the merger agreement proposal.

              As of the record date, [•] shares of common stock were outstanding. EMCC owns 11,771,778 of such shares, representing approximately 54% of the outstanding shares of common stock as of the record date. Under the merger agreement, EMCC agreed to vote all of its shares of common stock in favor of the merger agreement proposal.

              Except in their capacities as members of the Company's Board or as members of the Special Committee that was established to evaluate and negotiate the merger and consider other alternatives available to the Company (as described more fully under "Special Factors — Background of the Merger" on page [•]), no executive officer or director of the Company has made any public recommendation either in support of, or in opposition to, the merger agreement proposal.

Treatment of Equity Awards

              As of the effective time of the merger, each option to purchase shares of common stock that is outstanding immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration of $36.00 per share will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such option, be cancelled in exchange for an amount in cash equal to the product of (a) the excess of the merger consideration of $36.00 per share over the per share exercise price of the option, and (b) the number of shares of common stock underlying the option. All of the outstanding options to purchase common stock are fully vested.

Accordingly, no options to purchase common stock will have their vesting schedule accelerated as a result of the merger.

              At the effective time of the merger, each restricted share that is outstanding and not vested immediately prior to the effective time of the merger will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such restricted share, be forfeited and converted into a right to receive from EMCC payment of cash in an amount equal to the merger consideration of $36.00 per share, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the unvested restricted share that was converted. Any amount that becomes payable due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related restricted share would have become payable.

              At the effective time of the merger, each restricted share unit that is outstanding immediately prior to the effective time will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such restricted share unit, be canceled, extinguished and converted into a right to receive from EMCC payment of cash in an amount equal to the product of (a) the merger consideration of $36.00 per share multiplied by (b) the total number of shares of common stock underlying such restricted share unit, which right will continue to be subject to the vesting conditions and risk of forfeiture applicable to the restricted share unit from which it was converted. Any amount that becomes payable due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related restricted share unit would have become payable, other than with respect to certain retired employees, which rights shall be payable within 15 business days after the closing date. If no vesting conditions remain applicable to the restricted share unit from which such right was converted at the effective time of the merger, then such right will be payable within 15 business days after the closing date.

Interests of Certain Persons in the Merger

              In considering the recommendation of the Special Committee and the Company's Board, you should be aware that certain of the Company's officers and directors and EMCC and its subsidiaries have interests in the merger that are different from, or are in addition to, the interests of the public shareholders generally. The Special Committee and the Company's Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled "Special Factors—Interests of Certain Persons in the Merger," beginning on page [•], include the following:

  •
  Mr. Bruce G. Kelley is the Company's President, Chief Executive Officer and a member of its Board, and also is the President and Chief Executive Officer of EMCC and a member of EMCC's Board of Directors. As a result of his dual roles, in order to avoid any potential conflict of interest, Mr. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions and votes regarding the merger and alternatives thereto and was not involved in the negotiation of the merger agreement or the merger;

  •
  each executive officer of the Company and member of the Company's Board will be entitled to receive in the merger $36.00 per share of common stock that they hold at the effective time of the merger;

  •
  each executive officer of the Company who holds a vested stock option will, at the effective time of the merger, have the right to receive in the merger an amount in cash in an amount equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $36.00 over the per-share exercise price of such stock option, without interest and subject to tax withholding;

  •
  each executive officer of the Company who holds unvested restricted shares or restricted share units will, at the effective time of the merger, have such restricted shares and restricted share units cancelled and converted into a right to receive an amount in cash equal to the product of (1) the merger consideration of $36.00 per share multiplied by (2) the total number of shares of common stock underlying such restricted share and restricted share unit, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the unvested restricted shares or restricted share units that were converted;

  •
  the merger agreement provides that following the merger, for a period of not less than six years, EMCC will provide the Company's directors and officers at the time of the merger with a director and officer insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy;

  •
  the merger agreement provides that, from and after the effective time of the merger, the surviving corporation will indemnify each of the Company and its subsidiaries' present and former officers and directors against all costs paid in connection with any claim based on the fact that such individual is or was the Company's, or one of its subsidiaries', officers or directors and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger; and

  •
  each member of the Special Committee received a fee equal to $80,000 ($100,000 for the Chair). The fees were payable without regard to whether the Special Committee ultimately recommended adoption of the merger agreement or whether the merger is consummated. The members of the Special Committee also were reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee.

Material U.S. Federal Income Tax Consequences of the Merger

              If you are a U.S. holder (as defined in "Special Factors — Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [•]), the receipt of cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to your shares and your adjusted tax basis in your shares of common stock. You are encouraged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any U.S. federal estate or gift tax rules, and any state, local or non-U.S. income and other tax laws).

Dissenters' Rights to Appraisal

              Under Iowa law, holders of shares of common stock who do not vote in favor of the merger agreement proposal, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements of Division XIII of the Iowa Business Corporation Act will be entitled to seek appraisal for, and obtain payment in cash for the fair value of, their shares of common stock, plus accrued interest, in lieu of receiving the merger consideration if the merger is completed. This appraised value could be more than, the same as, or less than the merger consideration. Any holder of record of shares of common stock intending to exercise appraisal rights, among other things, (i) must submit a written notice to the

Company, prior to the vote on the merger agreement proposal, of the shareholder's intent to demand appraisal rights; (ii) must not vote, or cause or permit to be voted, any of the holder's shares in favor of the merger agreement proposal; (iii) must continue to hold the shares through the effective time of the merger; and (iv) must otherwise comply with all of the procedures required by Division XIII of the Iowa Business Corporation Act. Beneficial owners of shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, may assert appraisal rights only if the shareholder submits to the Company the record holder's written consent to the assertion of such rights and does so with respect to all shares of common stock that are beneficially owned by the beneficial shareholder. The complete text of Division XIII of the Iowa Business Corporation Act is included as Annex B to this proxy statement. You are encouraged to read Division XIII of the Iowa Business Corporation Act carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with these provisions may result in loss of the right of appraisal. Any holder of common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration of $36.00 per share in cash if such person is a shareholder of the Company as of the effective time of the merger.

No Solicitation; No Adverse Company Recommendation

              Pursuant to the merger agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which are referred to collectively in this proxy statement from time to time as, "representatives") to directly or indirectly:

  •
  initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing non-public information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any inquiry, proposal or offer from any third party relating to (i) any direct or indirect acquisition (including by means of reinsurance) of (a) 10% or more of the Company's common stock; (b) 10% or more of the assets of the Company and its subsidiaries; or (c) assets or businesses of the Company and its subsidiaries, taken as a whole, that constitute or generate 10% or more of the total assets, consolidated revenues or net income of the Company and its subsidiaries (or in the case of reinsurance, exposure to insurance liabilities), taken as a whole; (ii) any tender offer or exchange offer that would result in any third party having beneficial ownership of 10% of more of the Company's outstanding common stock; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries; or (iv) any reorganization or other transaction having similar effect to those described above (an "acquisition proposal");

  •
  execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the merger agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (an "acceptable confidentiality agreement"));

  •
  enter into any contract, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than EMCC, Merger Sub, or any of their respective subsidiaries or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

              If, prior to the time shareholders approve the merger agreement proposal, the Company receives an unsolicited bona fide written acquisition proposal, (i) the Special Committee is permitted to participate in discussions regarding such acquisition proposal to the extent necessary to clarify the terms of such acquisition proposal; and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) the acquisition proposal constitutes or would reasonably be expected to lead to a "superior proposal" (as defined in the section entitled "The Merger Agreement — Covenants and Agreements — No Solicitation; No Adverse Company Recommendation" beginning on page [•]); and (b) the failure to take the actions below with respect to such acquisition proposal would be inconsistent with the fiduciary duties of the Company's Board under Iowa law, then the Special Committee may, in response to such acquisition proposal:

  •
  furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement (as long as all such information provided to such person has previously been provided to EMCC or is provided to EMCC prior to or concurrently with the time it is provided to such person); and

  •
  participate in discussions and negotiations with such person regarding such acquisition proposal.

              The Special Committee must promptly (and, in any event, within 36 hours) advise EMCC in writing if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by; (ii) any information is requested from; or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Special Committee is required to keep EMCC informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company's, the Company's Board's or the Special Committee's intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to certain of the executive officers of the Company, the Company will have no obligations to EMCC with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made or becomes aware of such acquisition proposal, inquiry or other information.

              Except as described below, neither the Company's Board nor any committee thereof (including the Special Committee) is permitted to:

  •
  withdraw, suspend, modify or amend its recommendation that the Company's shareholders adopt the merger agreement in any manner that could reasonably be expected to jeopardize the consummation of the merger or fail to include such recommendation in this proxy statement or any supplement hereto;

  •
  adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

  •
  at any time following receipt of an acquisition proposal, fail to publicly reaffirm its adoption, approval or recommendation of the merger agreement and the merger as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from EMCC); or

  •
  fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within 10 business days after commencement of such acquisition proposal.

              In this proxy statement, the actions listed above are referred to as an "adverse company recommendation." The provision of factual information by the Company to its shareholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company's Board's recommendation and, if requested in writing by EMCC prior to the making of such disclosure, reaffirms such recommendation.

              At any time prior to the time shareholders approve the merger agreement proposal, the Company's Board may make an adverse company recommendation pursuant to the procedures set forth in the merger agreement, if the Special Committee determines by resolution, in good faith, after consultation with its outside financial advisor and outside legal counsel, that failure by the Company's Board to take such action would be inconsistent with its fiduciary duties under Iowa law, in response to (i) a superior proposal received by the Company after the date of the merger agreement or (ii) an "intervening event," as described in the section entitled "The Merger Agreement — Covenants and Agreements — No Solicitation; No Adverse Company Recommendation" beginning on page [•].

Conditions Precedent to the Merger

              The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the closing:

  •
  Shareholder Approval. The merger agreement must be duly approved and adopted by the affirmative vote of the required shareholder voting groups.

  •
  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition is in effect that prevents the consummation of the merger, and no law or order is enacted, entered or enforced that prevents or prohibits the consummation of the merger.

              The obligations of EMCC and Merger Sub to complete the merger are also subject to the satisfaction or waiver by EMCC of the following additional conditions at or prior to the closing:

  •
  Representations and Warranties. The representations and warranties of the Company contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or "material adverse effect"), as though made at and as of such time, or, if made as of a specific date, at and as of such date, except for the failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on the Company. However, the representations and warranties of the Company set forth in the merger agreement under the sections dealing with (i) "Capitalization," specifically, the subsections relating to the Company's authorized capital stock, and the absence of obligations on its part to repurchase, redeem or otherwise acquire any shares of the Company's capital stock and (ii) "Authority; No Violation," specifically the subsections relating to the Company's corporate power and authority to execute and deliver the merger agreement and transactions contemplated thereby and the receipt by the Special Committee of a fairness opinion from Sandler O'Neill that the merger consideration is fair, from a financial point of view, to public shareholders, in each case, must be true and correct in all respects, except to the extent such inaccuracies are de minimis.

  •
  Performance of Obligations of the Company. The Company must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or "material adverse effect," in all respects), all obligations and agreements, and complied in all material respects with all covenants (or with respect to any covenant qualified by materiality, in all respects), contained in the merger agreement to be performed or complied with by it prior to or on the merger closing date.

  •
  No Specified Event. Since May 8, 2019, (i) the Company must not have received a written notice from a governmental entity of a violation of any applicable law in connection with the ownership or operation of the Company's business, assets or properties which would reasonably be expected to have a "material adverse effect" on the Company, except to the extent such violation or notice thereof was (a) caused primarily by the knowing and willful action of certain executive officers of the Company or (b) primarily the result of the transactions contemplated by the merger agreement and (ii) there is no (A) action pending or, to the knowledge of EMCC or the Company, threatened against the Company or any of their respective directors or officers that would reasonably be expected to have a "material adverse effect" on the Company, or (B) any judgment or order of any governmental entity against the Company, any of its subsidiaries or any of their respective directors or officers that would reasonably be expected to have a "material adverse effect" on the Company, except in each case, to the extent caused primarily by the knowing and willful action of certain executive officers of the Company or primarily the result of the transactions contemplated by the merger agreement.

              The obligation of the Company to complete the merger is also subject to the satisfaction or waiver by it of the following additional conditions at or prior to the effective time of the merger:

  •
  Representations and Warranties. The representations and warranties of EMCC and Merger Sub contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or "material adverse effect"), as though made at and as of that time, or, if made as of a specific date, at and as of that date, except where the failures to be true and correct would not reasonably be expected to prevent or materially delay, interfere with or hinder the consummation of the merger; provided, however, the authority representations and warranties of EMCC and Merger Sub will be true and correct in all respects, except to the extent such inaccuracies are de minimis.

  •
  Performance of Obligations of EMCC and Merger Sub. Each of EMCC and Merger Sub must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or a "material adverse effect," in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it prior to or on the closing date.

Source of Funds

              The Company, EMCC and Merger Sub estimate that the total amounts of funds required to complete the merger and pay related fees and expenses is approximately $378.5 million. These payments are expected to be funded entirely by a combination of existing cash and proceeds from a $150 million term loan with the Federal Home Loan Bank of Des Moines (the "Term Loan"), as well as potentially including proceeds from a private issuance of surplus notes to unrelated third-party investors. On May 10, 2019, EMCC entered into the Term Loan under a line of credit that EMCC maintains with the Federal Home Loan Bank of Des Moines. The Term Loan matures on May 8, 2026, is secured by collateral pledged which is equivalent in value to the outstanding balance of the loan, accrues interest at an annual fixed rate of 2.58% and interest and principal are payable monthly (with monthly interest payments commencing immediately and monthly principal payments commencing on November 30, 2019). EMCC may prepay the Term Loan in whole or in part for a prepayment fee. EMCC expects to repay the Term Loan over its stated term with cash generated from operations. The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the merger agreement, EMCC and Merger Sub have represented that EMCC has sufficient funds readily available to consummate the merger and, at the effective time of the merger, EMCC will have and will make available to Merger Sub all funds necessary to (i) pay the aggregate merger consideration, (ii) pay all fees and expenses required to be paid by EMCC in connection with the transactions contemplated by the merger agreement and (iii) satisfy all other payment obligations of EMCC and the Company payable on the closing date of the merger, including in respect of options, restricted shares and restricted share units.

Termination

              The merger agreement may be terminated in the following ways:

  •
  by mutual written consent of the Company (authorized by the Special Committee) and EMCC at any time prior to the effective time of the merger;

  •
  by EMCC or the Company if the effective time will not have occurred on or before December 31, 2019, which is referred to herein as the "outside date," except that (i) the right to terminate the merger agreement will not be available to a party that has materially breached a representation, warranty or covenant set forth in the merger agreement and such breach has been a cause of the failure of the closing to occur by the outside date and (ii) if, on the outside date, the condition to the closing regarding governmental consents has not been fulfilled but all other conditions to the closing either have been fulfilled or are then capable of being fulfilled, then the outside date will, without any action on the part of the parties, be extended to the date that is 60 days following the date of the merger agreement, and such date will become the outside date for purposes of the merger agreement;

  •
  by EMCC or the Company, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing or otherwise prohibiting the consummation of the merger has become final and nonappealable;

  •
  by EMCC or the Company, if, upon a vote at a duly held meeting of the Company's shareholders, or any postponement or adjournment of that meeting, the Company's shareholders do not adopt the merger agreement, as contemplated by the merger agreement; provided, however, that EMCC will not have the right to terminate the merger agreement if the failure to obtain the shareholder approval as contemplated by the merger agreement is due solely to the failure of EMCC to vote the shares of common stock beneficially owned or controlled by it and its affiliates in favor of the merger in accordance with the terms of the merger agreement;

  •
  by EMCC, (i) upon a willful breach by the Company or any of its subsidiaries of certain limitations regarding the solicitation of competing transactions, which are described in the section entitled "The Merger Agreement — Covenants and Agreements — No Solicitation; No Adverse Company Recommendation" beginning on page [•] or (ii) upon a breach of any other representation, warranty, covenant or agreement on the Company's part set forth in the merger agreement, or if any representation or warranty of the Company will have become untrue, in either case, such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date, which are described in the section entitled "The Merger Agreement— Conditions Precedent to the Merger" beginning on page [•];

  •
  by EMCC, if (i) prior to the adoption of the merger agreement at the special meeting, the Company (authorized by the Special Committee) has effected an adverse company recommendation or (ii) the Company fails to call or hold the special meeting; or

  •
  by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement on the part of EMCC or Merger Sub, or if any representation or warranty of EMCC or Merger Sub has become untrue, in either case, such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date, which are described in the section entitled "The Merger Agreement— Conditions Precedent to the Merger" beginning on page [•].

              In the event of termination of the merger agreement, the merger agreement will immediately become null and void and there will be no liability or obligation on the part of EMCC, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates, other than liability for fraud or willful material breach in connection with the merger agreement or the transactions contemplated thereby. No termination fee is payable by the Company or EMCC in connection with any termination of the merger agreement. The parties' rights and obligations related to public disclosure, the defense of shareholder litigation and the payment of expenses will survive any termination of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER AGREEMENT PROPOSAL

The following answers address briefly some questions you may have regarding the special meeting and the merger agreement proposal. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:
What is the proposed transaction?

A:
The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the terms and conditions included in the merger agreement, with the Company surviving the merger as a privately held, wholly owned subsidiary of EMCC. The merger agreement, which governs the terms and conditions of the merger, is attached to this proxy statement as Annex A.

Q:
What will I receive in the merger?

A:
If the merger is completed and you hold your shares through the effective time of the merger (and you do not exercise your appraisal rights under Iowa law as explained in the "Dissenters' Rights to Appraisal" section of this proxy statement beginning on page [•]), you will be entitled to receive the merger consideration of $36.00 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own as of the record date. You will not be entitled to retain or receive shares in the surviving corporation.

Q:
Is the merger consideration a premium to the market price and book value of the Company's common stock?

A:
Yes. The merger consideration of $36.00 per share price represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share.

Q:
Will shareholders receive regular quarterly dividends before the merger is completed or if the merger agreement is terminated?

A:
Yes. Shareholders will be entitled to continue to receive regular quarterly dividends as declared by the Company's Board. Pursuant to the terms of the merger agreement, until the merger is either completed or the merger agreement is terminated, the Company's Board may not increase the payment of its quarterly dividend above $0.23 per share (the per share amount of the last quarterly dividend declared and paid on the common stock).

Q:
When and where is the special meeting?

A:
The special meeting will take place on [•], 2019, commencing at [•] Central Time, at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to vote to:

•
approve the merger agreement proposal; and

•
approve the adjournment proposal.

Q:
How does the Company's Board of Directors recommend that I vote?

A:
Based on the unanimous recommendation of the Special Committee, the Company's Board recommends that the public shareholders vote:

•
"FOR" the merger agreement proposal; and

•
"FOR" the adjournment proposal.

  In order to avoid any potential conflict of interest, Bruce G. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction. You should read "Special Factors — Background of the Merger" beginning on page [•], "Special Factors — Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee" beginning on page [•] and Special Factors — Recommendation of the Company's Board" beginning on page [•] for a discussion of the factors and alternatives that the Special Committee and the Company's Board considered in deciding to recommend and/or approve, as applicable, the merger agreement. See also "Special Factors — Interests of Certain Persons in the Merger" beginning on page [•].

Q:
What vote of shareholders is required to approve the merger agreement proposal?

A:
The consummation of the merger is conditioned upon the approval of the merger agreement proposal by the affirmative vote of (i) the holders of at least a majority of all shares of common stock entitled to vote on adopting the merger agreement as of the close of business on the record date and (ii) the holders of at least a majority of the outstanding common stock owned by the public shareholders entitled to vote on adopting the merger agreement as of the close of business on the record date. The shareholder vote described in clause (ii) above is also known as a "majority of the minority vote." EMCC and the Company are requiring a "majority of the minority vote" because the vote under clause (i) above is already determined as EMCC has agreed to vote in favor of the merger agreement proposal, thus assuring that the merger agreement proposal under clause (i) will pass. Pursuant to the Company's by-laws, issued and outstanding shares of common stock as of the close of business on the record date are entitled to one vote per share. The approval of the merger agreement proposal is a condition to the parties' obligations to consummate the merger.

Your failure to vote your shares of common stock or your abstention from voting on the merger agreement proposal will have the same effect as a vote "AGAINST" the merger agreement proposal. Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote "FOR" the merger agreement proposal.

Q:
What vote of shareholders is required to approve other matters to be presented at the special meeting?

A:
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote at the meeting and is only necessary if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal. Pursuant to the Company's by-laws, issued and outstanding shares of common stock as of the close of business on the record date are entitled to one vote per share on the adjournment proposal.

  Under the merger agreement, EMCC agreed to vote all of its shares of common stock "FOR" the adjournment proposal, thus assuring that the adjournment proposal will pass. As a result,

  your vote (or failure to vote) on the adjournment proposal will not have an effect on the outcome of the vote.

Q:
What constitutes a quorum for the special meeting?

A:
The Company will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the shares entitled to vote are present at the special meeting, either in person or by proxy. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to herein as "broker non-votes").

Under the merger agreement, EMCC, the holder of approximately 54% of the outstanding common stock, agreed to vote all of the shares of common stock that it owns "FOR" the merger agreement proposal, and the presence of these shares at the special meeting assures a quorum will be present at the special meeting.

Q:
What effects will the merger have on the Company if completed?

A:
The shares of common stock are currently registered under the Exchange Act, and such shares are quoted on the Nasdaq Global Select Market under the symbol "EMCI." As a result of the merger, all of the shares of common stock will cease to be publicly traded and will be owned by EMCC. Following the consummation of the merger, the registration of the shares of common stock and its reporting obligations with respect to such shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, such shares will no longer be listed on any stock exchange or quotation system, including on the Nasdaq Global Select Market.

Q:
What will happen if the merger is not consummated?

A:
If the merger is not consummated for any reason, the Company's shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company and such shares of common stock will continue to be registered under the Exchange Act, and listed and traded on the Nasdaq Global Select Market.

Q:
What do I need to do now?

A:
You are urged to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•
telephone, using the toll-free number listed on your proxy card;

•
the Internet, at the address provided on your proxy card; or

•
mail, by completing, signing, dating and mailing your proxy card and returning it in the envelope provided.

  If you hold your shares of common stock in "street name" through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of common stock. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting "AGAINST" the merger agreement proposal.

Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" common stock in exchange for the $36.00 per share merger consideration. Please do not send in your certificates now.

Q:
Can I revoke my proxy and voting instructions?

A:
Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company's Secretary in writing, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

  Please note that if you hold your shares of common stock in "street name" and you have instructed a broker, bank or other nominee to vote your shares of common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:
What does it mean if I get more than one proxy and voting instruction card?

A:
If your shares of common stock are registered differently or held in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

If your shares of common stock are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares of common stock are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:
Who will count the votes?

A:
A representative of Broadridge Financial Solutions will tabulate the results and act as an inspector of election.

Q:
If I am not in favor of the merger agreement proposal, what are my appraisal rights under Iowa law?

A:
If you do not vote your shares in favor of the merger agreement proposal (including by not returning an unmarked proxy card, which will be voted in favor of the merger agreement proposal), properly demand appraisal of your shares, do not withdraw your demand for appraisal rights and otherwise comply with the requirements of Division XIII of the Iowa Business Corporation Act, you will be entitled to seek appraisal for, and obtain payment in cash for the fair value of, your shares of common stock, plus accrued interest, in lieu of receiving the merger consideration if the merger is completed. This appraised value could be more than, the same as or less than the merger consideration. To exercise your appraisal rights, you must comply with the requirements of Division XIII of the Iowa Business Corporation Act. For additional information regarding appraisal rights, see "Dissenters' Rights of Appraisal" beginning on page [•] of this proxy statement and the complete text of Division XIII of the Iowa Business Corporation Act attached to this proxy statement as Annex B.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your common stock or need additional copies of the proxy statement or the enclosed proxy card(s), please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

D.F. King & Co., Inc.
Toll Free: (800) 714-3310
Email: emci@dfking.com

  If your broker, bank or other nominee holds your common stock, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

              During the past several years, the independent members of the Company's Board periodically reviewed strategic alternatives for the Company to improve performance and maximize value for the public shareholders, and communicated various ideas and strategies to EMCC's Board of Directors for its consideration.

              Prior to October 23, 2018, EMCC's Board of Directors, the Finance Committee of EMCC's Board of Directors (for purposes of this section only, the "Finance Committee") and EMCC's management periodically reviewed various strategies to improve its performance in the property and casualty insurance industry, including reviewing ways in which to improve the performance and shareholder value of the Company. As part of these periodic strategy sessions, EMCC's Board of Directors, the Finance Committee and EMCC's management generally reviewed three strategic directions with respect to the Company: (i) whether the Company should continue to operate as is; (ii) whether changes could be made to improve the performance of, and attractiveness of investment in, the Company; or (iii) whether EMCC should purchase all of the outstanding stock of the Company that it did not own and take the Company "private."

              On October 23, 2018, the Finance Committee met to review possible strategic alternatives to improve the financial performance and value of the Company, including (i) increasing the pooling participation percentage between the Company and EMCC; (ii) increasing growth in the Company's assumed reinsurance segment; and (iii) actively pursuing strategic transactions. After such review, the Finance Committee believed that such potential strategic alternatives would be challenging to implement given the Company's and EMCC's structure (EMCC is required to maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company) and the different fiduciary duties to both EMCC's policyholders and to the public shareholders. Importantly, the Finance Committee determined that none of the potential alternatives considered would likely alter the Company's financial metrics enough to significantly increase the Company's total return to shareholders or address the structural differences between EMCC and the Company. Additionally, the Finance Committee believed that continuing the status quo of the Company was not a preferred option because (a) it would likely not provide additional value to the Company's shareholders; (b) the Company had a small amount of public float and limited trading volume and it was not performing up to the level of its publicly traded peers and was not expected to do so in the foreseeable future; and (c) the requirements and costs of remaining a public company were continually increasing. Moreover, the Finance Committee believed that the Company could no longer deliver the benefits originally contemplated by EMCC when EMCC formed the Company, namely to gain access to the public equity markets to support growth and significantly enhance the consolidated surplus. The Finance Committee also reviewed the potential strategic alternative of purchasing all of the Company's outstanding common stock that EMCC did not already own (for purposes of this section only, the "going-private transaction"). After extensive discussion, based on its belief that none of the potential alternatives considered were likely to substantially improve the Company's shareholder value and performance while remaining consistent with EMCC's primary focus as a mutual company on serving the best interests of its policyholders, the Finance Committee unanimously agreed that the going-private transaction was the most attractive strategic option to pursue, in the best interest of the public shareholders, and unanimously recommended the going-private transaction for consideration by EMCC's Board of Directors.

              On November 3, 2018, EMCC's Board of Directors (other than Mr. Kelley who voluntarily recused himself from the meeting and all future meetings of EMCC's Board of Directors, the Finance Committee and the Company's Board regarding the potential going-private transaction in order to avoid any potential conflict of interest) met to discuss potential strategic alternatives to improve the financial performance of the Company and to review the recommendation of the Finance Committee with respect to proposing the going-private transaction to the Company's Board. At the meeting, representatives from EMCC's management and the Finance Committee presented the potential strategic alternatives considered and the perceived advantages and disadvantages of the various strategic alternatives, including the proposed going-private transaction. At the conclusion of the meeting, the EMCC Board of Directors decided not to vote on a strategic option, decided to hold a special meeting in the next several weeks to give the directors additional time to consider the various strategic alternatives and authorized EMCC management to engage various legal and financial advisors to consider and evaluate the various strategic alternatives.

              During the week of November 5, 2018, pursuant to EMCC's Board of Directors' authorization, EMCC retained Boenning & Scattergood, Inc. ("Boenning") to provide initial financial analysis in connection with the EMCC Board of Directors' consideration of the going-private transaction and to assist in the EMCC Board of Directors' determination of the initial price per share to be offered to the public shareholders.

              On November 14, 2018, Steven Jacobs, a member of the EMCC Board of Directors and the Finance Committee, emailed Stephen Crane, the Chairman of the Board of the Company, and asked to speak to him about the work of the Finance Committee regarding strategic options for the Company, but without mentioning EMCC's potential proposal of the going-private transaction. In response to that email, and to facilitate the proposed discussion regarding the Company's strategic options, Mr. Crane forwarded to Mr. Jacobs several memoranda that had been previously prepared and discussed by the independent members of the Company's Board regarding possible strategies for enhancing the Company's value. The memoranda reflected that during the prior two meetings of the Company's Board, the Company's Board discussed that the current market valuation of the Company was unsatisfactory, that it had an obligation to explore possible strategies for enhancing the value of the Company and that the goal of maximizing shareholder return was not fully compatible with the mutual structure of its parent company, EMCC.

              On November 15, 2018, EMCC's Board of Directors met again to review the recommendation of the Finance Committee with respect to proposing a going-private transaction to the Company's Board. At the meeting, EMCC's Chief Legal Officer and representatives of Foley & Lardner LLP ("F&L"), legal counsel to EMCC's Board of Directors, advised EMCC's Board of Directors with respect to the procedural and legal considerations associated with the potential going-private transaction, various transaction structures typically used in effectuating a going-private transaction, the potential timeline for a going-private transaction and the fiduciary duties applicable to EMCC's Board of Directors in connection with considering such a transaction. EMCC's Board of Directors considered several potential alternative transaction structures to acquire all of the Company's outstanding common stock, including a long-form one-step upstream merger, a cash tender offer followed by a back-end short-form merger, and a reverse stock split. Given the relationship between EMCC and the Company, EMCC's Board of Directors focused on proposing a structure that it believed would afford the most procedural fairness to the public shareholders, including (i) requiring approval by a newly-formed, independent special committee of the Company's Board (to be advised by independent financial and legal advisors and fully authorized to consider the going-private transaction and alternatives thereto, including to turn down the going-private transaction proposal); (ii) requiring approval by a "majority of the minority" vote of the public shareholders; (iii) structuring the transaction as a long-form merger (as opposed to a tender offer followed by a short-form merger) since such a structure affords the most comprehensive disclosure to the public shareholders; (iv) providing the opportunity for the public shareholders to exercise dissenters' rights; and (v) not allowing any accelerated vesting of equity awards held by EMCC's and the Company's management (since EMCC's Board of Directors did not believe the proposed going-private transaction constituted a "change in control"). After a thorough discussion of various legal matters, representatives of Boenning discussed, among other things, illustrative financial analyses of the Company based on comparable public companies, precedent transactions, present value, book value, controlling interest premiums and historical trading performance. Boenning's analysis estimated a value range of $25.00 - $35.00 per share for the Company and Boenning suggested EMCC's Board of Directors initially offer $30.00 per share, with negotiation authorization to $33.50 per share. After careful and deliberate consideration and in agreement with the Finance Committee's conclusion that none of the other potential strategic alternatives with respect to the Company were likely to substantially improve the Company's shareholder value and performance while remaining consistent with EMCC's primary focus as a mutual company on serving the best interests of its policyholders, EMCC's Board of Directors unanimously approved the offer to acquire all of the Company's shares of common stock not currently held by EMCC for $30.00 per share, which price represented a 26% premium over the Company's closing stock price of $23.83 on November 14, 2018 but which did not represent a control premium since the EMCC Board of Directors believed the proposed going-private transaction did not constitute a "change in control" of the Company. This initial offer price also represented the mid-point of the estimated fair value range for the Company's shares suggested by Boenning's financial analysis. EMCC's Board of Directors authorized the Finance Committee to negotiate the going-private transaction on behalf of the EMCC Board of Directors, and authorized Mr. Jacobs to lead the Finance Committee's discussions with the Company's Board and any special committee thereof that the Company's Board may form to consider EMCC's offer in connection with the proposed going-private transaction.

              Later on November 15, 2018, following the close of trading on the Nasdaq Global Select Market, Mr. Proctor, the Chairman of EMCC's Board of Directors, Mr. Jacobs and EMCC's Chief Legal Officer called Stephen A. Crane, the Chairman of the Company's Board, to advise him of EMCC's offer. Subsequent to the call, Mr. Proctor sent the following non-binding proposal letter to the Company's Board:

EMPLOYERS MUTUAL CASUALTY COMPANY

November 15, 2018
Board of Directors EMC Insurance Group Inc. 717 Mulberry Street Des Moines, Iowa 50309
Dear Members of the Board:

Employers Mutual Casualty Company ("EMCC") is pleased to submit this non-binding indicative proposal for the potential acquisition by EMCC of all of the outstanding shares of common stock of EMC Insurance Group Inc. ("EMCI") not owned by EMCC for a cash purchase price of $30 per share. Although our proposed "going private" transaction does not represent a "change in control" of EMCI, the proposed $30 per share transaction price represents a 26% premium over EMCI's closing stock price on November 14, 2018 and almost a 13% premium to EMCI's book value per share.

As you know, EMCC currently owns approximately 55% of EMCI's outstanding shares. EMCC is a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911, and is licensed in all 50 states and the District of Columbia. EMCC has net admitted assets of almost $3.56 billion and total surplus of over $1.48 billion. EMCC currently has an AM Best Company Rating of A (Excellent) with a stable outlook, and an issuer credit rating of "a+".

After having analyzed EMCI's prospects for enhancing shareholder value over the long-term, as well as various possible alternative strategies that could potentially improve EMCI's shareholder value, we believe the proposed transaction is in the best interest of EMCI's public shareholders. As you are aware, the market for EMCI's stock is relatively limited and illiquid. Our proposed transaction will provide EMCI's public shareholders with immediate and complete liquidity at a very significant premium to EMCI's current share price.

We anticipate that our proposed transaction would be structured as a merger of a to-be-created wholly-owned subsidiary of EMCC with and into EMCI such that EMCI would become a wholly-owned subsidiary of EMCC. We are proposing a long-form merger structure (as opposed to a tender offer followed by a short-form merger) as we believe it allows for the most comprehensive disclosure of the proposed transaction to EMCI's public shareholders, as well as provides EMCI's public shareholders the ability to exercise their appraisal rights in connection with the proposed transaction.

We expect that a special committee consisting of independent members of EMCI's board of directors would be formed to consider our proposed transaction. We further expect that EMCI's special committee would retain its own independent legal and financial advisors to assist in its review of the proposed transaction, and that the special committee would be fully empowered to act on behalf, and in the best interests, of EMCI and its public shareholders to review our proposal, consider alternatives thereto, negotiate the terms of our proposal with us, and recommend acceptance or rejection of our proposal. We and our advisors are willing to engage in an open discussion with the special committee on any alternative transaction structures or alternative transactions so desired by the special committee. Our proposed transaction will be subject to a non-waivable condition requiring approval of the transaction by a majority of the shares of EMCI not owned by EMCC or EMCC's directors or executive officers.

We will not proceed with the proposed transaction unless it is approved by EMCI's special committee. If the special committee does not recommend, or the public shareholders of EMCI do not approve, of our proposed transaction, then we would intend to continue as a long-term shareholder of EMCI.

We would expect to fund the acquisition of EMCI's publicly-owned shares through a combination of existing cash and credit resources, which may include the issuance of surplus notes and/or a loan from the Federal Home Loan Bank. Given our strong financial position and excellent credit rating, we are highly confident in our ability to obtain such financing and we would not anticipate subjecting our proposed transaction to a financing condition.

We would expect that, as a condition to our proposed transaction, all executive officers of EMCC would be required or agree to defer any accelerated vesting of their unvested EMCI restricted stock awards and restricted stock units in connection with our proposed transaction, since we do not believe our proposed transaction constitutes a "change in control" of EMCI. Furthermore, we would require that the current unvested equity awards of EMCC's executive officers and substantially all other employees continue to vest on their normal terms and be either frozen at value at the transaction price or be replaced with EMCC long-term incentives that would retain substantially the same financial incentive characteristics as their current unvested EMCI equity awards, and that the anticipated regularly scheduled 2019 EMCI restricted stock unit grants for all employees would be similarly treated in connection with the closing of our transaction.

Consummation of our proposed transaction would be contingent on special committee approval, "majority of the minority" shareholder approval, the conversion of unvested executive officer and substantially all other employee equity awards, receipt of any required regulatory approvals, and other customary conditions to closing. Given our intimate first-hand knowledge of EMCI, we anticipate that our legal due diligence investigation of EMCI would be very limited, and the business-related representations and warranties we would require in any merger agreement would be relatively minimal. As such, we are in a unique position to move expeditiously to negotiate and complete the transaction with very little execution risk.
EMCC has engaged Foley & Lardner LLP as its legal advisor and Boenning & Scattergood as its financial advisor in connection with the proposed transaction.

Due to EMCC's obligations under the federal securities laws, we intend to promptly file a Schedule 13D, including a copy of this letter, with the Securities and Exchange Commission. We will also issue a press release before the market opens tomorrow. A copy of our press release is attached for your reference.

This letter does not constitute a contract, commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. In addition, this letter does not constitute an offer or proposal capable of acceptance, and this letter may be withdrawn at any time and in any manner. Any obligation of EMCC with respect to the proposed transaction will be only as set forth in a definitive executed written agreement.
We look forward to discussing our proposal with you at your convenience and working with you to complete the proposed transaction expeditiously and for the benefit of EMCI's public shareholders.
Yours sincerely,
By:	/s/ David J.W. Proctor, J.D.
David J.W. Proctor, J.D. Chairman of the Board of Directors Employers Mutual Casualty Company

              On November 16, 2018, EMCC filed a Schedule 13D and issued a press release announcing that it had submitted the going-private proposal to the Company's Board.

              On November 20, 2018, the Company's Board formed the Special Committee which consisted of the Company's four independent directors, Mr. Crane, Peter S. Christie, Jonathan R. Fletcher and Gretchen H. Tegeler. The Company's Board chose these four directors because each was determined by the Company's Board to be independent and not affiliated with EMCC. The Company's Board authorized the Special Committee to exercise all power and authority of the Company's Board that may be delegated with respect to the potential transaction, including the power and authority to:

  •
  review, evaluate and negotiate the terms and conditions of a possible transaction with EMCC;

  •
  provide a recommendation with respect to whether a possible transaction with EMCC is fair to, and in the best interests of, the public shareholders; and

  •
  select and retain, at the Company's expense, one or more independent investment banking firms and independent legal counsel and to retain such other advisors, consultants and agents as the Special Committee deemed appropriate.

              Later on November 20, 2018, Messrs. Crane, Christie, Fletcher and Ms. Tegeler met in their capacity as members of the Special Committee with Nyemaster Goode, P.C., legal counsel to the Company's Board ("Nyemaster"), to discuss certain organizational matters. Pursuant to the Company's by-laws, the Special Committee unanimously elected Mr. Crane to serve as Chairman of the Special Committee. The Special Committee discussed the engagement of independent legal counsel and authorized Mr. Crane, in his capacity as Chairman of the Special Committee, to contact several law firms for the purpose of gauging their interest and expertise in acting as legal counsel to the Special Committee and scheduling meetings at which the Special Committee could interview the firms and individual attorneys.

              On November 21, 2018, the Company issued a press release announcing the receipt of the going-private transaction proposal from the EMCC Board of Directors and filed a copy of EMCC's November 15, 2018 offer letter on a Current Report on Form 8-K with the SEC.

              On December 11, 2018, the Special Committee interviewed several law firms, including Willkie Farr, to consider the retention of a legal advisor to the Special Committee. After discussion, the Special Committee determined to retain Willkie Farr to represent the Special Committee based on a variety of factors, including the reputation and experience of Willkie Farr in mergers and acquisitions transactions in the insurance industry, its experience in representing special committees considering going-private transactions, and the absence of relationships creating a potential conflict of interest.

              On December 17, 2018, the Special Committee met with Willkie Farr to discuss the role of the Special Committee and to interview representatives of several potential financial advisors to the Special Committee, including Sandler O'Neill.

              On December 19, 2018, the Special Committee met and discussed the potential financial advisors they had interviewed. Following a discussion, the Special Committee determined to engage Sandler O'Neill, based on, among other factors, Sandler O'Neill's special committee experience, knowledge of the insurance industry and the absence of potential conflicts of interest that would prevent Sandler O'Neill from acting as independent financial advisor to the Special Committee.

              On December 27, 2018, the Company's Board held a meeting at which it adopted resolutions confirming, among other things, that the power granted to the Special Committee included the power to negotiate with EMCC a definitive agreement with respect to the going-private transaction, and confirmed that the Company's Board would not approve the going-private transaction unless it was recommended by the Special Committee.

              On January 8, 2019, the Special Committee met with its legal and financial advisors to discuss the process of evaluating and responding to EMCC's non-binding proposal letter, including due diligence relating to the going-private transaction, Sandler O'Neill's approach to financial modeling, a review of past correspondence between the Company's Board and EMCC in which the independent members of the Company's Board had communicated various ideas for improving the Company's return on equity, and the Special Committee's negotiating strategy. During the meeting, Willkie Farr advised the Special Committee as to the duties and responsibilities of its members, the powers and authorities that were granted by the Company's Board to the Special Committee in connection with the going-private transaction, and an overview of process with respect to the going-private transaction. Willke Farr informed the Special Committee of the role special committees played in similar transactions and the legal standards applied by courts to going-private transactions involving a controlling shareholder. The Special Committee discussed whether they should solicit proposals to buy the Company from any other potential buyers. Representatives of Sandler O'Neill noted that because the Company was structured as a majority-owned subsidiary of a mutual insurance company, without its own employees and with the vast majority of its "business" consisting of its share of EMCC's business pursuant to a pooling agreement that was terminable by EMCC, it was unlikely that there would be any other parties interested in acquiring the Company. In addition, representatives of Sandler O'Neill noted that EMCC had publicly stated that it was not willing to sell its stake in the Company, which would make any solicitation of offers from potential buyers difficult. Following extensive discussion, and noting that since EMCC's going-private transaction proposal was in the public sphere and therefore any other potential buyer was on notice and could come forward, the Special Committee determined not to actively solicit bids for the Company, but rather to focus on how to achieve either the maximum value for shareholders through the going-private transaction or increase value for shareholders through an alternative structure for the Company. The Special Committee directed Sandler O'Neill to initiate a due diligence investigation of the Company, including requesting various business and financial information and setting up management meetings to discuss the Company's business and prospects.

              On January 9, 2019, the Special Committee formally announced the retention of Willkie Farr as its independent legal counsel and Sandler O'Neill as its independent financial advisor in connection with its review, evaluation and response to the EMCC Board of Directors' non-binding proposal letter dated November 15, 2018.

              On January 10, 2019, the Special Committee distributed a preliminary information request list to the Company's management requesting detailed information regarding the Company's business, financial condition and actuarial and reserve matters.

              On January 17, 2019, the Company's management made the requested due diligence materials available to the Special Committee and Sandler O'Neill.

              On January 24, 2019, the Special Committee met with representatives of its legal and financial advisors to discuss a letter received by Mr. Crane, in his capacity as Chairman of the Special Committee, from Mr. Proctor, regarding an unsolicited proposal that EMCC had received in mid-December 2018, from a group of investors regarding a potential joint venture transaction with the Company. In the letter, Mr. Proctor informed Mr. Crane that EMCC's Board of Directors and Finance Committee had unanimously determined to reject the proposed joint venture. The Special Committee, Sandler O'Neill and Willkie Farr discussed the proposal and EMCC's rejection.

              On January 25, 2019, Gregory M. Shepard, a shareholder of the Company, sent a letter to the Company's Chief Legal Officer requesting that the Corporate Governance and Nominating Committee of the Company's Board nominate him as a candidate for election to the Company's Board and make him a member of the Special Committee.

              On January 28, 2019, Mr. Shepard filed a Schedule 13D with the SEC reporting that he beneficially owned approximately 5.09% of the Company's common stock, and stating that he believed the Company's common stock was significantly undervalued.

              On January 31, 2019, Mr. Proctor and Mr. Jacobs spoke with Mr. Crane and informed him that, in response to inquiries and industry reports, EMCC was planning to issue a public statement clarifying that its non-binding proposal regarding the going-private transaction was not intended to suggest that EMCC would consider any transaction involving the merger of, or other similar transactions involving, EMCC with or into any third party. Mr. Proctor, on behalf of EMCC's Board of Directors, then sent the following letter to the Special Committee, which was subsequently filed by EMCC with a Schedule 13D/A with the SEC:

EMPLOYERS MUTUAL CASUALTY COMPANY

January 31, 2019
Special Committee of the Board of Directors EMC Insurance Group Inc. 717 Mulberry Street Des Moines, Iowa 50309 Attn: Stephen Crane, Chair of the Special Committee
Dear Mr. Crane:

In furtherance to our conversation this morning, Employers Mutual Casualty Company ("EMCC") is sending this letter to clarify its non-binding indicative proposal dated November 15, 2018 (the "Proposal") for the potential acquisition by EMCC of all of the outstanding shares of common stock of EMC Insurance Group Inc. ("EMCI") not owned by EMCC for a cash purchase price of $30 per share.

In our Proposal, we indicated that we were willing to engage in an open discussion with EMCI's special committee on any alternative transaction structures or alternative transactions so desired by the special committee. In response to inquiries and industry reports, we now believe it is important to clarify that this statement was intended only to convey our willingness to consider an alternative transaction for EMCC to acquire all of the outstanding shares of EMCI common stock not already owned by us. This statement was not intended to convey that EMCC was willing to consider an alternative transaction brought by EMCI's special committee or any other party that involves the merger of EMCC with or into a third party. We are not willing to consider any such proposal. EMCC has been operating as an independent mutual insurance company for 108 years. EMCC is a financially strong insurance company with an A.M. Best financial strength rating of A (Excellent), and is currently one of the top 50 insurance organizations in the country based on net written premiums. EMCC intends to continue operating as an independent mutual insurance company, which it believes is in the best interests of its policyholders.

We continue to believe that the proposed transaction is in the best interest of EMCI's public shareholders. Given the relative limited market trading volume and illiquidity of EMCI's stock, we believe the transaction will provide EMCI's public shareholders with immediate and complete liquidity at a significant premium to EMCI's per share price prior to the public announcement of the Proposal. This price represents an approximately 25% premium to the $23.99 closing market price of EMCI's common stock on the NASDAQ Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of our Proposal and an almost 13% premium to the $26.63 book value per share of EMCI as of September 30, 2018.

Due to our obligations under the federal securities laws, we intend to promptly file an amendment to our Schedule 13D, including a copy of this letter, with the Securities and Exchange Commission. We will also issue the attached press release regarding this matter.

This letter does not constitute a contract, commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. In addition, this letter does not constitute an offer or proposal capable of acceptance, and this letter may be withdrawn at any time and in any manner. Any obligation of EMCC with respect to the proposed transaction will be only as set forth in a definitive executed written agreement.

We look forward to continuing to discuss our proposal with you at your convenience and working with you to complete the proposed transaction expeditiously and for the benefit of EMCI's public shareholders.
Yours sincerely,
By: /s/ David J.W. Proctor, J.D. David J.W. Proctor, J.D. Chairman of the Board of Directors Employers Mutual Casualty Company

              Later on January 31, the Special Committee met with Willkie Farr and Sandler O'Neill to discuss the January 31, 2019 letter from EMCC, and determined that no response was necessary at that time.

              Between February 1, 2019 and March 5, 2019, representatives from Sandler O'Neill sent three emails to Mr. Shepard offering to meet with him so that the Special Committee could hear his views regarding the going-private transaction.

              On February 5, 2019, the Special Committee met with representatives of its legal and financial advisors and received a general status update, including a report on Sandler O'Neill's due diligence meetings with Company management. The Special Committee discussed strategies which could be used during negotiations with EMCC regarding the going-private transaction, including whether to propose an alternative structure for the Company which the Special Committee believed could enhance shareholder value.

              During the week of February 17, 2019, Mr. Crane and Mr. Jacobs discussed scheduling a meeting in the beginning of March, after the Special Committee completed its initial review of EMCC's non-binding proposal, to discuss the going-private transaction.

              On February 22, 2019, the Special Committee met with representatives of its legal and financial advisors to discuss initial views on the valuation of the Company and the Special Committee's response to EMCC's proposal regarding the going-private transaction. Representatives from Sandler O'Neill presented the specific metrics and calculations they used in evaluating the going-private transaction, and discussed their preliminary valuation analysis based on financial projections prepared by Company management. The Special Committee then discussed with Willkie Farr and Sandler O'Neill the viability of an alternative counter-proposal involving effecting structural changes to the Company's existing pooling arrangement with EMCC. The representatives from Sandler O'Neill discussed financial projections for the Company prepared by Sandler O'Neill in consultation with the Special Committee that it believed reflected the alternative structure and which could be used to negotiate a counter-proposal from the Special Committee. Those alternative projections were based on the projections prepared by Company management and reflected management's expectations regarding premium volume and losses, but reflected a lower expense ratio for the Company which could result from a ceding commission that would have to be negotiated with EMCC. The Special Committee also reviewed and discussed Mr. Shepard's request to join the Company's Board and the Special Committee. The Special Committee agreed to continue its discussion regarding Mr. Shepard's request, the Company's valuation and responding to EMCC's proposal at a subsequent meeting.

              On February 25, 2019, the Special Committee met with its legal and financial advisors to continue discussing Mr. Shepard's request to join the Company's Board and the Special Committee, Sandler O'Neill's materials on valuation, and the Special Committee's response to EMCC's proposal. Following a lengthy discussion, the Special Committee unanimously determined that they would not extend an offer to Mr. Shepard to join the Company's Board or the Special Committee at that time, but that it would invite him to share his views regarding the going-private transaction with the Special Committee, given his claim of expertise on valuation. The representatives from Sandler O'Neill reviewed the key points related to its materials on valuation and an alternative proposal to terminate the Company's existing pooling agreement with EMCC and replace it with a quota share reinsurance agreement (the "Alternative Proposal"). The Special Committee discussed that although the Alternative Proposal could not be implemented without EMCC's consent, presenting it to EMCC, along with a detailed explanation of how Sandler O'Neill and the Special Committee believed it could potentially increase value for all shareholders, including EMCC, would be beneficial. The Special Committee also considered that if EMCC rejected the Alternative Proposal, it could then consider other responses to the going-private transaction, having previously presented to EMCC the framework regarding its views on the potential value of the Company.

              Later on February 25, 2019, a representative from Willkie Farr called Mr. Shepard's legal counsel and informed him that the Special Committee had declined Mr. Shepard's request to join the Company's Board, but that the Special Committee would welcome the opportunity to meet with him to hear his views regarding the going-private transaction.

              On March 1, 2019, Mr. Shepard sent a letter to the Company's Chief Legal Officer indicating that he would like to meet with the Special Committee, Willkie Farr and Sandler O'Neill regarding the going-private transaction and indicating that he would consider making an offer to purchase EMCC and/or the Company, which he subsequently attached to an amendment to his Schedule 13D filed with the SEC.

              On March 5, 2019, a representative from Willkie Farr sent a letter to Mr. Shepard's legal counsel inviting Mr. Shepard to meet with the Special Committee in New York.

              Later on March 5, 2019, Mr. Crane and a representative from Sandler O'Neill met with Ronald Jean, a member of EMCC's Board of Directors designated to represent EMCC's Board of Directors and the Finance Committee in negotiations with the Special Committee, and Mr. Jacobs, with EMCC's and the Company's Chief Legal Officer attending the meeting as a neutral observer. Mr. Crane presented the Alternative Proposal and explained that if the Alternative Proposal were implemented, the Special Committee believed that the Company could achieve a return on equity more in-line with other companies in its publicly traded peer group. Mr. Crane and the representative from Sandler O'Neill also told Mr. Jean and Mr. Jacobs that they believed that, if the Alternative Proposal were put in place, it would result in a higher share price that would benefit the public shareholders, and would also benefit EMCC and its policyholders because the Company would have a correspondingly higher carrying value. In addition, Mr. Crane conveyed the Special Committee's view that the Alternative Proposal could continue to preserve EMCC's culture, distribution relationships and mix of business, as well as allowing the Company to remain a public company, which could create higher visibility for the EMC Insurance Companies and preserve access to public equity capital. The EMCC representatives asked questions regarding the Special Committee's Alternative Proposal, and told Mr. Crane they would consider the Alternative Proposal with EMCC's Board of Directors and provide a response to the Special Committee.

              On March 6 and 7, 2019, EMCC's Board of Directors met to review, on a preliminary basis, the Alternative Proposal presented to Messrs. Jean and Jacobs, directed the Finance Committee and EMCC's management to review the Alternative Proposal, including its likelihood of approval from the Iowa Insurance Division, and decided to hold a special meeting the following week to give the directors, the Finance Committee and EMCC's management additional time to consider the Alternative Proposal.

              On March 8, 2019, senior executives of EMCC met with the Deputy Commissioner – Supervision of the Iowa Insurance Division to discuss the Alternative Proposal and received an informal decision from the Deputy Commissioner – Supervision of the Iowa Insurance Division stating that, in his view, the Alternative Proposal was not fair and reasonable to EMCC's policyholders and would not likely receive regulatory approval. The Special Committee did not participate in this meeting.

              On March 13, 2019, EMCC's Board of Directors met with F&L to consider the Alternative Proposal. After review by the Finance Committee, EMCC's management advised the EMCC Board of Directors that the Alternative Proposal (i) would be difficult to implement, manage and execute; (ii) imposed risks, obligations and uncertainties on EMCC; (iii) would fail to solve the corporate organizational issues of managing the divergent financial and operational expectations of a publicly traded subsidiary company and those of its mutual parent company; and (iv) presented issues with obtaining Iowa Insurance Division regulatory approval. In addition, EMCC management advised the EMCC Board of Directors that they believed that the Alternative Proposal structure proposed by the Special Committee (a) was not in the best interest of EMCC's policyholders, (b) was based on financial projections which were premised upon revised expense allocations that were not in the best interests of EMCC's policyholders and would therefore not be agreed to by EMCC, and (c) did not address EMCC's limited ability to access the public equity markets (given the requirement that EMCC maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company), the small amount of public float and limited trading volume in the Company's common stock and the increasing costs associated with the Company remaining a public company. After a detailed discussion of the Alternative Proposal and EMCC's management's presentation on the Alternative Proposal, the EMCC Board of Directors decided that the Alternative Proposal would not be fair to, or in the best interests of, EMCC and its policyholders. As a result, EMCC's Board of Directors unanimously rejected the Alternative Proposal and directed Mr. Jacobs to convey such conclusions to the Special Committee, along with the EMCC Board of Directors' view that its $30.00 per share cash offer reflected a full and fair valuation of the Company and to reiterate the EMCC Board of Directors' willingness to proceed with the going-private transaction at $30.00 per share.

              On March 15, 2019, Mr. Jacobs called Mr. Crane to convey the EMCC Board of Directors' rejection of the Alternative Proposal and the reasons therefor. Mr. Jacobs reiterated the EMCC Board of Directors' willingness to engage in the going-private transaction at $30.00 per share and requested that the Special Committee provide a response to the EMCC Board of Directors' original proposal no later than March 22, 2019. Mr. Crane subsequently provided the members of the Special Committee with an update of EMCC's rejection of the Special Committee's counter-proposal.

              On March 18, 2019, Mr. Crane called Mr. Jacobs and proposed an in-person meeting to discuss the Special Committee's counter-proposal to the EMCC Board of Directors' $30.00 per share going-private transaction proposal. Mr. Jacobs and Mr. Crane agreed to meet in person on March 22, 2019.

              On March 20, 2019, the Special Committee met with its legal and financial advisors to discuss how to respond to EMCC's proposal of $30.00 per share. Following extensive discussion on the valuation of the Company with representatives of Sandler O'Neill, based on the Company's current business model as well as under the Alternative Proposal that EMCC rejected, as well as a discussion of both the financial projections provided by Company management and the alternative financial projections prepared by Sandler O'Neill in consultation with the Special Committee, the Special Committee authorized Mr. Crane to meet with Mr. Jacobs and propose a counter-offer of $40.00 per share.

              On March 22, 2019, Mr. Crane and a representative of Sandler O'Neill met with Mr. Jacobs and Mr. Jean, in Chicago, Illinois. At the meeting, Mr. Crane presented the Special Committee's counter-proposal of $40.00 per share, reflecting certain elements of Sandler O'Neill's financial analysis and the alternative financial projections prepared by Sandler O'Neill in February 2019 incorporating the Alternative Proposal and the resulting return on equity. The representative from Sandler O'Neill presented publicly available financial statistics of a selected group of property and casualty companies who primarily offer standard commercial lines of insurance products through independent agency distribution channels and publicly-traded downstream subsidiaries of mutual companies. The representative from Sandler O'Neill also presented data showing that the Company's common stock had historically traded at a lower multiple to its book value than the other companies in the peer group. The Sandler O'Neill representative also presented metrics regarding four prior acquisitions of downstream public stock subsidiaries of mutual insurance companies, two of which involved acquisitions of the mutual insurance company and the public company subsidiary by a third party, in which the average price paid was approximately two times book value, to support the Special Committee's proposed price of $40.00 per share. Mr. Jacobs and Mr. Jean indicated that they would present the Special Committee's counter-proposal to the Finance Committee and EMCC's Board of Directors and respond to the Special Committee within seven to ten days.

              On March 25, 2019, Mr. Shepard sent a letter to the Special Committee which included an analysis of why he believed EMCC's initial offer price of $30.00 per share was inadequate and urged the Special Committee to consider alternatives to the going-private transaction, which he subsequently attached as an amendment to his Schedule 13D filed with the SEC.

              On March 29, 2019, EMCC's Board of Directors met with F&L to consider the Special Committee's counter-proposal of $40.00 per share. After review by the Finance Committee, EMCC's management presented its analysis of the Special Committee's counter-offer and its belief that certain of the assumptions that formed the basis for the Special Committee's counter-proposal price were incorrect, including the Special Committee's methodology of (i) calculating net present value based on "modified company projections" that EMCC's management believed incorrectly utilized a projected combined ratio of 95% for the property and casualty insurance segment rather than the Company's historical average or the projections that had been prepared by the Company's management; (ii) comparing the Company to a stand-alone public company and, more specifically, a stand-alone publicly traded property and casualty insurance company; and (iii) applying a control premium. Specifically, as the Company is a "virtual" company with no employees or operations of its own, EMCC's management believed that the Special Committee's counter-proposal that assumed the Company was a stand-alone company was based on a company structure that did not exist. At the conclusion of the meeting, EMCC's Board of Directors unanimously rejected the Special Committee's counter-offer because they believed that the Company's current and future prospects did not justify such a valuation. The EMCC Board of Directors directed Mr. Jacobs to inform the Special Committee that the EMCC Board of Directors would be willing to increase its offer to $33.00 per share based on the valuation range of $25.00 - $35.00 per share prepared by Boenning.

              On April 1, 2019, Mr. Jacobs called Mr. Crane to inform him that EMCC's Board of Directors had rejected the Special Committee's counter-proposal of $40.00 per share, but was willing to raise its original proposal from $30.00 per share to $33.00 per share. Mr. Jacobs requested that the Special Committee provide a response to the EMCC Board of Directors' counter-proposal of $33.00 per share no later than April 4, 2019. Mr. Crane indicated that this price was likely insufficient, but that he would discuss EMCC's counter-proposal with the Special Committee.

              On April 3, 2019, the Special Committee met with representatives of Willkie Farr and Sandler O'Neill to discuss EMCC's counter-proposal of $33.00 per share. While the Special Committee noted that the counter-proposal reflected a ten percent increase over the initially offered price per share, the members of the Special Committee discussed their belief that they could maximize public shareholder value and negotiate a higher price. The Special Committee discussed, with input from Sandler O'Neill and Willkie Farr, how best to negotiate a higher price per share. Following an extensive discussion, the Special Committee directed Mr. Crane to respond to EMCC that it still believed $40.00 per share was an appropriate and fair price and that the Special Committee was not willing to lower the price per share.

              On April 4, 2019, Mr. Crane called Mr. Jacobs to advise him that the Special Committee had rejected the EMCC Board of Directors' counter-proposal of $33.00 per share and re-affirmed its counter-proposal of $40.00 per share to EMCC. Mr. Jacobs stated that, although he would discuss the Special Committee's response with EMCC's Board of Directors, he believed EMCC's Board of Directors would not react favorably to the Special Committee's reaffirmation because of the EMCC Board of Directors' previous view that the Special Committee's first counter-proposal of $40.00 per share was based on projections which were premised upon revised expense allocations that EMCC's Board of Directors believed were not in the best interests of EMCC's policyholders and rejected at the March 29, 2019 EMCC Board of Directors meeting.

              On April 5, 2019, the Special Committee met with its legal and financial advisors to discuss EMCC's reaction to the Special Committee's counter-proposal remaining at $40.00 per share.

              On April 10, 2019, EMCC's Board of Directors met with F&L to consider the Special Committee's re-affirmed counter-proposal of $40.00 per share. After a discussion of the factors above, including the negative impact on EMCC's financial position and the limitation on future surplus growth, EMCC's Board of Directors rejected the Special Committee's counter-proposal based on its belief that the Special Committee's justification for its proposed $40.00 per share was not supported by the Company's actual financial projections, used unsupported and faulty comparisons to stand-alone property and casualty insurance companies, improperly applied a control premium to a transaction that does not constitute a "change in control" and did not take into consideration that the Company is a "virtual company" with no employees or operations of its own. As a result, EMCC's Board of Directors authorized Mr. Jacobs to inform the Special Committee that (i) to avoid potential risks should the going-private transaction not be completed, it would increase its offer to a "best and final" price of $36.00 per share even though that price was above the estimated value range of $25.00 - $35.00 per share initially recommended by Boenning; (ii) the EMCC Board of Directors would not be willing to pursue a transaction at more than $36.00 per share; and (iii) any further counter offers by the Special Committee would be rejected.

              Later on April 10, 2019, Mr. Jacobs called Mr. Crane to advise him that EMCC's Board of Directors had rejected the Special Committee's re-affirmed counter-proposal of $40.00 per share. Mr. Jacobs said that the EMCC Board of Directors was willing to increase its offer to $36.00 per share, which price represented the EMCC Board of Directors' best and final offer. Mr. Jacobs also communicated that, if the Special Committee did not accept the final proposal of $36.00 per share, then EMCC would publicly announce the withdrawal of its offer to conduct the going-private transaction. Mr. Jacobs also requested that the Special Committee provide a response to the EMCC Board of Directors' final proposal of $36.00 per share no later than April 17, 2019.

              On April 11, 2019, the Special Committee met with its legal and financial advisors to discuss EMCC's proposed best and final offer of $36.00 per share. The Special Committee discussed the $36.00 per share price, noting that it represented a significant premium over the initially proposed price of $30.00 per share, the revised proposed price of $33.00 per share, the market price of $23.99 per share immediately before announcement of the proposed going-private transaction and the then-current market price of $31.60 per share. Following a lengthy discussion with representatives of Sandler O'Neill and Willkie Farr, the Special Committee determined to continue to try to increase the price and authorized Mr. Crane to make a counter-proposal of $38.00 per share.

              On April 16, 2019, Mr. Crane called Mr. Jacobs and made a counter-proposal of $38.00 per share based primarily on the Company's positive growth in book value per share in the first quarter of 2019. Based on the prior specific direction of the EMCC Board of Directors, Mr. Jacobs declined to increase the EMCC Board of Directors' offer based on the Company's first quarter results because EMCC's management believed the Company's full year 2019 financial performance guidance would be unchanged. In accordance with his prior directive from EMCC's Board of Directors, Mr. Jacobs called Mr. Crane and explained that EMCC would not pay more than $36.00 per share under any circumstances. Mr. Crane then requested that in lieu of $38 per share, a $1.00 per share special dividend should be paid in addition to the $36.00 per share the EMCC Board of Directors offered.

              Later on April 16, 2019, Mr. Jacobs notified Mr. Crane that EMCC would not be willing to entertain paying a $1.00 special dividend as it believed that doing so was the equivalent to making an offer at $37.00 per share. Mr. Jacobs reiterated the EMCC Board of Directors' position that $36.00 per share was fair to the public shareholders and remained unchanged. Mr. Jacobs requested the Special Committee's acceptance or rejection of the EMCC Board of Directors' final offer by the end of the day on April 17, 2019.

              Late on April 16, 2019, Mr. Crane sent an email to Mr. Jacobs indicating that the Special Committee needed additional time to consider EMCC's best and final offer of $36.00 per share.

              On April 17, 2019, Mr. Jacobs called Mr. Crane to discuss timing. Mr. Crane stated that additional due diligence materials relating to the Company's first quarter results were required in connection with the Special Committee's evaluation of EMCC's final proposal of $36.00 per share, and conveyed that the Special Committee would not be able to respond until the week of April 22nd. In order to provide the Special Committee with an opportunity to review all available information, Mr. Jacobs agreed that a response on April 22, 2019 would be acceptable to EMCC.

              On April 18, 2019, the Company's management sent the requested due diligence materials relating to the Company's first quarter financial results to the Special Committee and Sandler O'Neill.

              On April 19, 2019, the Special Committee met with its legal and financial advisors to discuss various negotiation strategies. The Special Committee determined to continue to negotiate for a higher price, either directly or indirectly through the declaration and payment of a special dividend to the Company's shareholders prior to closing. The Special Committee authorized Mr. Crane to continue to negotiate with Mr. Jacobs to try to increase the price above $36.00 per share.

              Later on April 19, 2019, Mr. Crane and a representative from Sandler O'Neill called Mr. Jacobs and stated that the Special Committee was making a counter offer of $37.00 per share based upon the increase in the Company's book value per share as of March 31, 2019. Mr. Jacobs stated that while he was not authorized to agree to any price above $36.00 per share, he would discuss the Special Committee's request with the Finance Committee. Mr. Jacobs further stated that while he would discuss the request with the Finance Committee, EMCC's offer would be withdrawn if the Special Committee did not accept it by 5:00 pm on Monday, April 22.

              Late on April 19, 2019, the Finance Committee met with F&L to discuss the Special Committee's counter-proposal of $37.00 per share. After careful deliberation, the Finance Committee was unwilling to increase EMCC's proposed price above its best and final offer of $36.00 per share. The Finance Committee unanimously agreed to re-affirm the EMCC Board of Directors' best and final offer of $36.00 per share and requested that EMCC's management consider various strategic alternatives should the Special Committee fail to accept the EMCC Board of Directors' best and final offer.

              On April 20, 2019, a representative from Sandler O'Neill called Mr. Jacobs during which Mr. Jacobs re-affirmed the EMCC Board of Directors' best and final offer of $36.00 per share. Mr. Jacobs followed his call with the representative from Sandler O'Neill with an email to the representative from Sandler O'Neill and Mr. Crane detailing the Finance Committee's rejection of the Special Committee's counter-proposal of $37.00 per share.

              Later on April 20, 2019, the Special Committee met with its legal and financial advisors and discussed EMCC's unwillingness to increase its price above $36.00 per share. The Special Committee discussed the risks and consequences of not accepting the going-private transaction and the benefits afforded to the public shareholders by the "majority of the minority" shareholder approval condition to be included in the merger agreement. Following extensive discussion, including Sandler O'Neill's preliminary views on valuation, the Special Committee determined to accept $36.00 per share, subject to negotiation of a definitive merger agreement, if EMCC did not increase its price prior to the deadline.

              On April 22, 2019, Mr. Crane informed Mr. Jacobs that the Special Committee would accept EMCC's final proposal of $36.00 per share, subject to negotiation of an acceptable definitive merger agreement.

              On April 23, 2019, representatives of F&L and Willkie Farr held a telephonic meeting to discuss the draft merger agreement to be delivered by F&L, including certain provisions for the benefit of the public shareholders that Willkie Farr required to be included.

              Later on April 23, 2019, representatives of F&L distributed an initial draft merger agreement to Willkie Farr, which included a non-waivable "majority of the minority" shareholder approval condition and did not include a termination fee for termination of the merger agreement by the Company or EMCC or a financing condition.

              On April 30, 2019, the Special Committee met with representatives of its legal and financial advisors to review and evaluate the initial draft of the merger agreement. Willkie Farr indicated that the initial draft was constructive and included several seller-friendly provisions, including:

  •
  the absence of a financing condition and the inclusion of a specific performance provision requiring EMCC to close in the event that all of the closing conditions had been satisfied;

  •
  the fact that no termination fee or expense reimbursement was payable in the event that the Special Committee changed its recommendation to the public shareholders to vote in favor of the merger and EMCC subsequently terminated the merger agreement, or in any other circumstance;

  •
  the absence of a closing condition related to a certain percentage of shareholders exercising appraisal rights; and

  •
  the limited representations and warranties being requested from the Company.

Willkie Farr also noted that the initial draft of the merger agreement provided for a "no shop" provision after signing which would prohibit the Company or the Special Committee from soliciting bids from other potential acquirers. The Special Committee and representatives of Willkie Farr and Sandler O'Neill also discussed the non-waivable "majority of the minority" shareholder approval condition in the initial draft of the merger agreement which, by requiring a majority of the voting power of the Company not affiliated with EMCC to vote in favor of the going-private transaction, would allow the public shareholders the ability to review, evaluate and, if unattractive to them, effectively veto the going-private transaction. Willkie Farr noted to the Special Committee that the Company would not be required to pay any termination fee or expense reimbursement in the event of the failure of the "majority of the minority" condition.

              Later on April 30, 2019, representatives of F&L and Willkie Farr held a telephonic meeting to discuss the draft of the merger agreement, EMCC's financing plans and immediate sources of capital and the timing of the anticipated announcement of the Company's first quarter financial results.

              On May 1, 2019, Willkie Farr distributed a revised draft of the merger agreement to F&L. Willkie Farr's revised draft limited the scope of the Company's representations and warranties, and included a provision requiring EMCC to vote in favor of a competing proposal if the price offered were at least 110% of the merger consideration.

              On May 3, 2019, F&L sent to Willkie Farr a revised draft of the merger agreement which, among other things, rejected the proposal that would require EMCC to support a competing proposal, but accepted the Company's limited representations and warranties.

              On May 6, 2019, the Special Committee met with Willkie Farr and Sandler O'Neill to discuss the revised draft of the merger agreement.

              On May 7, 2019, Willkie Farr sent a revised draft of the merger agreement to F&L, and negotiated the remaining terms, including the scope of alternative transaction proposals from third parties that could constitute a "superior proposal."

              Later on May 7, 2019, F&L sent a revised draft of the merger agreement back to Willkie Farr.

              On May 8, 2019, the Special Committee met with representatives of Willkie Farr and Sandler O'Neill to discuss the remaining open issues on the merger agreement. Following the meeting, Willkie Farr and F&L negotiated the remaining terms of the merger agreement, including the definition of a "superior proposal" that would allow the Special Committee to change its recommendation to the public shareholders that they vote in favor of the merger.

              Later on May 8, 2019, the Special Committee met again with Willkie Farr and Sandler O'Neill to consider the going-private transaction, including the merger agreement. Willkie Farr provided a summary of the process that the Special Committee had undertaken since it was formed and reviewed the fiduciary duties and responsibilities of the Special Committee. The Special Committee again discussed the terms of the going-private transaction, the risks and consequences of rejecting it, and the fact that the public shareholders would be able to accept or reject the going-private transaction pursuant to the "majority of the minority" shareholder approval condition in the merger agreement. After further discussion, at the request of the Special Committee, Sandler O'Neill issued an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 8, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Sandler O'Neill in preparing its opinion, the merger consideration was fair, from a financial point of view, to the public shareholders. After further discussion, the Special Committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair, advisable and in the best interests of the Company and the public shareholders and recommended that the Company's Board approve the merger, the merger agreement and the transactions contemplated thereby.

              Later on May 8, 2019, following the Special Committee meeting, the Company's Board (with Mr. Kelley recusing himself) met with Nyemaster and considered the going-private transaction and the recommendation of the Special Committee and resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair, advisable and in the best interests of the Company and the public shareholders and that the merger agreement, the merger and the other transactions contemplated thereby be recommended to the Company's shareholders for adoption. Thereafter, and following a further review of the fiduciary duties of the directors, the Company's Board approved the merger, the merger agreement and the transactions contemplated thereby.

              Later on May 8, 2019, the EMCC Board of Directors met to receive an update regarding the developments on the negotiation of the merger agreement. Representatives of F&L reviewed the terms of the merger agreement and the negotiation process with representatives of Willkie Farr. Following a discussion of the financial and other terms of the proposed transaction, the EMCC Board of Directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of EMCC and its policyholders and approved, authorized and adopted the merger agreement and the transactions contemplated thereby, including the merger.

              Late on May 8, 2019, after the close of trading on the Nasdaq Global Select Market, EMCC, the Company and Merger Sub, executed the merger agreement.

              On the morning of May 9, 2019, EMCC and the Company issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; The Special Committee's Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee

              The Company's Board formed the Special Committee consisting of all of its directors other than Mr. Kelley, each of whom was determined by the Company's Board to be independent and not affiliated with EMCC, consisting of Stephen A. Crane (Chairman), Peter S. Christie, Jonathan R. Fletcher and Gretchen H. Tegeler. The Special Committee was granted by the Company's Board the authority to review, evaluate and negotiate the merger, as well as potential alternatives thereto, and make a recommendation to the Company's Board with respect to the merger. In order to avoid any potential conflict of interest, Mr. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction. The Special Committee retained its own independent financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in evaluating the merger and in negotiating with EMCC, Merger Sub and their advisors.

              The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the public shareholders. The Special Committee unanimously recommended to the Company's Board that it declare and determine that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair, advisable and in the best interests of the public shareholders, approve the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and direct that the merger agreement be submitted to holders of the common stock for adoption as contemplated by the merger agreement.

              Over the course of approximately six months, the Special Committee held 23 meetings to discuss, among other things, the transaction proposed by EMCC, other strategic alternatives, and the merger agreement and the transactions contemplated thereby, including the merger. On a number of occasions, the Special Committee discussed the price that was proposed and other substantive issues raised by the merger agreement.

              In evaluating the fairness and advisability of the merger agreement, the Special Committee considered information with respect to the Company's financial condition, results of operations, businesses, competitive position and business strategy, on a historical and a prospective basis, as well as current industry, economic and market conditions and trends. In reaching their determinations and making their recommendations, both the Special Committee and the Company's Board relied on the Company's and EMCC's management to provide factual financial information, projections and assumptions, based on the best information available to management at that time, as the starting point for their analyses. The Special Committee considered the financial analyses and fairness opinion of Sandler O'Neill, which the Special Committee adopted as its own, in reaching its determination as to the advisability and fairness of the merger agreement (including the merger consideration) and the merger.

              The Special Committee also considered the following factors as being generally supportive of its determination and recommendations:

  •
  the current and historical market prices of the common stock, including the facts that the per share merger consideration of $36.00 represents a premium of approximately 50% over the closing price of the Company's common stock of $23.99 on November 15, 2018 (the unaffected share price prior to the public announcement of EMCC's initial proposal), and approximately 16% over the 52-week closing high price of the Company's common stock prior to the public announcement of EMCC's initial proposal;

  •
  the fact that the per share merger consideration of $36.00 represents a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's originally proposed purchase price of $30.00 per share;

  •
  the business, operations, financial condition, earnings and prospects of the Company, in light of the fact that EMCC owns a majority of the Company's common stock and therefore controls the Company and was unwilling to implement the Special Committee's proposed alternative structure for the Company;

  •
  the Special Committee's consideration of the risks of continuing as an independent public company controlled by EMCC, including the risk that EMCC would not approve strategic alternatives to the merger or agree to implement structural changes to the Company designed to enhance value for the public shareholders and the risk that EMCC could take other actions, including amending the pooling agreement or purchasing shares in the open market, that could result in a lower value for the public shareholders;

  •
  the belief by the Special Committee that the merger consideration of $36.00 per share was the highest price that could be obtained from EMCC, that the terms of the merger agreement were the most favorable terms EMCC would be willing to agree to and that further negotiations would run the risk of causing EMCC to abandon the transaction altogether in which event the public shareholders would likely lose the opportunity to accept the premium being offered;

  •
  the risk that the market price of the common stock would significantly decrease if there was no transaction with EMCC;

  •
  the fact that since the public announcement of the initial proposal from EMCC, none of the Company, the Special Committee or any of the Special Committee's independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals, other than certain statements made by Mr. Shepard which did not result in an offer;

  •
  that the Special Committee was able to negotiate an effective increase in the merger consideration of $6.00 per share from the $30.00 per share consideration offered in the initial proposal from EMCC, representing an increase of 20%;

  •
  the Special Committee's belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the fact that the Company's business consists primarily of a pooling agreement with EMCC and the position of EMCC that they would not agree to any other transaction involving a sale or merger of EMCC;

  •
  the fact that the public shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $36.00 per share;

  •
  the oral opinion delivered by Sandler O'Neill to the Special Committee, which was subsequently confirmed by a written opinion dated May 8, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Sandler O'Neill in preparing its opinion, the merger consideration of $36.00 per share of common stock of the Company was fair, from a financial point of view, to the public shareholders, as more fully described in the section entitled "— Opinion of the Financial Advisor to the Special Committee";

  •
  the terms of the merger agreement, including:

  •
  there is no termination fee or expense reimbursement payable to EMCC under any circumstances in connection with the termination of the merger agreement;

  •
  the inclusion of provisions that permit (i) the Special Committee, under specified circumstances, to change or withdraw its recommendation with respect to the merger agreement and the merger and (ii) the Special Committee, under specified circumstances, to respond to unsolicited proposals to acquire the Company to the extent the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

  •
  the likelihood that no governmental authority would prevent or materially delay the merger under any insurance law;

  •
  the fact that none of the obligations of any of the parties to complete the merger are conditioned upon receipt of financing;

  •
  the rights of public shareholders to exercise their statutory appraisal rights and the absence of any condition regarding the percentage of public shareholders that exercise such rights; and

  •
  other terms and conditions of the merger agreement, as discussed in the section entitled "The Merger Agreement", which the Special Committee, after consulting with Willkie Farr, considered to be reasonable and consistent with relevant precedent transactions.

              The Special Committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the public shareholders:

  •
  the non-waivable requirement that the merger agreement be approved by the affirmative vote of the holders of at least a majority of the outstanding Company common stock owned by the public shareholders;

  •
  the authority granted to the Special Committee by the Company's Board to negotiate the terms of a definitive merger agreement with respect to EMCC's initial proposal, or to determine not to pursue any transaction involving EMCC, and the fact that the resolutions establishing the Special Committee provided that the Company's Board would not approve any transaction involving EMCC that was not approved and recommended by the Special Committee;

  •
  the fact that the Special Committee consists solely of independent and disinterested directors;

  •
  the fact that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement;

  •
  the fact that the Special Committee (i) held 23 meetings and met regularly to discuss and evaluate the various proposals from EMCC and (ii) that each member of the Special Committee was actively engaged in the negotiation process on a regular basis;

  •
  the fact that the Special Committee retained and received the advice of (i) Sandler O'Neill as its independent financial advisor and (ii) Willkie Farr as its independent legal advisor;

  •
  the fact that the merger agreement cannot be amended without the approval of the Special Committee; and

  •
  the fact that the merger consideration was the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and EMCC, on the other hand.

              In light of the procedural safeguards to the public shareholders described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the public shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

              In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the merger agreement and the merger:

  •
  the fact that the Company and the Special Committee are prohibited from soliciting competing proposals from other bidders who may be willing to pay a higher price per share;

  •
  the fact that the public shareholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company's future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

  •
  the risk that, while the merger is expected to be completed, there can be no guarantee that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the holders of a majority of the outstanding shares of common stock held by public shareholders; and

  •
  the risks and costs to the Company of the pendency of the merger or if the merger does not close, including the potential effect of the diversion of management and the substantial expenses which the Company will have incurred.

              The Special Committee also considered the financial analyses and the opinion of Sandler O'Neill, which the Special Committee adopted as its own, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. As part of making its determination regarding the fairness of the merger, the Special Committee relied upon the Company's management's projections as described in the section entitled "— Financial Projections Prepared by the Company" and assumed that such plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the financial performance of the Company for the periods indicated therein.

              This discussion of the information and factors considered by the Special Committee in reaching its conclusions and recommendation includes all of the material factors considered by the Special Committee, but is not intended to be exhaustive. In view of the wide variety of factors the Special Committee considered in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, the Special Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the factors. In addition, different members of the Special Committee may have given different weight to different factors.

              In reaching its determination and making its recommendation, the Special Committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, the Special Committee did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. While the Special Committee did not believe that there is a single method for determining "going concern value," the Special Committee believes that each of Sandler O'Neill's valuation methodologies represented a valuation of the Company as it continues to operate its business, and such analyses could be collectively characterized as forms of going concern valuations.

              Because all of the members of the Company's Board are also members of the Special Committee, other than Mr. Kelley, who, in order to avoid any potential conflict of interest, recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction, the Company's Board's determination that the merger agreement and the merger are advisable, fair to and in the best interests of the public shareholders, was based solely on the analysis of the Special Committee described above.

Recommendation of the Company's Board

              Acting on the recommendation of the Special Committee (which recommendation the Company's Board expressly adopted), the Company's Board has, by the unanimous vote of its members (other than Mr. Kelley, who recused himself in order to avoid any potential conflict of interest), adopted a resolution adopting the merger agreement and the merger. With Mr. Kelley's recusal from the Company's Board's consideration of the merger, the members of the Company's Board and the Special Committee are the same. The Company's Board, based on the recommendation of the Special Committee, recommends that the public shareholders vote "FOR" the merger agreement proposal.

              The Company's Board determined to limit its recommendation to approve the merger agreement proposal to the public shareholders and to not extend such recommendation to EMCC on the basis that the interests of EMCC, as a shareholder, materially differed from the public shareholders and the belief of the Company's Board that it would not be appropriate to recommend to EMCC that EMCC vote to approve the merger agreement proposal in which it effectively was the purchaser of the common stock to be converted in the merger.

              If the merger is consummated, members of the Company's Board, including members of the Special Committee, will be entitled to receive an aggregate of approximately $12.2 million, consisting of merger consideration, approximately $1.8 million of which would be received by members of the Special Committee. See "— Interests of Certain Persons in the Merger" beginning on page [•].

Financial Projections Prepared by the Company

              The Company does not as a matter of course make public financial projections beyond its normal practice of releasing current fiscal year guidance regarding non-GAAP operating income because, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, five-year projections prepared in November 2018 were made available to EMCC, Merger Sub and Boenning in November 2018 in connection with their respective consideration and evaluation of the merger, and in the case of the Special Committee and Sandler O'Neill, promptly after request in January 2019. Due to the length of time since EMCC's initial November 2018 proposal to acquire the shares of common stock from the public shareholders, Sandler O'Neill requested updated projections through the fourth quarter of 2018 in February 2019 and through first quarter of 2019 in May 2019 (which neither set of projections Boenning reviewed in connection with its November 2018 financial analysis).

              The Company has included these financial projections in this proxy statement to give shareholders access to this information, but not to influence their decision whether to vote for or against the merger agreement proposal. The inclusion of this information should not be regarded as a reliable prediction of future results.

              The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company's control. As a result, there can be no assurance that the projections of the Company's future performance will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See "Cautionary Statement Concerning Forward-Looking Information" on page [•] and the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as amended, which is incorporated by reference in this proxy statement. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company's ability to achieve strategic goals, objectives and targets over the applicable periods.

              By including the financial projections in this proxy statement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to EMCC or Merger Sub, in the merger agreement or otherwise, concerning the projections.

              The financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company's independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company's public filings with the SEC.

              Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these financial projections.

              Except as noted in the following sentence, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The financial projections prepared in November 2018 and February 2019 do not include any expenses associated with the proposed merger, however, the financial projections prepared in May 2019 do include $4.6 million of pre-tax estimated transaction expenses. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

              For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Financial Projections Prepared in November 2018

              Set forth below are the five-year projections that EMCC, Merger Sub and Boenning considered in their respective consideration and evaluation of the merger that were prepared in November 2018. The financial projections set forth below do not reflect expenses anticipated to be incurred in connection with a digital transformation project commenced in 2018 that will replace the majority of EMCC's current legacy systems. While the total cost of the project had not yet been determined at the time these projections were prepared, the Company's management estimates that the Company's portion of the pre-tax expense will be approximately $28.0 million over the next five years.

	2019	2020	2021	2022	2023

Premiums earned	$643,000,000	$647,000,000	$673,000,000	$700,000,000	$726,000,000
Investment income, net	52,200,000	52,500,000	54,700,000	56,100,000	59,000,000
Other income	8,212,492	8,212,492	8,212,492	8,212,492	8,212,492

Total revenue	703,412,492	707,712,492	735,912,492	764,312,492	793,212,492

Losses and settlement expense	432,925,000	430,132,000	446,169,000	463,744,000	481,183,000
Dividends to policyholders	10,416,000	10,374,000	10,815,000	11,277,000	11,140,000
Other underwriting expense	210,185,227	212,700,227	219,464,227	224,979,227	231,443,227
Interest expense	682,500	682,500	682,500	682,500	682,500
Other expense	3,530,000	3,530,000	3,530,000	3,530,000	3,530,000

Total losses & expenses	657,738,727	657,418,727	680,660,727	704,212,727	727,978,727

Non-GAAP operating income before income tax*	45,673,765	50,293,765	55,251,765	60,099,765	65,233,765
Income tax	7,916,354	8,991,554	10,013,465	11,173,295	12,361,685

Non-GAAP operating income*	$37,757,411	$41,302,211	$45,238,300	$48,926,470	$52,872,080

Non-GAAP operating earnings per share*	$1.74	$1.89	$2.06	$2.21	$2.38

Average shares outstanding	21,736,316	21,897,884	22,005,596	22,113,684	22,221,467

Combined ratio	101.6%	101.0%	100.5%	100.0%	99.7%

*Values above are non-GAAP in that they exclude projections for net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments. For purposes of these projections, non-GAAP operating earnings per share are used as an approximation for net income per share. Amounts exclude expenses related to the digital transformation project, estimated to be approximately $28.0 million over the next five years.

Financial Projections Prepared in February 2019

              The financial projections prepared in November 2018 were provided to the Special Committee and Sandler O'Neill on January 24, 2019. However, at a due diligence meeting on January 25, 2019, Company management advised Sandler O'Neill that the financial projections prepared in November 2018 were in the process of being updated to reflect the fourth quarter financial information and the underlying business trends and such revised financial projections would be made available to the Special Committee and Sandler O'Neill within a short period of time. The updated financial projections prepared in February 2019 (which Boenning did not review in connection with its November 2018 financial analysis), which were taken into account by the Special Committee and Sandler O'Neill in their respective consideration and evaluation of the merger, are set forth below. The financial projections set forth below do not reflect expenses anticipated to be incurred in connection with a digital transformation project commenced in 2018 that will replace the majority of EMCC's current legacy systems. While the cost of the project had not yet been determined at the time these projections were prepared, the Company's management estimates that the Company's portion of the pre-tax expense will be approximately $28.0 million over the next five years.

	2019	2020	2021	2022	2023

Premiums earned	$658,806,000	$668,379,000	$697,895,000	$729,301,000	$762,119,000
Investment income, net	50,000,000	52,600,000	53,800,000	54,800,000	56,800,000
Other income	7,473,743	7,473,743	7,473,743	7,473,743	7,473,743

Total revenue	716,279,743	728,452,743	759,168,743	791,574,743	826,392,743

Losses and settlement expense	447,996,762	449,431,091	464,530,715	484,153,018	505,939,535
Dividends to policyholders	10,595,025	10,642,380	11,109,504	11,056,600	11,554,140
Other underwriting expense	214,996,836	218,052,380	227,759,337	237,178,346	246,995,245
Interest expense	682,500	682,500	682,500	682,500	682,500
Other expense	3,700,000	3,700,000	3,700,000	3,700,000	3,700,000

Total losses & expenses	677,971,123	682,508,351	707,782,056	736,770,464	768,871,420

Non-GAAP operating income before income tax*	38,308,620	45,944,392	51,386,687	54,804,279	57,521,323
Income tax	6,254,837	7,971,713	9,174,787	10,606,694	11,150,170

Non-GAAP operating income*	$32,053,783	$37,972,679	$42,211,900	$44,197,585	$46,371,153

Non-GAAP operating earnings per share*	$1.47	$1.73	$1.92	$2.00	$2.09

Average shares outstanding	21,743,380	21,905,001	22,012,748	22,120,495	22,228,242

Combined ratio	102.2%	101.5%	100.8%	100.4%	100.3%
Shareholders' equity at beginning of year	$565,781,738	$577,831,611	$595,651,689	$617,611,861	$641,458,591
Dividends	(20,003,910)	(20,152,601)	(20,251,728)	(20,350,855)	(20,449,983)
Income	32,053,783	37,972,679	42,211,900	44,197,585	46,371,153

Shareholders' equity at end of year	577,831,611	595,651,689	617,611,861	641,458,591	667,379,761
Average equity	571,806,675	586,741,650	606,631,775	629,535,226	654,419,176
Non-GAAP operating income*	32,053,783	37,972,679	42,211,900	44,197,585	46,371,153
Return on equity	5.6%	6.5%	7.0%	7.0%	7.1%

*Values above are non-GAAP in that they exclude projections for net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments. For purposes of these projections, non-GAAP operating earnings per share are used as an approximation for net income per share. Amounts exclude expenses related to the digital transformation project, estimated to be approximately $28.0 million over the next five years.

Financial Projections Prepared in May 2019

              Due to the length of time since EMCC's initial November 2018 proposal, as well as the updated financial projections provided in February 2019, Sandler O'Neill requested updated projections through the first quarter of 2019 in May 2019 (which Boenning did not review in connection with its November 2018 financial analysis), which are also set forth below. The financial projections set forth below that were prepared in May 2019 include an estimated approximately $28.0 million of expenses over the next five years that will be incurred in connection with a digital transformation project commenced in 2018 that will replace the majority of EMCC's current legacy systems. While the total cost of the project had not yet been finalized at the time these projections were prepared, the Company's management estimated that the Company's portion of the pre-tax expense will be approximately $28.0 million over the next five years.

	2019	2020	2021	2022	2023

Premiums earned	$667,418,000	$668,379,000	$697,895,000	$729,301,000	$762,119,000
Investment income, net	50,200,000	52,600,000	53,800,000	54,800,000	56,800,000
Other income	6,033,394	7,473,743	7,473,743	7,473,743	7,473,743

Total revenue	723,651,394	728,452,743	759,168,743	791,574,743	826,392,743

Losses and settlement expense	449,848,380	449,431,091	464,530,715	484,153,018	505,939,535
Dividends to policyholders	11,184,932	10,642,380	11,109,504	11,056,600	11,554,140
Other underwriting expense	216,008,261	226,020,020	234,894,894	242,627,511	250,898,364
Interest expense	682,500	682,500	682,500	682,500	682,500
Other expense	8,803,000	3,700,000	3,700,000	3,700,000	3,700,000

Total losses & expenses	686,527,073	690,475,991	714,917,613	742,219,629	772,774,539

Non-GAAP operating income before income tax*	37,124,321	37,976,752	44,251,130	49,355,114	53,618,204
Income tax	6,032,714	6,298,509	7,676,320	9,462,369	10,330,515

Non-GAAP operating income*	$31,091,607	$31,678,243	$36,574,810	$39,892,745	$43,287,689

Non-GAAP operating earnings per share*	$1.43	$1.45	$1.66	$1.80	$1.95

Average shares outstanding	21,678,732	21,905,001	22,012,748	22,120,495	22,228,242

Combined ratio	101.4%	102.7%	101.8%	101.2%	100.8%
Shareholders' equity at beginning of year	$565,781,738	$576,928,912	$588,454,554	$604,777,636	$624,319,526
Dividends	(19,944,433)	(20,152,601)	(20,251,728)	(20,350,855)	(20,449,983)
Income	31,091,607	31,678,243	36,574,810	39,892,745	43,287,689

Shareholders' equity at end of year	576,928,912	588,454,554	604,777,636	624,319,526	647,157,232
Average equity	571,355,325	582,691,733	596,616,095	614,548,581	635,738,379
Non-GAAP operating income*	31,091,067	31,678,243	36,574,810	39,892,745	43,287,689
Return on equity	5.4%	5.4%	6.1%	6.5%	6.8%

*Values above are non-GAAP in that they exclude projections for net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments. For purposes of these projections, non-GAAP operating earnings per share are used as an approximation for net income per share.

Financial Projections Prepared by Sandler O'Neill

              In consultation with the Special Committee, Sandler O'Neill used the financial projections prepared in February 2019 to prepare modified financial projections reflecting an alternative Company structure that involved the termination of the Company's existing pooling agreement with EMCC and replacing it with a quota share reinsurance agreement with EMCC. Under this structure, the same amount of property and casualty insurance business would be assumed by the Company, but at a lower expense level. The resulting financial projections are reproduced below:

	2019	2020	2021	2022	2023

Premiums earned	$658,806,000	$668,379,000	$697,895,000	$729,301,000	$762,119,000
Investment income, net	50,336,851	53,534,644	55,202,655	56,596,500	58,958,862
Other income	7,473,743	7,473,743	7,473,743	7,473,743	7,473,743

Total revenue	716,616,594	729,387,387	760,571,398	793,371,243	828,551,605

Losses and settlement expense	447,996,762	449,431,091	464,530,715	484,153,018	505,939,535
Dividends to policyholders	10,595,025	10,642,380	11,109,504	11,056,600	11,554,140
Other underwriting expense	176,671,375	184,190,262	197,043,756	207,529,597	216,827,309
Interest expense	682,500	682,500	682,500	682,500	682,500
Other expense	3,700,000	3,700,000	3,700,000	3,700,000	3,700,000

Total losses & expenses	639,645,662	648,646,233	677,066,475	707,121,715	738,703,484

Non-GAAP operating income before income tax*	76,970,932	80,741,154	83,504,923	86,249,528	89,848,121
Income tax	14,373,923	15,279,033	15,919,617	17,210,196	17,938,798

Non-GAAP operating income*	$62,597,010	$65,462,121	$67,585,306	$69,039,332	$71,909,324

Non-GAAP operating earnings per share*	$2.88	$2.99	$3.07	$3.12	$3.24

Average shares outstanding	21,743,380	21,905,001	22,012,748	22,120,495	22,228,242

Combined ratio	96.4%	96.4%	96.4%	96.4%	96.4%

*Values above are non-GAAP in that they exclude projections for net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments. For purposes of these projections, non-GAAP operating earnings per share are used as an approximation for net income per share. Amounts exclude expenses related to the digital transformation project, currently estimated to be approximately $28.0 million over the next five years.

Opinion of the Financial Advisor to the Special Committee

              By letter dated January 8, 2019, Sandler O'Neill was retained by the Special Committee to act as an independent financial advisor in connection with the merger. The Special Committee selected Sandler O'Neill as its independent financial advisor because Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions and insurance companies. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation and disposition of insurance companies and their securities in connection with mergers and acquisitions and other corporate finance and investment banking transactions.

              Sandler O'Neill acted as an independent financial advisor to the Special Committee in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 8, 2019 meeting at which the Special Committee considered the merger and the merger agreement, Sandler O'Neill delivered to the Special Committee its oral opinion (which was subsequently confirmed in writing on the same date) to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the Public Shareholders (as defined in the merger agreement). The full text of Sandler O'Neill's opinion, dated May 8, 2019, is attached to this proxy statement as Annex C. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. EMCI's shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

              Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Special Committee in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of EMCI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to EMCI's public shareholders and did not address the underlying business decision of EMCI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for EMCI or the effect of any other transaction in which EMCI might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any EMCI or EMCC officer, director or employee, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. In connection with Sandler O'Neill's engagement, Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction with EMCI from any other parties. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

              In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated May 7, 2019;

  •
  certain publicly available financial statements and other historical financial information of EMCI that Sandler O'Neill deemed relevant;

  •
  certain preliminary financial information for EMCI for the quarter ended March 31, 2019, as provided by and reviewed with management of EMCI;

  •
  certain publicly available financial statements and other historical financial information of EMCC that we deemed relevant;

  •
  internal financial projections for EMCI for the years ending December 31, 2019 through December 31, 2023, as provided by management of EMCI;

  •
  the publicly reported historical price and trading activity for EMCI common stock, including a comparison of certain stock trading information for EMCI common stock and certain stock indices as well as publicly available information for other similar insurance companies, the securities of which were publicly traded;

  •
  the financial terms of certain recent merger and acquisition transactions in the property and casualty insurance and reinsurance industry, to the extent publicly available;

  •
  the financial terms of certain minority buy-in transactions in the property and casualty insurance and reinsurance industry, to the extent publicly available;

  •
  the current market environment generally and the insurance industry in particular; and

  •
  such other information, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

              Sandler O'Neill also discussed the business, financial condition, results of operations and prospects of EMCI with certain members of management of EMCI and its representatives.

              In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to it by EMCI or its representatives, or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the senior management of EMCI that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of any specific assets or liabilities (contingent or otherwise) of EMCI or EMCC, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and did not make an independent evaluation of the adequacy of the reserves of EMCI.

              In preparing its analyses Sandler O'Neill used internal financial projections for EMCI for the years ending December 31, 2019 through December 31, 2023, as provided by management of EMCI. With respect to the foregoing information, management of EMCI confirmed to Sandler O'Neill that such information reflected the best currently available projections of management with respect to the future financial performance of EMCI, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the financial condition, results of operations, business or prospects of EMCI or EMCC since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that EMCI and EMCC would remain as a going concerns for all periods relevant to its analyses.

              Sandler O'Neill also assumed, with the Special Committee's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants and other obligations required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not and would not be waived, (ii) in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on EMCI, EMCC or the merger, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws, regulations and other requirements. Finally, with the Special Committee's consent, Sandler O'Neill relied upon the advice that EMCI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger. Sandler O'Neill did not express any opinion as to such matters.

              Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of the date of its opinion. Events occurring after the date of its opinion could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of EMCI common stock at any time.

              In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to the Special Committee, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to EMCI or EMCC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of EMCI or EMCC and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

              In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of EMCI, EMCC and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Special Committee at its May 8, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of EMCI common stock or the prices at which EMCI common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by the Special Committee in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the Special Committee with respect to the fairness of the merger. The amount of consideration payable in the merger were determined through negotiations between EMCI and EMCC.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

              Sandler O'Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of common stock of EMCI issued and outstanding immediately prior to the effective time of the merger, except for certain shares of EMCI common stock as specified in the merger agreement, will be converted into the right to receive $36.00 per share in cash, without interest. Assuming 9,874,944 publicly-owned shares of EMCI common stock outstanding, 247,983 EMCI stock options outstanding with a weighted average strike price of $14.79, 266,883 unvested EMCI restricted stock units outstanding and 23,687 unvested EMCI restricted stock awards outstanding, Sandler O'Neill calculated an aggregate transaction value of approximately $371.2 million. Based upon preliminary unaudited financial information for EMCI as of or for the last twelve months ("LTM") ended March 31, 2019 and internal financial projections for

EMCI for the years ending December 31, 2019 and December 31, 2020, as provided by the Company's management, Sandler O'Neill calculated the following implied transaction metrics:

Implied Transaction Metric
Transaction Value Per Share / Preliminary Estimated GAAP Book Value Per Share	1.27x
Transaction Value Per Share/ Preliminary Estimated GAAP Book Value Per Share Excluding AOCI	1.31x
Transaction Value Per Share/ LTM 3/31/19 GAAP Net Income Per Share(1)	29.8x
Transaction Value Per Share/ LTM 3/31/19 Non-GAAP Net Operating Income Per Share(2)	22.3x
Transaction Value Per Share/ 2019 Projected Non-GAAP Net Operating Income Per Share(3)	22.5x
Transaction Value Per Share/ 2020 Projected Non-GAAP Net Operating Income Per Share(3)	24.9x
(1)
Reflects the sum of Net Income per share for the previous four quarters.
(2)
Reflects the sum of Non-GAAP operating Net Income per share for the previous four quarters.
(3)
Projected 2019 and 2020 Non-GAAP Net Operating Income and Non-GAAP Net Operating Income Per Share as provided by EMCI management. Excludes $4.6 million in pre-tax transaction expenses in 2019 related to the merger as estimated by EMCI management and included in the aforementioned projections. 2019 Projections provided by EMCI management are Non-GAAP in that they exclude pre-tax realized gains / (losses) and change in unrealized gains / (losses) on equity investments aggregating $22.6 million in the first quarter of 2019.

              For illustrative purposes, Sandler O'Neill calculated the premium implied by the transaction value per share as compared to the publicly available closing price per share of EMCI common stock on November 15, 2018, the trading day immediately prior to EMCI's receipt of EMCC's initial offer to consummate a transaction with EMCI (the "Pre-Proposal Date"), the 52-week high closing price of EMCI common stock for the period ending on the Pre-Proposal Date, the 52-week low closing price for EMCI common stock for the period ending on the Pre-Proposal Date, as well as on May 6, 2019.

	Value	Implied Premium

EMCI Common Stock Pre-Proposal Date Closing Price	$23.99	50.1%
EMCI Common Stock 52-Week High Closing Price	$31.06	15.9%
EMCI Common Stock 52-Week Low Closing Price	$23.26	54.8%
EMCI Common Stock Closing Price on May 6, 2019	$32.93	9.3%

Comparable Company Analysis

              Sandler O'Neill used publicly available information to compare selected financial and market trading data for EMCI with a group of property and casualty insurance companies who primarily offer standard commercial lines of insurance products through independent agency distribution channels and publicly-traded downstream subsidiaries of mutual companies (the "Peer Group"). The analysis compared financial data for EMCI as of or for the twelve-month period ended December 31, 2018 with the corresponding publicly available data for the Peer Group as of or for the twelve-month period ended March 31, 2019, unless otherwise noted, with pricing data as of May 6, 2019. For illustrative purposes, Sandler O'Neill also calculated the pricing data for EMCI as of the Pre-Proposal Date, based upon the proposed transaction value per share and preliminary financial data for EMCI for the quarter ending March 31, 2019, as provided by management of EMCI. The table below sets forth the data for all companies included in the Peer Group, EMCI and the high, median, mean and low data for the Peer Group.

	Price /			Implied ROAE

Companies	Book Value Per Share	Price / Tangible Book Value Per Share	Price / 2019 EPS	2019E	2020E	Current Dividend Yield

Travelers Companies, Inc.	1.54x	1.87x	12.9x	12.0%	12.2%	2.29%
Cincinnati Financial Corporation	1.82x	1.82x	26.4x	7.3%	6.9%	2.33%
W. R. Berkley Corporation	1.95x	2.18x	23.2x	8.9%	8.7%	0.65%
American Financial Group, Inc.	1.64x	1.72x	12.0x	13.8%	13.3%	1.55%
Hanover Insurance Group, Inc.	1.68x	1.79x	15.1x	11.4%	12.3%	1.98%
Selective Insurance Group, Inc.	2.18x	2.19x	18.0x	12.4%	11.8%	1.13%
State Auto Financial Corporation	1.63x	1.76x	18.6x	8.6%	9.4%	1.18%
Employers Holdings, Inc.	1.29x	1.37x	14.8x	8.1%	6.9%	2.06%
United Fire Group, Inc.	1.23x	1.27x	44.2x	2.8%	3.6%	2.84%
Donegal Group Inc.	1.00x	1.01x	16.2x	7.8%	6.9%	4.15%

High	2.18x	2.19x	44.2x	13.8%	13.3%	4.15%
Median	1.64x	1.78x	17.1x	8.7%	9.0%	2.02%
Mean	1.60x	1.70x	20.2x	9.3%	9.2%	2.02%
Low	1.00x	1.01x	12.0x	2.8%	3.6%	0.65%

EMCI	1.26x	1.26x	23.5x	5.6%	6.1%	2.79%
EMCI (Pre-Proposal Date)	0.92x	0.92x	17.1x	-	-	-
EMCI (Transaction Price per Share)	1.38x	1.38x	25.7x	-	-	-
EMCI (Transaction Price per Share)[1]	1.27x	1.27x	-	-	-	-

  Note: Reflects reported financial data for United Fire Group, Inc. and EMCI as of and for the year ended December 31, 2018. 2019E and 2020E metrics are based on consensus mean analyst estimates as provided by S&P Global Market Intelligence.

  1 Financial data for EMCI based upon preliminary financial information for EMCI for the quarter ended March 31, 2019.

Discounted Cash Flow Analysis

              Sandler O'Neill performed an analysis that estimated the net present value per share of EMCI common stock, assuming EMCI performed in accordance with internal financial projections for the years ending December 31, 2019 through December 31, 2023, as provided by management of EMCI. See "— Financial Projections Prepared by the Company" beginning on page [    •    ]. For purposes of Sandler O'Neill's analysis, Sandler O'Neill excluded $4.6 million in estimated pre-tax transaction expenses related to the merger in 2019 which were included in the projections received from the management team of EMCI. To approximate the terminal value of EMCI common stock at December 31, 2023, Sandler O'Neill applied price to 2023 shareholders' equity multiples ranging from 1.00x to 1.50x and multiples of 2023 Non-GAAP net operating income ranging from 15.0x to 20.0x.

              Sandler O'Neill derived the range of shareholders' equity multiples and Non-GAAP net operating income multiples from the review of the shareholders' equity multiples and Non-GAAP net operating income multiples for companies in the Peer Group and from the review of EMCI's historical multiple of shareholders' equity and Non-GAAP net operating income. Sandler O'Neill employed the Duff & Phelps 2018 Valuation Handbook in determining the appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium. The table below outlines the inputs and assumptions used to calculate the discount rate.

Risk free rate (as of May 8, 2019)	3.50%
Equity risk premium	5.50%
Size Premium	3.39%
Industry Premium	0.27%
Discount Rate	12.66%

              The terminal values were then discounted to March 31, 2019 using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect the different assumptions regarding required rates of return to holders or prospective buyers of EMCI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of EMCI common stock of $18.81 to $31.35 when applying multiples of shareholders' equity and $18.73 to $28.12 when applying multiples of Non-GAAP net operating income.

Shareholders' Equity Multiples Per Share
Discount Rate	1.00x	1.10x	1.20x	1.30x	1.40x	1.50x
10.0%	$22.02	$23.89	$25.75	$27.62	$29.49	$31.35
11.0%	21.16	22.94	24.73	26.52	28.31	30.09
12.0%	20.33	22.05	23.76	25.47	27.19	28.90
13.0%	19.55	21.19	22.84	24.48	26.12	27.76
14.0%	18.81	20.38	21.96	23.53	25.11	26.68

Non-GAAP Net Operating Income Multiples Per Share
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
10.0%	$21.93	$23.17	$24.41	$25.65	$26.89	$28.12
11.0%	21.07	22.26	23.44	24.63	25.82	27.00
12.0%	20.25	21.39	22.53	23.66	24.80	25.94
13.0%	19.47	20.56	21.65	22.74	23.83	24.92
14.0%	18.73	19.78	20.82	21.87	22.91	23.96

              Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Merger and Acquisition Transactions Involving Publicly-Traded P&C Companies

              Sandler O'Neill reviewed a group of merger and acquisition transactions which were announced from January 1, 2015 through May 6, 2019 involving publicly-traded U.S. and Bermuda property and casualty insurance and reinsurance companies (the "P&C Precedent Transactions"). Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following metrics: (i) transaction value per share to GAAP book value per share, (ii) transaction value per share to tangible GAAP book value per share, (iii) transaction value per share to the last twelve months of GAAP earnings per share, (iv) transaction value per share to the Non-GAAP projected operating earnings for the next twelve months per share (per consensus analyst estimates), and (v) market premiums paid relative to 1-day, 30-day and 52-week high closing price per share of the target company's stock. The P&C Precedent Transactions group was composed of the following transactions:

		Price /	Price /			Premium Paid (%)

		GAAP	Tangible	Price/	Price/
		Book	GAAP	LTM
		Value Per	Book Value	GAAP	Price/			52-Week
Acquirer	Target	Share	Per Share	EPS	NTM EPS	1-Day	30-Day	High

Apollo Global Management	Aspen Insurance Holdings	1.11x	1.12x	NM	12.3x	17.1%	6.6%	–9.9%
Hartford Financial Services	Navigators Group	1.69x	1.73x	34.5x	20.6x	8.9%	18.8%	6.8%
Fidelity National Financial	Stewart Information Services	1.77x	2.76x	24.4x	13.5x	31.6%	30.9%	5.2%
AXA	XL Group	1.50x	1.93x	NM	14.4x	33.0%	52.9%	23.4%
Kemper Corporation	Infinity Property and Casualty	1.84x	2.05x	29.5x	19.1x	26.0%	15.2%	11.2%
AIG	Validus Holdings	1.54x	1.74x	NM	15.3x	45.5%	45.0%	15.9%
Markel Corporation	State National Companies	2.76x	2.89x	16.4x	14.5x	36.5%	43.5%	30.6%
Intact Financial Corporation	OneBeacon Insurance Group	1.66x	1.65x	18.3x	25.5x	13.9%	13.1%	8.0%
Sompo Holdings Inc.	Endurance Specialty Holdings Ltd.	1.35x	1.50x	18.9x	14.3x	43.2%	40.2%	35.1%
American Financial Group, Inc.	National Interstate Corporation	1.83x	1.87x	30.5x	19.7x	43.7%	39.5%	12.1%
Exor SpA	PartnerRe Ltd.	1.06x	1.17x	7.4x	15.0x	17.9%	24.2%	15.8%
ACE Limited	Chubb Corporation	1.77x	1.82x	14.5x	16.1x	30.5%	27.3%	18.2%
Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	1.90x	2.55x	16.6x	18.7x	37.6%	34.8%	33.7%
Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.	1.20x	1.20x	8.1x	14.2x	19.4%	22.9%	15.5%

              Sandler O'Neill compared the indicated transaction multiples for the merger to the high, median, mean and low multiples for the P&C Precedent Transactions.

	Price /	Price /			Premium Paid (%)

	GAAP Book Value Per Share	Tangible GAAP Book Value Per Share	Price / LTM GAAP EPS	Price / NTM EPS	1-Day	30-Day	52-Week High

High	2.76x	2.89x	34.5x	25.5x	45.5%	52.9%	35.1%
Median	1.67x	1.78x	18.3x	15.2x	31.0%	29.1%	15.6%
Mean	1.64x	1.86x	19.9x	16.7x	28.9%	29.7%	15.8%
Low	1.06x	1.12x	7.4x	12.3x	8.9%	6.6%	-9.9%

EMCI[1]	1.27x	1.27x	29.8x	25.7x	50.1%	51.2%	15.9%

  Note: LTM GAAP EPS and NTM EPS multiples are based on consensus analyst estimates as provided by S&P Global Market Intelligence.

  1 Financial data for EMCI based upon preliminary financial information for EMCI for the quarter ended March 31, 2019

Analysis of Insurance Minority Buy-in Transactions

              Sandler O'Neill also reviewed the premiums paid by acquirors in insurance sector minority buy-in transactions announced between January 1, 2007 and May 6, 2019 where the acquiror owned at least 50% of the target's common stock before the transaction and where the transaction consideration was 100% cash (the "Precedent Minority Buy-In Transactions").

              Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the transaction value per share to GAAP book value per share as well as the market premiums paid relative to the 1-day, 30-day and 52-week high closing price per share of the target company's common stock (calculated based on an unaffected closing stock price). Using publicly available information, Sandler O'Neill also reviewed the relative change in purchase price for each of the Precedent Minority Buy-In Transactions from the acquiror's initial offer to the ultimate purchase price paid and the number of proposals and counter proposals during the negotiation process. The Precedent Minority Buy-In Transactions group was composed of the following transactions:

				Number of	Premium Paid (%)

Acquirer	Target	Price / GAAP Book Value Per Share	% Change from Initial Offer	Proposals and Counter Proposal	1-Day	30-Day	52-Week High

Independence Holding Company	American Independence Corp.	0.92x	0.0%	1	10.0%	11.8%	8.6%
American Financial Group	National Interstate	1.80x	8.3%	5	43.7%	38.9%	12.1%
CNA Financial	CNA Surety	1.11x	20.7%	8	37.9%	49.5%	36.1%
Berkshire Hathaway	Wesco Financial	1.06x	9.2%	2	18.6%	12.7%	(5.4%)
Fairfax Financial Holdings	Odyssey Re	1.25x	12.1%	5	29.7%	39.6%	19.7%
Fairfax Financial Holdings	Northbridge Financial Corp.	1.31x	8.3%	3	28.9%	37.0%	5.4%
Nationwide Mutual	Nationwide Financial Services	1.47x	10.7%	8	38.0%	18.9%	(19.1%)
Alfa Mutual	Alfa Corp.	2.04x	25.0%	9	44.7%	29.8%	10.8%
American Financial Group	Great American Financial	1.05x	4.3%	3	13.2%	11.8%	2.3%
AIG	21st Century Insurance Co.	2.08x	11.4%	6	32.6%	24.9%	22.6%

              Sandler O'Neill compared the indicated transaction multiples and observations for the merger to the high, mean, median and low multiples and observations for the Precedent Minority Buy-In Transactions.

			Number of	Premium Paid (%)

	Price / GAAP Book Value Per Share	% Change from Initial Offer	Proposals and Counter Proposal	1-Day	30-Day	52-Week High

High	2.08x	25.0%	9	44.7%	49.5%	36.1%
Median	1.28x	9.9%	5	31.2%	27.4%	9.7%
Mean	1.41x	11.0%	5	29.7%	27.5%	9.3%
Low	0.92x	0.0%	1	10.0%	11.8%	-19.1%

EMCI[1]	1.27x	20.0%	7	50.1%	51.2%	15.9%

    1 Financial data for EMCI based upon preliminary financial information for EMCI for the quarter ended March 31, 2019

Sandler O'Neill's Relationship

              Sandler O'Neill is acting as financial advisor to the Special Committee in connection with the merger and will receive a fee for such services in an amount equal to approximately $4.3 million in aggregate, which includes (i) a retainer fee of $250,000, which was paid upon the Special Committee's execution of the engagement letter with Sandler O'Neill (the "retainer fee"), and (ii) an opinion fee of $1.5 million, which was paid upon Sandler O'Neill's rendering of its its opinion to the Special Committee (the "opinion fee"). The balance of the transaction fee is contingent upon and will become due and payable upon closing of the merger. If the Special Committee resolves not to pursue a "going private transaction" or EMCC withdraws its proposal or terminates discussions with respect to a "going private transaction" (together, the "advisory fee triggers") during the period in which Sandler O'Neil is retained by the Special Committee or within twelve (12) months after Sandler O'Neil is no longer retained, Sandler O'Neil will receive an advisory fee equal to approximately $2 million in the aggregate, which includes the retainer fee and the opinion fee. The balance of the advisory fee is contingent upon and will become due and payable immediately upon the Special Committee's notification to Sandler O'Neil of either of the advisory fee triggers. EMCI has also agreed to indemnify Sandler O'Neill for certain liabilities that may arise out of its engagement by the Special Committee and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. Sandler O'Neill did not provide any other investment banking services to EMCI in the two years preceding the date of Sandler O'Neill's opinion, nor did Sandler O'Neill provide any investment banking services to EMCC in the two years preceding Sandler O'Neill's opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from or sell securities to EMCI, EMCC or their respective affiliates. Sandler O'Neill may also actively trade the equity securities of EMCI for its own account and for the accounts of its customers.

Summary of Financial Analysis of Boenning & Scattergood, Inc. in Connection with the EMCC Board of Directors' Consideration of its Initial November 2018 Proposal to Acquire Shares of the Company

              EMCC's Board of Directors retained Boenning to provide it with initial financial analysis in connection with its consideration of its initial November 15, 2018 proposal to acquire the shares of common stock of the Company that it does not already own. Boenning did not review or participate in EMCC's Board of Directors subsequent analysis of counter-offers made by the Special Committee or by EMCC nor did Boenning act as EMCC's Board of Directors financial advisor. The summary below should be read in conjunction with the full text of the financial analysis, which is filed as an exhibit to the Company's Schedule 13E-3 dated as of the date of this proxy statement. The financial analysis was provided to the EMCC Board of Directors for assistance with developing its initial November 2018 offer and is only preliminary in nature.

              EMCC's Board of Directors did not request, and Boenning did not provide, (i) any opinion as to the fairness of the merger consideration or any other aspect of the merger to EMCC, EMCC's policyholders, the Company, the shareholders of the Company or any other person or (ii) any other valuation of the Company for the purpose of assessing the fairness of the merger consideration or any other aspect of the merger to EMCC, EMCC's policyholders, the Company, the shareholders of the Company, or any other person. Because Boenning did not render an opinion as to the fairness of the merger consideration or any other matter, Boenning did not follow all of the procedures that it would ordinarily follow in connection with rendering such an opinion.

              Boenning's analysis speaks only as of November 15, 2018. Boenning did not address the underlying business decision of EMCC or the Company to engage in the merger or enter into the merger agreement. Boenning did not make, and it financial analysis does not constitute, a recommendation to the Company's Board or Special Committee in connection with the merger, and it does not constitute a recommendation to any holder of the Company's common stock, any EMCC policyholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any shareholder should enter into a voting, shareholders', affiliates' or other agreement with respect to the merger or exercise any dissenters' rights that may be available to the shareholder.

              In preparing its financial analysis, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of this information or assume any responsibility or liability for verification, accuracy or completeness. Boenning did not conduct any valuation or appraisal of any assets or liabilities of the Company, nor were any such valuations or appraisals provided to Boenning. Boenning's analysis was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Boenning as of, November 15, 2018. Boenning did not (and will not) update, revise or reaffirm its analysis based on circumstances, developments or events occurring after the date of Boenning's written analysis and Boenning did not review or participate in in the negotiation of the merger agreement or EMCC's Board of Directors' subsequent analysis of counter-offers made by the Special Committee or by EMCC.

Summary of Boenning's Financial Analysis

              The following is a summary of the material financial analysis prepared and reviewed with EMCC's Board of Directors in connection with Boenning's financial analysis, dated November 15, 2018. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by Boenning, nor does the order of the financial analysis described represent the relative importance or weight given to those financial analyses by Boenning. Boenning may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis summarized below should not be taken to be Boenning's view of the actual value of the Company. Some of the summaries of the financial analysis set forth below include information presented in tabular format. In order to fully understand the financial analysis, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analysis performed. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying the financial analysis. In performing its analysis, Boenning made numerous assumptions with respect to the Company, general business and economic conditions and other matters, many of which are beyond the control of the Company and EMCC. None of the Company, EMCC or Boenning or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 15, 2018 and is not necessarily indicative of current market conditions. The estimated per share equity value ranges described below were based on the Company's fully diluted outstanding shares calculated on a treasury stock method basis (taking into account outstanding in-the-money options and other equity awards) based on information provided by EMCC.

Selected Comparable Public Company Analysis

              Boenning reviewed publicly available information related to 13 publicly traded property and casualty insurance companies in the United States that Boenning deemed to have the following characteristics in common with the Company:

  •
  Market capitalization less than $2 billion;
  •
  Similar lines of business and customer profile;
  •
  Last-twelve-months (LTM) GAAP net income per share between $24.28 and $28.82; and
  •
  Basic book value per share at September 30, 2018 between $19.97 and $30.63.

              The 13 selected comparable public companies were as follows:

Horace Mann Educators Corporation	Employers Holdings, Inc.
State Auto Financial Corporation	United Fire Group, Inc.
AMERISAFE, Inc.	Global Indemnity Limited
Donegal Group Inc.	Protective Insurance Corporation
Hallmark Financial Services, Inc.	First Acceptance Corporation
Conifer Holdings, Inc.	National Security Group, Inc.
Unico American Corporation

              To perform this analysis, Boenning used profitability data and other financial information as of and for the LTM ended September 30, 2018 (other than the loss ratio, expense ratio and combined ratio, which are as of December 31, 2017, and the financial information for First Acceptance Corporation, National Security Group, Inc. and Unico American Corporation, which is based on information as of and for the LTM ended June 30, 2018) and market price information as of November 9, 2018. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data set forth in the Company's historical financial statements as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented. Boenning's analysis showed the following concerning the financial condition and operating metrics of the Company and the selected comparable public companies:

($ in millions)	Selected Comparable Public Companies

	Company	Low	Average	Median	High
Total assets	$1,701	$125	$2,304	$1,587	$11,281
Total revenue	$693	$36	$580	$441	$1,374
Total equity	$575	$46	$500	$416	$1,304
Debt/capitalization	4.2%	-	18.1%	16.1%	49.3%
Loss & LAE reserves*	$762	$7	$683	$609	$2,234
Net investment yield	3.4%	1.7%	2.9%	2.8%	4.7%
Return on average assets	2.4%	(5.8)%	0.4%	0.5%	3.8%
Return on average equity	6.9%	(12.8)%	2.7%	2.2%	15.5%
Reserves/equity	1.9%	1.2%	2.6%	2.2%	5.4%
Loss ratio**	69.5%	58.2%	72.8%	72.8%	94.0%
Expense ratio**	31.8%	17.8%	31.2%	32.3%	46.8%
Combined ratio**	101.3%	84.7%	104.0%	103.4%	126.0%

    *
    For this purpose means the amount needed to provide for the estimated ultimate cost of settling property & casualty claims relating to insured events that have occurred on or before a particular date.
    **
    As of December 31, 2017.

              Boenning's analysis also showed the following concerning the trading metrics of the selected comparable public companies as of November 9, 2018:

($ in millions)	Selected Comparable Public Companies

	Company	Low	Average	Median	High
Market capitalization	$525	$34	$697	$379	$1,677
Average weekly volume / shares outstanding	0.37%	0.31%	0.93%	0.72%	2.15%
Stock price as % of 52-week high	76.3%	68.2%	82.1%	82.1%	96.2%
Public float	42.3%	33.8%	61.9%	47.1%	99.1%

              In addition, Boenning's analysis showed the following concerning the stock pricing ratios of the selected comparable public companies as of November 9, 2018:

	Selected Comparable Public Companies

	Company	Low	Average	Median	High
Price/book ratio	92.0%	63.8%	115.0%	92.4%	273.7%
Price/total book value	92.2%	63.8%	119.5%	98.1%	273.7%
Price/LTM 9/30/18 net income per share	23.8x	10.5x	15.3x	12.9x	23.5x
Price/2018 net income per share	17.6x	12.8x	18.8x	16.9x	27.6x
Price/2019 projected net income per share	18.2x	10.2x	17.3x	17.5x	25.9x
Price/2020 projected net income per share	18.2x	8.6x	14.8x	15.9x	19.9x
Dividend yield	3.8%	-	1.7%	1.5%	4.9%
Payout ratio	46.8%	-	72.0%	48.8%	236.2%

              None of the selected comparable public companies used as a comparison in the above analysis is identical to the Company. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

              Boenning calculated and compared financial multiples for the selected comparable public companies based on publicly available information it obtained from SEC filings and other research and analysis, and closing stock prices on November 9, 2018. The results of this analysis and the application of the resulting multiples to the Company is set forth below:

Selected Comparable Public Companies with Market Capitalization Under $1 Billion

	Company	Median	Average	Median	Average
		Multiples		Implied Value
LTM 9/30/18 net income per share	$1.88	12.9x	12.9x	$24.28	$24.28
Consensus Non-GAAP 2018 Operating EPS	$1.40	14.5x	14.5x	$20.37	$20.37
Consensus Non-GAAP 2019 Operating EPS	$1.40	10.5x	10.5x	$14.69	$14.69
Consensus Non-GAAP 2020 Operating EPS	$1.35	9.0x	9.0x	$12.15	$12.15
Management Non-GAAP 2018 Operating EPS	$1.40	14.5x	14.5x	$20.37	$20.37
Management Non-GAAP 2019 Operating EPS	$1.74	10.5x	10.5x	$18.25	$18.25
Management Non-GAAP 2020 Operating EPS	$1.89	9.0x	9.0x	$17.01	$17.01
GAAP Basic Book Value Per Share (9/30/18)	$26.63	0.75x	0.78x	$19.97	$20.82
Value Range				$12.15	$20.82

All 13 Selected Comparable Public Companies

	Company	Median	Average	Median	Average
		Multiples		Implied Value
LTM 9/30/18 net income per share	$1.88	12.9x	15.3x	$24.28	$28.82
Consensus Non-GAAP 2018 Operating EPS	$1.40	16.9x	18.8x	$23.60	$26.36
Consensus Non-GAAP 2019 Operating EPS	$1.40	17.5x	17.3x	$24.47	$24.16
Consensus Non-GAAP 2020 Operating EPS	$1.35	15.9x	14.8x	$21.50	$19.98
Management Non-GAAP 2018 Operating EPS	$1.40	16.9x	18.8x	$23.60	$26.36
Management Non-GAAP 2019 Operating EPS	$1.74	17.5x	17.3x	$30.42	$30.03
Management Non-GAAP 2020 Operating EPS	$1.89	15.9x	14.8x	$30.11	$27.98
GAAP Basic Book Value Per Share (9/30/18)	$26.63	0.92x	1.15x	$24.62	$30.63
Value Range				$19.98	$30.63

Select Transaction Analysis

              Boenning reviewed publicly available information related to the following (i) property and casualty insurance transactions where the entire company was acquired (on a GAAP and statutory basis) and (ii) insurance transaction where the majority shareholder acquired the minority block:

Property and Casualty Insurance Company Transactions (20 Whole Company Transactions) – GAAP Basis

Buyer	Seller	Date Announced

Hartford Financial Services Group, Inc.	Navigators Group, Inc.	8/22/2018
Kemper Corporation	Infinity Property and Casualty Corporation	2/13/2018
Heritage Insurance Holdings, Inc.	NBIC Holdings, Inc.	8/8/2017
Markel Corporation	State National Companies, Inc.	7/26/2017
ACE Limited	Chubb Corporation	7/1/2015
Fosun International Holdings Ltd.	Meadowbrook Insurance Group, Inc.	12/30/2014
Global Indemnity plc	American Reliable Insurance Company	10/16/2014
ProAssurance Corporation	Eastern Insurance Holdings, Inc.	9/24/2013
Enstar Group Limited	SeaBright Holdings, Inc.	8/27/2012
Alleghany Corporation	Transatlantic Holdings, Inc.	11/21/2011
ACE Limited	Penn Millers Holding Corporation	9/8/2011
Doctors Company, An Interinsurance Exchange	FPIC Insurance Group, Inc.	5/24/2011
United Fire & Casualty Company	Mercer Insurance Group, Inc.	11/30/2010
Fairfax Financial Holdings Limited	First Mercury Financial Corporation	10/28/2010
Investor group	NYMAGIC, INC.	7/15/2010
Doctors Company, An Interinsurance Exchange	American Physicians Capital, Inc.	7/8/2010
Old Republic International Corporation	PMA Capital Corporation	6/10/2010
National Interstate Corporation	Vanliner Group, Inc.	4/26/2010
QBE Insurance Group Limited	NAU Holding Company, LLC	4/16/2010
Tower Group, Inc.	Specialty Underwriters' Alliance, Inc.	6/22/2009

Property and Casualty Insurance Company Transactions (79 Whole Company Transactions) – Statutory Basis

Buyer	Seller	Date Announced

Randall & Quilter Investment Holdings Ltd.	Global Reinsurance Corporation of America	9/19/2018
Enstar Group Limited	Maiden Reinsurance North America, Inc.	8/31/2018
Premia Holdings Ltd.	Public Service Insurance Company	8/26/2018
Hartford Financial Services Group, Inc.	Navigators Group, Inc.	8/22/2018
Premier Holdings, LLC	Mendota Insurance Company	7/16/2018
NI Holdings, Inc.	Direct Auto Insurance Company	5/31/2018
Canada Pension Plan Investment Board	Greyhawk Insurance Company	5/22/2018
Auto Club Insurance Association	Auto Club Insurance Holdings, LLC	5/1/2018
Quest Group Holdings Limited	United Americas Insurance Company	4/4/2018
United Insurance Company	Specialty Surplus Insurance Company	2/23/2018
Kemper Corporation	Infinity Property and Casualty Corporation	2/13/2018
Federated National Holding Company	Monarch Delaware Holdings LLC	11/28/2017
Gray Family	American Healthcare Indemnity Company	11/2/2017
Allstate Corporation	First Jersey Casualty Insurance Company Inc.	10/27/2017
Industrial Alliance Insurance and Financial Services Inc.	Dealers Assurance Company/Southwest Reinsurance Inc.	9/21/2017
CopperPoint Mutual Insurance Company	Pacific Compensation Insurance Company	9/13/2017
Enstar Group Limited	Great Lakes Casualty Insurance Company	9/1/2017
Employers Holdings, Inc.	PartnerRe Insurance Company of New York	8/15/2017
Heritage Insurance Holdings, Inc.	NBIC Holdings, Inc.	8/8/2017
Markel Corporation	State National Companies, Inc.	7/26/2017
American International Group, Inc.	Hamilton U.S. Holdings, Inc.	5/15/2017
Cypress Point Holdings, LLC	Coventry Insurance Company	4/19/2017
Enstar Group Limited	Affirmative Insurance Company of Michigan	4/7/2017
Gearson Partners Fund, L.P.	Wilmington Holdings Corporation	3/31/2017
Markel Corporation	SureTec Financial Corporation	2/1/2017
Tiptree Inc.	Blue Ridge Indemnity Company	12/16/2016
Standard Diversified Inc.	Interboro Holdings, Inc.	11/25/2016
State National Companies, Inc.	Fireman's Fund Insurance Company of Ohio	11/9/2016
NORCAL Mutual Insurance Company	PPM Services, Inc.	11/4/2016
AmTrust Financial Services, Inc.	AmeriHealth Casualty Insurance Company	10/28/2016
Federated Mutual Insurance Company	Granite Re, Inc.	10/26/2016
National Fidelity Holdings, Inc.	Ashmere Insurance Company	10/10/2016
Delaware Life Insurance Company	SeaBright Insurance Company	9/26/2016
FM Holdings Limited	Affirmative Direct Insurance Company	9/6/2016
United Insurance Holdings Corp.	AmCo Holding Company	8/17/2016
Berkshire Hathaway Inc.	Medical Liability Mutual Insurance Company	7/18/2016

Buyer	Seller	Date Announced

BrickStreet Mutual Insurance Company	HM Casualty Insurance Company	7/1/2016
National General Holdings Corporation	Elara Holdings, Inc.	6/24/2016
Watford Re Ltd.	Professionals Direct Insurance Company	5/23/2016
Boston Omaha Corporation	United Casualty and Surety Insurance Company	5/23/2016
W. R. Berkley Corporation	Intrepid Insurance Company	5/18/2016
Cypress Point Holdings, LLC	Quanta Indemnity Company	5/17/2016
State National Companies, Inc.	United National Specialty Insurance Company	5/13/2016
Sirius International Insurance Corporation (publ)	Mount Beacon Holdings, LLC	5/7/2016
Assured Guaranty Ltd.	CIFG Holding, Inc.	4/13/2016
Hartford Financial Services Group, Inc.	Northern Homelands Company	3/16/2016
Metromile Inc.	Mosaic Insurance Company	3/14/2016
National General Holdings Corporation	Standard Mutual Insurance Company	1/27/2016
National General Holdings Corporation	Century-National Insurance Company/Western General Agen	1/25/2016
NORCAL Mutual Insurance Company	Florida Doctors Holding Company, LLC	11/4/2015
Church Mutual Insurance Company	School Boards Insurance Company of Pennsylvania, Inc./Sch	10/14/2015
United Insurance Holdings Corp.	Interboro Insurance Company	9/28/2015
Berkshire Hathaway Inc.	Medical Liability Mutual Insurance Company	7/18/2016
BrickStreet Mutual Insurance Company	HM Casualty Insurance Company	7/1/2016
National General Holdings Corporation	Elara Holdings, Inc.	6/24/2016
Watford Re Ltd.	Professionals Direct Insurance Company	5/23/2016
Boston Omaha Corporation	United Casualty and Surety Insurance Company	5/23/2016
W. R. Berkley Corporation	Intrepid Insurance Company	5/18/2016
Cypress Point Holdings, LLC	Quanta Indemnity Company	5/17/2016
State National Companies, Inc.	United National Specialty Insurance Company	5/13/2016
Sirius International Insurance Corporation (publ)	Mount Beacon Holdings, LLC	5/7/2016
Assured Guaranty Ltd.	CIFG Holding, Inc.	4/13/2016
Hartford Financial Services Group, Inc.	Northern Homelands Company	3/16/2016
Metromile Inc.	Mosaic Insurance Company	3/14/2016
National General Holdings Corporation	Standard Mutual Insurance Company	1/27/2016
National General Holdings Corporation	Century-National Insurance Company/Western General Agen	1/25/2016
NORCAL Mutual Insurance Company	Florida Doctors Holding Company, LLC	11/4/2015
Church Mutual Insurance Company	School Boards Insurance Company of Pennsylvania, Inc./Sch	10/14/2015
United Insurance Holdings Corp.	Interboro Insurance Company	9/28/2015
AmTrust Financial Services, Inc.	Republic Companies, Inc.	9/27/2015

Buyer	Seller	Date Announced

Auto-Owners Insurance Company	Strickland Insurance Group, Inc.	8/24/2015
XL Group plc	Allied International Holdings, Inc.	8/11/2015
ACE Limited	Chubb Corporation	7/1/2015
Clear Blue Financial Holdings, LLC	Maiden Specialty Insurance Company	6/26/2015
Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	6/10/2015
Clear Blue Financial Holdings, LLC	RLI Indemnity Company	6/1/2015
AmTrust Financial Services, Inc.	Warranty solutions business	5/7/2015
Fairfax Financial Holdings Limited	Mt. McKinley Insurance Company	4/29/2015
Tokio Marine Holdings, Inc.	SPARTA Specialty Insurance Company	4/9/2015

Insurance Company Transactions with Majority Shareholder Acquiring Minority Block (13 Transactions)

Buyer	Seller	Date Announced

Investor group	AmTrust Financial Services, Inc.	3/1/2018
American Financial Group, Inc.	National Interstate Corporation	7/25/2016
CNA Financial Corporation	CNA Surety Corporation	4/21/2011
Berkshire Hathaway Inc.	Wesco Financial Corporation	2/7/2011
Fairfax Financial Holdings Limited	Odyssey Re Holdings Corp.	9/18/2009
First American Corporation	First Advantage Corporation	6/29/2009
Fairfax Financial Holdings Limited	Northbridge Financial Corporation	12/1/2008
Nationwide Mutual Insurance Company	Nationwide Financial Services, Inc.	8/6/2008
Alfa Mutual Group	Alfa Corporation	11/4/2007
American Financial Group, Inc.	Great American Financial Resources, Inc.	5/17/2007
American International Group, Inc.	21st Century Insurance Group	5/15/2007
The Hartford Financial Services Group, Inc.	Talcott Resolution Life, Inc.	5/18/2000
Citigroup Inc.	Travelers Property Casualty Corp.	3/22/2000

              For the GAAP and Statutory transactions below, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then-latest publicly available financial statements:

  •
  Total Deal Value to Total Assets;

  •
  Total Deal Value to Book Value;

  •
  Total Deal Value to Revenue; and

  •
  Total Deal Value to Net Income.

              For the transactions with Majority Shareholder Acquiring Minority block below, Boenning utilized only two of the metrics mentioned above:

  •
  Total Deal Value to Book Value;

  •
  Total Deal Value to Net Income.

              The above transaction statistics for the selected transactions were derived using historical financial information for the Company as of or for the LTM ended September 30, 2018. The results of the analysis are set forth in the following tables:

Property and Casualty Insurance Company Transactions (Whole Company Transactions) – GAAP Basis

	Low	Average	Median	High

Deal Value to Total Assets	15.2%	35.8%	32.6%	84.1%
Deal Value to Book Value	54.6%	132.7%	107.2%	288.3%
Deal Value to Revenue	0.7x	1.5x	1.1x	4.1x
Deal Value to Net Income	4.6x	18.2x	13.8x	48.1x

Property and Casualty Insurance Company Transactions (Whole Company Transactions) – Statutory Basis

	Low	Average	Median	High

Deal Value to Total Assets	4.1%	72.4%	62.9%	195.2%
Deal Value to Book Value	17.1%	136.4%	126.9%	365.9%
Deal Value to Revenue	0.1x	3.2x	2.8x	9.7x
Deal Value to Net Income	4.6x	21.7x	20.1x	57.1x

Insurance Company Transactions with Majority Shareholder Acquiring Minority Block (13 Transactions)

	Low	Average	Median	High

Deal Value to Book Value	101.8%	158.1%	146.7%	286.8%
Deal Value to Net Income	8.8%	22.1%	16.5%	48.2%

              Focusing on earnings and book value multiples, Boenning summarized the median and average multiples and resulting values based on the Company's metrics as follows:

Property and Casualty Insurance Company Transactions (20 Whole Company Transactions) – GAAP Basis

	Company	Multiples		Implied Value
	Factor	Median	Average	Median	Average

LTM 9/30/18 GAAP Net Income	$1.88	13.8x	18.2x	$25.89	$34.26
9/30/18 GAAP Book Value Per Share (Basic)	$26.63	1.07x	1.33x	$28.55	$35.35
Value Range				$25.89	$35.35

Property and Casualty Insurance Company Transactions (79 Whole Company Transactions) – Statutory Basis

	Company	Multiples		Implied Value
	Factor	Median	Average	Median	Average

LTM 9/30/18 Stat Earnings	$1.39	20.1x	21.7x	$27.98	$30.18
9/30/18 Stat Book Value Per Share (Basic)	$24.73	1.27x	1.36x	$31.39	$33.73
Value Range				$27.98	$33.73

Insurance Company Transactions with Majority Shareholder Acquiring Minority Block (13 Transactions)

	Company	Multiples		Implied Value
	Factor	Median	Average	Median	Average

LTM 9/30/18 GAAP Net Income	$1.88	16.5x	22.1x	$31.10	$41.52
9/30/18 GAAP Book Value Per Share (Basic)	$26.63	1.47x	1.58x	$39.06	$42.09
Value Range				$31.10	$42.09

              No company or transaction used as a comparison in the above selected transactions analysis is identical to the Company or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Present Value Analysis.

              Boenning performed a present value analysis assuming the Company performed in accordance with EMCC provided projections for the years ending December 31, 2019 through December 31, 2023. To approximate the terminal value of a share of the Company's common stock at December 31, 2023, Boenning applied 2023 earnings multiples ranging from 10.9x to 14.9x with a midpoint of 12.9x and price to December 31, 2023 tangible book value ratios ranging from 0.72x to 1.12x with a midpoint of 0.92x. The terminal values were then discounted to present values using a discount rate of 10.55%, which was determined using a cost of equity pricing model. The following tables illustrate an implied valuation range based on assumed EPS growth and terminal multiples.

Illustrative Net Present Value Sensitivity to Earnings Growth and Operating EPS Multiple
2023 Operating Earnings Per Share Multiples

Operating EPS Growth Rate Change (%)	10.9x	11.9x	12.9x	13.9x	14.9x

-3.0%	$18.64	$19.96	$21.28	$22.60	$23.92
-1.5%	$19.67	$21.09	$22.50	$23.92	$25.33
0.0%	$20.76	$22.27	$23.79	$25.30	$26.82
1.5%	$21.91	$23.53	$25.14	$26.76	$28.38
3.0%	$23.12	$24.85	$26.58	$28.31	$30.04

Illustrative Net Present Value Sensitivity to Earnings Growth and Tangible Book Multiple
2023 Tangible Book Multiples

Non-GAAP Operating EPS Growth Rate Change (%)	0.72x	0.82x	0.92x	1.02x	1.12x

-3.0%	$18.48	$20.44	$22.41	$24.37	$26.34
-1.5%	$18.66	$20.66	$22.65	$24.64	$26.63
0.0%	$18.86	$20.88	$22.90	$24.92	$26.93
1.5%	$19.06	$21.11	$23.15	$25.20	$27.25
3.0%	$19.27	$21.35	$23.42	$25.50	$27.57

Premiums Paid Analysis

              Boenning also performed an analysis that reviewed transaction premium data from whole company and controlling shareholder insurance industry transactions focusing strictly on premiums paid to market value per share data. The following tables illustrate the implied valuation range based on such comparison as of November 9, 2018:

Illustrative Transactions Premiums Paid to Market Value Summary
Whole Company Transactions

	Company	Multiples		Implied Value
	Factor	Median	Average	Median	Average

1-Day	$24.57	30.7%	29.7%	$32.11	$31.86
30-Day	$25.03	34.1%	32.2%	$33.56	$33.08
3-Month	$25.64	25.5%	27.5%	$32.17	$32.68
3-Month VWAP	$24.74	32.7%	31.6%	$32.83	$32.56
1-Year	$29.73	36.6%	34.8%	$40.61	$40.07
1-Year VWAP	$27.09	36.2%	30.2%	$36.90	$35.27
52-Week High	$31.06	9.0%	4.8%	$33.85	$32.56
Value Range				$31.86	$40.61

Illustrative Transactions Premiums Paid to Market Value Summary
Controlling Shareholder Transactions

	Company	Multiples		Implied Value
	Factor	Median	Average	Median	Average

1-Day	$24.57	4.6%	16.6%	$25.70	$28.66
30-Day	$25.03	9.7%	19.7%	$27.46	$29.95
3-Month	$25.64	15.5%	23.0%	$29.60	$31.54
3-Month VWAP	$24.74	13.2%	21.3%	$28.01	$30.00
1-Year	$29.73	22.5%	25.5%	$36.42	$37.30
1-Year VWAP	$27.09	21.3%	22.9%	$32.87	$33.29
52-Week High	$31.06	2.5%	1.7%	$31.83	$31.59
Value Range				$25.70	$37.30

Pro Forma Financial Impact Analysis

              Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of the Company and EMCC. Using income information for the LTM ended September 30, 2018 and balance sheet summaries as of September 30, 2018 for the Company and pro forma assumptions (including, without limitation, associated financing for the merger and the cost savings and related expenses expected to result from the merger) provided by the Company's senior management, Boenning analyzed the estimated financial impact of the merger on EMCC's and the Company's consolidated results. This analysis indicated that, pro forma for the merger, EMCC's and the Company's consolidated net income was reduced by $18.3 million as a result of the merger (largely as a result of non-cash goodwill amortization and associated interest expense with surplus notes and Federal Home Loan Bank borrowing). For all of the above analysis, the actual results achieved following the merger may vary from the projected results, and the variations may be material.

Estimated Value Range

              Boenning's analysis estimated a value range of $25 - $35 per share for the Company and suggested EMCC's Board of Directors initially offer $30 per share, with the ability to increase to $33.50 per share.

Miscellaneous

              The presentation of financial analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis and summary as a whole, could create a misleading or incomplete view of the processes underlying Boenning's financial analysis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. No company or transaction used in the above analysis as a comparison is directly comparable to the Company or the merger.

              Boenning prepared this analysis solely for purposes of delivery to the EMCC Board of Directors in connection with its consideration of its initial November 15, 2018 proposal to acquire the shares of common stock of the Company that it does not already own. This analysis does not purport to be an appraisal nor does it necessarily reflect the price at which business or securities actually may be sold. Analysis based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by this analysis. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of EMCC, the Company, Boenning or any other person assumes responsibility if future results are materially different from those forecast.

              Boenning received a fixed cash fee of $250,000 as a result of its initial financial analysis that was not contingent on the consummation of the merger or for reaching any particular conclusion. Boenning has not had any material relationship with the Company or EMCC during the past two years in which compensation was received or was intended to be received. Boenning has provided no investment banking services to the Company or EMCC during the past two years in which compensation was received or was intended to be received. Boenning may provide services to EMCC in the future (and/or to the Company if the merger is not consummated), although as of the date hereof, there is no agreement to do so nor any mutual understanding that such services are contemplated.

EMCC's and Merger Sub's Purpose and Reasons for the Merger

              The purpose of the merger is to allow the Company's shareholders (other than EMCC) to immediately realize the value of their investment in the Company in cash at a $36.00 per share price. This price represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share.

              Given the unique corporate structure of the EMC Group of Companies, EMCC's Board of Directors believes that the Company has historically experienced a lower valuation compared to its publicly-traded peers due to a number of factors, including (i) a historically lower return on equity than its publicly-traded peers; (ii) slower organic growth compared to its publicly-traded peers; (iii) its historical property and casualty combined ratio has been higher than its peer group average; (iv) it has an outlook for continued underperformance compared to its publicly-traded peers; (v) it is a small capitalized stock with a relatively small public float, limited trading volume and limited analyst coverage; and (vi) its stock price reflects no potential takeover control premium, and a takeover control premium is not possible given EMCC's controlling ownership interest (and EMCC's decision that it would not consider a transaction that involves the merger of EMCC with or into a third party).

              Additionally, EMCC's Board of Directors believes that the outlook for the Company likely includes higher expense ratios, continued low-to-mid single-digit returns, potential deterioration in its workers' compensation line of business and continued pressure on reinsurance pricing and returns.

EMCC's Board of Directors also believes that the initial purpose and benefit of having a publicly-traded subsidiary, namely, access to the capital markets, is no longer being realized. EMCC's Board of Directors believes that raising any substantial equity capital through the issuance of additional common stock by the Company would likely be cost-prohibitive and limited in scope due to the requirement that EMCC maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company.

              Prior to submitting its merger proposal to the Special Committee, the EMCC Board of Directors reviewed strategic alternatives that could be considered to potentially improve the financial performance and shareholder value of the Company, including (i) increasing the pooling participation percentage; (ii) increasing growth in the assumed reinsurance segment; and (iii) actively pursuing strategic transactions. However, after such review, EMCC's Board of Directors believed that such potential strategic alternatives would be challenging to implement given the Company's and EMCC's structure and fiduciary duties to both EMCC's policyholders and to the public shareholders and none of the potential alternatives would likely alter the dynamics and financial metrics enough to significantly increase the Company's total returns to shareholders. Additionally, EMCC's Board of Directors believes that continuing the status quo of the Company was not a good option because (a) it would not provide additional value to the Company's shareholders; (b) the Company is not performing up to the level of its publicly-traded peers and is not projected to do so in the foreseeable future; and (c) the requirements and costs of remaining a public company are continually increasing with little benefit to the Company or EMCC in return.

              In its merger proposal to the Special Committee, EMCC indicated that it was willing to engage in an open discussion with the Special Committee on any alternative transaction structures or alternative transactions so desired by the Special Committee, although EMCC also indicated that it was not willing to consider an alternative transaction that involved the merger of EMCC with or into a third party. Following EMCC's original proposal in November 2018, EMCC's Board of Directors reviewed an alternative transaction structure for the Company proposed by the Special Committee, which involved terminating the existing reinsurance pooling arrangement between EMCC and the Company, entering into a new quota share agreement in its place and transforming the Company into a reinsurance entity. However, following a review of the alternative transaction structure over a series of meetings, EMCC's Board of Directors ultimately declined to pursue the proposed alternative transaction structure for the Company because it believes that the alternative transaction structure (i) would be extremely difficult to implement, manage and execute, (ii) imposed significant risks, obligations and uncertainties, (iii) would fail to solve the corporate organizational issues of managing the divergent financial and operational goals and objectives of a publicly-traded subsidiary company and those of its mutual parent company and (iv) presented issues with obtaining insurance regulatory approval. In addition, EMCC's Board of Directors believes that the alternative transaction structure proposed by the Special Committee was not in the best interest of EMCC's policyholders and did not address the Company's limited ability to access the equity markets (given the requirement that EMCC maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company), the small public float and limited trading volume in the Company's common stock and the increasing costs associated with the Company remaining a public company.

              Based on the EMCC Board of Directors' belief that none of the potential alternatives to the merger that it considered were likely to substantially improve the Company's shareholder value and performance while remaining consistent with EMCC's primary focus as a mutual company on serving the best interests of its policyholders, EMCC's Board of Directors concluded that acquiring ownership of the common stock that it did not already own would be in the best interests of EMCC and its policyholders. EMCC's Board of Directors believes that the merger consideration of $36.00 per share is likely higher than the price at which the common stock would trade in the foreseeable future (absent the offer from EMCC). This price represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the

last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share.

              EMCC's Board of Directors considered several potential alternative transaction structures to acquire all of the Company's outstanding common stock, including a long-form one-step upstream merger, a cash tender offer followed by a back-end short-form merger, and a reverse stock split. Given the relationship between EMCC and the Company, EMCC's Board of Directors focused on implementing a structure that afforded the most procedural fairness to the public shareholders. Accordingly, EMCC's Board of Directors elected to structure the proposed transaction as a long-form one-step upstream merger in order to allow for the most comprehensive disclosure of the proposed transaction to the public shareholders and to provide such shareholders with the option to exercise their appraisal rights in connection with the proposed merger. Additionally, EMCC's Board of Directors structured the transaction to be contingent on the Special Committee's recommendation of the merger agreement, the receipt of "majority of the minority" shareholder approval of the merger agreement and by not requiring any termination or "break-up" fees with respect to the merger agreement. EMCC's Board of Directors was also willing to consider alternative transaction structures not involving a merger of EMCC with or into a third party.

              Under Rule 13e-3 of the Exchange Act, EMCC and Merger Sub are required to express their reasons for the merger to the public shareholders, as defined in Rule 13e-3 of the Exchange Act. EMCC and Merger Sub are making the statements above solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Position of EMCC and Merger Sub as to the Fairness of the Merger to Public Shareholders

              Under the SEC rules governing "going private" transactions, EMCC and Merger Sub (even though Merger Sub is a recently-formed corporation formed for the sole purpose of completing the merger and controlled by EMCC) are required to express their beliefs as to the substantive and procedural fairness of the merger to the public shareholders. EMCC and Merger Sub are making the statements included below solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of EMCC and Merger Sub as to fairness of the proposed merger should not be construed as a recommendation to any of the Company's shareholders as to how you should vote on the merger agreement proposal.

              Public shareholders of the Company were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the Special Committee's independent financial and legal advisors. Accordingly, neither EMCC nor Merger Sub undertook an independent evaluation of the fairness of the proposed merger or engaged a financial advisor for such purposes. Neither EMCC nor Merger Sub participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee's legal or financial advisors as to, the substantive and procedural fairness of the proposed merger to the public shareholders. EMCC and Merger Sub believe, however, that the proposed merger is substantively and procedurally fair to the public shareholders based on the following factors:

  •
  that the merger consideration of $36.00 per share in cash to be received by the Company's shareholders represented, at the time of the Special Committee's determination, an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share;

  •
  that Bruce G. Kelley, a director and Chief Executive Officer of the Company and EMCC, in order to avoid any potential conflict of interest, recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction;

  •
  the consideration of alternative transaction structures for the Company, including the consideration of the Special Committee's proposal to terminate the existing reinsurance pooling arrangement between EMCC and the Company, entering into a new quota share agreement in its place and transforming the Company into a reinsurance entity, which was ultimately declined by EMCC's Board of Directors because it believes that the alternative transaction structure (i) would be extremely difficult to implement, manage and execute, (ii) imposed significant risks, obligations and uncertainties, (iii) would fail to solve the corporate organizational issues of managing the divergent financial and operational goals and objectives of a publicly-traded subsidiary company and those of its mutual parent company and (iv) presented issues with obtaining insurance regulatory approval;

  •
  the transaction was structured as a long-form one-step upstream merger rather than a cash tender offer followed by a back-end short-merger or a reverse stock split;

  •
  the transaction was structured to require the receipt of a "majority of the minority" shareholder approval;

  •
  there are no termination or "break-up" fees payable pursuant to the merger agreement;

  •
  the merger will provide immediate cash liquidity to the Company's shareholders, thus eliminating any uncertainty in valuing the merger consideration;

  •
  the merger will provide immediate liquidity, without the brokerage and other costs typically associated with market sales, for the public shareholders whose ability, absent the merger, to sell their shares of common stock is adversely affected by the limited trading volume of the shares;

  •
  the Company's shareholders who do not vote in favor of the merger agreement proposal and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Iowa law, which allow shareholders to have the fair value of their shares determined and paid to them in cash;

  •
  that there are no non-customary requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by EMCC or its subsidiaries, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the Company's shareholders;

  •
  the merger agreement allows the Company's Board or the Special Committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement in certain circumstances;

  •
  that the Company's Board established a Special Committee consisting of all the Company's directors other than Mr. Kelley, each of whom was determined by the Company's Board to be independent and not affiliated with EMCC, to review, evaluate and negotiate the merger, as well as potential alternatives thereto, and make a recommendation to the Company's Board with respect to the merger;

  •
  that the Special Committee was deliberative in its process, analyzing, evaluating and negotiating the terms of the proposed merger and the active and direct role of the members of the Special Committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction and potential alternatives thereto (including a proposed alternative by the Special Committee to EMCC) by the Special Committee at numerous Special Committee meetings;

  •
  that, other than a rejection of an alternative proposal by the Special Committee, neither EMCC nor Merger Sub participated in or had any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  that none of the Company's executive officers are entitled to any change-in-control, retention or other bonus payments in connection with the merger;

  •
  that the Company's Special Committee retained independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger;

  •
  the $36.00 per share merger consideration, which is an increase of 20% over EMCC's original proposed price of $30.00 per share, and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee and its advisors, on the one hand, and EMCC and Merger Sub and their advisors, on the other hand;

  •
  the merger consideration of $36.00 per share in cash in relation to the pre-announcement market price of the common stock, the Company's then-current value in a freely negotiated transaction and its future value as a publicly traded entity;

  •
  the Special Committee unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of, the public shareholders;

  •
  the Special Committee received an opinion from Sandler O'Neill, to the effect that, as of the date of its opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the $36.00 in cash per share to be received by the public shareholders was fair, from a financial point of view, to such shareholders; see "— Opinion of the Financial Advisor to the Special Committee" beginning on page [•];

  •
  the belief that no alternative bidder would likely be able to consummate an acquisition of the Company due to EMCC's controlling position in the Company and EMCC's publically expressed statement that it would not consider a transaction that involved the merger of EMCC with or into a third party; and

  •
  the Special Committee had no obligation to recommend the adoption of the merger agreement proposal or any other transaction.

              The EMCC Board of Directors did not request, and the provider of initial financial analysis in connection with the merger, Boenning, did not provide, (i) any opinion as to the fairness of the merger consideration or any other aspect of the merger to EMCC, the Company, the shareholders of the Company, EMCC policyholders or any other person, or (ii) any other valuation of the Company for the specific purpose of assessing the fairness of the merger consideration or any other aspect of the merger to EMCC, the Company, the shareholders of the Company, EMCC policyholders or any other person.

              EMCC and Merger Sub considered a financial analysis of the merger prepared by Boenning for the purpose of proposing the initial per share merger consideration, including (i) a comparable public company analysis of the financial performance and market valuations of publically held peer companies in similar lines of business and with similar customer profiles; (ii) a precedent transaction analysis of the valuations implied by recent transactions involving companies with similar characteristics as the Company; (iii) a present value analysis of the anticipated distributed cash flows through dividends; (iv) the Company's current book value; and (v) additional value considerations such as analyst estimates and other factors. See "— Opinion of the Financial Advisor to the Special Committee" beginning on page [•].

              EMCC and Merger Sub did not consider the Company's liquidation value because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, EMCC and Merger Sub did not consider firm offers made by unaffiliated parties during the last two years, as no such offers were made during the last two years. Furthermore, because none of EMCC or their subsidiaries, including Merger Sub, had purchased any common stock during the two years prior to executing the merger agreement, neither EMCC nor Merger Sub considered the price paid by EMCC in its acquisition of the Company's stock under the merger agreement.

              The foregoing discussion of the information and factors considered and given weight by EMCC and Merger Sub in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by EMCC and Merger Sub. EMCC and Merger Sub did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, EMCC made the fairness determinations after consideration of all of the foregoing factors as a whole.

Alternatives to the Merger

              EMCC's Board of Directors did not consider a sale or reduction of its controlling interest in the Company.

              Prior to submitting its merger proposal to the Special Committee, the EMCC Board of Directors reviewed strategic alternatives that could be considered to potentially improve the financial performance and shareholder value of the Company, including (i) increasing the pooling participation percentage; (ii) increasing growth in the assumed reinsurance segment; and (iii) actively pursuing strategic transactions. However, after such review, EMCC's Board of Directors believed that such potential strategic alternatives would be challenging to implement given the Company's and EMCC's structure and fiduciary duties to both EMCC's policyholders and to the public shareholders and none of the potential alternatives would likely alter the dynamics and financial metrics enough to increase the Company's returns to shareholders. Additionally, EMCC's Board of Directors believes that continuing the status quo of the Company was not a good option because (a) it would not provide additional value to the Company's shareholders; (b) the Company is not performing up to the level of its publicly-traded peers and is not projected to do so in the foreseeable future; and (c) the requirements and costs of remaining a public company are continually increasing with little benefit in return.

              In its merger proposal to the Special Committee, EMCC indicated that it was willing to engage in an open discussion with the Special Committee on any alternative transaction structures or alternative transactions so desired by the Special Committee, although EMCC also indicated that it was not willing to consider an alternative transaction that involved the merger of EMCC with or into a third party. Following EMCC's original proposal in November 2018, EMCC's Board of Directors reviewed an alternative transaction structure for the Company proposed by the Special Committee, which involved terminating the existing reinsurance pooling arrangement between EMCC and the Company, entering into a new quota share agreement in its place and transforming the Company into a reinsurance entity. However, following a review of the alternative transaction structure over a series of meetings, EMCC's Board of Directors ultimately declined to pursue the proposed alternative transaction structure for the Company because it believes that alternative transaction structure (i) would be extremely difficult to implement, manage and execute, (ii) imposed significant risks, obligations and uncertainties, (iii) would fail to solve the corporate organizational issues of managing the divergent financial and operational goals and objectives of a publicly-traded subsidiary company and those of its mutual parent company and (iv) presented issues with obtaining insurance regulatory approval. In addition, EMCC's Board of Directors believes that the alternative transaction structure proposed by the Special Committee was not in the best interest of EMCC's policyholders and did not address the Company's limited ability to access the equity markets (given the requirement that EMCC maintain ownership of at least 50.1% of the Company for the pool members to qualify for a group rating from A.M. Best Company), the small public float and limited trading volume in the Company's common stock and the increasing costs associated with the Company remaining a public company.

              Based on the EMCC Board of Directors' belief that none of the potential alternatives to the merger that it considered were likely to substantially improve the Company's shareholder value and performance while remaining consistent with EMCC's primary focus as a mutual company on serving the best interests of its policyholders, EMCC's Board of Directors concluded that acquiring ownership of the common stock that it did not already own would be in the best interests of EMCC and its policyholders. EMCC's Board of Directors believes that the merger consideration of $36.00 per share is likely higher than the price at which the common stock would trade in the foreseeable future (absent the offer from EMCC). This price represents an approximate 50% premium to the $23.99 closing market price of the common stock on the Nasdaq Global Select Market as of November 15, 2018, the last trading day prior to the public announcement of EMCC's original proposal to acquire 100% ownership of the Company, a 27% premium to the $28.44 book value per share of the Company as of March 31, 2019 and an increase of 20% over EMCC's original proposed price of $30.00 per share.

              EMCC's Board of Directors considered several potential alternative transaction structures to acquire all of the Company's outstanding common stock, including a long-form one-step upstream merger, a cash tender offer followed by a back-end short-form merger, and a reverse stock split. Given the relationship between EMCC and the Company, EMCC's Board of Directors focused on implementing a structure that afforded the most procedural fairness to the public shareholders. Accordingly, EMCC's Board of Directors elected to structure the proposed transaction as a long-form one-step upstream merger in order to allow for the most comprehensive disclosure of the proposed transaction to the public shareholders and to provide such shareholders with the option to exercise their appraisal rights in connection with the proposed merger. Additionally, EMCC's Board of Directors structured the transaction to be contingent on the Special Committee's approval of the merger agreement, the receipt of "majority of the minority" shareholder approval of the merger agreement and by not requiring any termination or "break-up" fees with respect to the merger agreement. EMCC's Board of Directors was also willing to consider alternative transaction structures not involving a merger of EMCC with or into a third party.

Certain Effects of the Merger

Effect on Ownership Structure

              At the effective time of the merger, the public shareholders will cease to have ownership interests in the Company or rights as the Company's shareholders. Therefore, the public shareholders will not participate in the Company's earnings, growth or receipt of dividends following the merger and will not benefit from any increase in its value following the merger.

Effect on Listing, Registration and Status of Common Stock

              The common stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the symbol "EMCI." As a result of the merger, the Company will be a privately held company, and there will be no public market for the common stock. After the merger, the common stock will cease to be listed on the Nasdaq Global Select Market, and price quotations with respect to sales of shares of the common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. As a result, certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, will no longer be applicable to the Company.

Effect on Organization and Management

              At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation in the merger, until their successors are duly elected and qualified. It is expected that, immediately following the effective time of the merger, the Company's officers immediately prior to the effective time of the merger will remain the officers of the surviving corporation. At the effective time of the merger, the articles of incorporation of the Company will be amended and restated to be in the form attached as an exhibit to the merger agreement until thereafter amended in accordance with its terms and Iowa law, and the by-laws of the Company will be amended and restated to be in the form attached as an exhibit to the merger agreement and, as so amended, will be the by-laws of the Company following the merger until thereafter amended in accordance with their respective terms and Iowa law.

              It is expected that, upon consummation of the merger, the Company will conduct its operations substantially as they currently are being conducted; however, the Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of EMCC has advised the Company that they do not have any present plans or proposals that relate to, or would result in, an extraordinary transaction following completion of the merger involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. The Company expects, however, that following the merger, its management will continuously evaluate and review its business and operations and may develop new plans and proposals that they consider appropriate to maximize value. EMCC reserves the right to make any changes it deems appropriate in light of its evaluation and review, or in light of future developments.

Beneficial and Detrimental Effects

              A benefit of the merger to EMCC, and thereby also to the Company and its affiliates, is that the Company's future earnings, dividends and growth will be solely for their benefit and not for the benefit of the public shareholders. EMCC also believes that acquiring ownership of all of the outstanding common stock that it does not currently own will simplify its corporate and organizational structure to allow EMCC's management to focus on its primary fiduciary responsibilities to EMCC's policyholders instead of the often disparate interests of EMCC's policyholders and the public shareholders. Additionally, EMCC will be able to eliminate public company costs and dividends, providing more cash for payment of interest on borrowings and to finance operations and acquisitions.

              Detriments of the merger to EMCC and its affiliates are the risk that the Company will decrease in value following the merger, the lack of publicly-traded stock used in equity compensation of the employees of EMCC, and the payment by the Company of approximately $5.4 million in transaction costs and estimated fees and expenses related to the merger. See "— Estimated Fees and Expenses of the Merger" beginning on page [•].

              The benefit of the merger to the public shareholders is the right to immediately receive in the merger $36.00 per share and that they will not bear the risk of continuing their investment in the Company. The detriments of the merger to public shareholders are that they will cease to participate in the Company's future earnings and growth, if any, will no longer receive regular quarterly dividends from the Company and that the receipt of the payment for their shares in the merger will be a taxable event for federal income tax purposes. See "— Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [•].

Effect on EMCC's Interest in Net Book Value and Net Earnings

              As the Company's sole shareholder following the consummation of the merger, EMCC's interests in the Company's net book value and net earnings will be 100% based on its ownership of 100% of its outstanding common stock. Accordingly, public shareholders will no longer hold any direct or indirect equity interest in the Company and, therefore, will no longer own any interest in the Company's net book value, net earnings or dividends. As such, immediately after the merger, on a GAAP basis, and based on the Company's unaudited March 31, 2019 financial statements, EMCC's 100% interest in the Company will be equal to approximately $616 million in the surviving corporation's net book value and $34 million in the surviving corporation's net earnings based on the Company's net earnings for the three months ended March 31, 2019. However, EMCC's financial statements are prepared in conformity with the statutory accounting practices prescribed by the Iowa Insurance Division rather than GAAP, which differs in certain material respects from GAAP preparation.

Conversion of Outstanding Company Common Stock, Stock Options and Restricted Stock

              If the merger agreement is adopted by the Company's shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger. After the merger, EMCC will beneficially own all of the Company's outstanding capital stock.

              When the merger is completed, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares), will be converted into the right to receive $36.00, without interest and subject to tax withholding.

              As of the effective time of the merger, each vested option to purchase shares of common stock that is outstanding immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration of $36.00 per share will be cancelled in exchange for an amount in cash equal to the product of (a) the excess of the merger consideration of $36.00 per share over the per share exercise price of the option, and (b) the number of shares of common stock underlying the option. All of the Company's outstanding options to purchase common stock are fully vested. Accordingly, no options to purchase common stock will have their vesting schedule accelerated as a result of the merger.

              As of the effective time of the merger, each restricted share and each restricted share unit that is outstanding and not vested immediately prior to the effective time of the merger will be forfeited and converted into a right to receive an amount in cash equal to the product of (a) the merger consideration of $36.00 per share multiplied by (b) the total number of shares of common stock underlying such restricted share and restricted share unit, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the unvested restricted share or restricted share unit that was converted, other than with respect to certain retired employees, whose rights shall be payable within 15 business days after the closing date.

Interests of Certain Persons in the Merger

              In considering the recommendation of the Company's Board, you should be aware that certain of the Company's officers and directors, and the Company and its affiliates, have interests in the merger that are different from, or are in addition to, the interests of the public shareholders generally. The Special Committee and the Company's Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the approval of the merger agreement proposal. See "— Background of the Merger" beginning on page [•].

Company Directors

              Mr. Bruce G. Kelley is the Company's President, Chief Executive Officer and a member of its Board, and also is the President and Chief Executive Officer of EMCC and a member of EMCC's Board of Directors. As a result of his dual roles, in order to avoid any potential conflict of interest, Mr. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions and votes regarding the merger and alternatives thereto and was not involved in the negotiation of the merger agreement or the merger.

Company Executive Officers

              The Company and its subsidiaries have no employees and its business activities are conducted by the approximately 2,500 employees of EMCC. The Company is charged its proportionate share of salary and employee benefit costs by EMCC based on time allocations or pursuant to the terms of a pooling agreement with EMCC. Utilizing EMCC's employees, the Company conducts operations in property and casualty insurance and reinsurance through its subsidiaries. All of the Company's executive officers are also executive officers of EMCC. None of the Company's executive officers are entitled to any change-in-control, retention or other bonus payments in connection with the merger. For additional information on the Company's executive officers, see "Important Information Regarding EMC Insurance Group Inc." beginning on page [•].

Equity Ownership in the Company; Merger Consideration to be Received by Company Directors and Officers

              Each of the Company's directors and officers will be entitled to receive in the merger $36.00 per share of common stock that they hold at the effective time of the merger.

              Upon completion of the merger, in respect of vested options they hold to acquire shares of common stock, the Company's executive officers will be entitled to receive an amount in cash equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $36.00 over the per-share exercise price of such stock option, without interest and subject to tax withholding. All of the Company's outstanding options to purchase common stock are fully vested. Accordingly, no options to purchase common stock will have their vesting schedule accelerated as a result of the merger.

              Each executive officer of the Company who holds unvested restricted shares or restricted share units will, at the effective time of the merger, have such restricted shares and restricted share units cancelled and converted into a right to receive an amount in cash equal to the product of (1) the merger consideration of $36.00 per share multiplied by (2) the total number of shares of common stock underlying such restricted share and restricted share unit, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the unvested restricted share or restricted share unit that was converted, other than with respect to certain retired employees, whose rights shall be payable within 15 business days after the closing date.

              The following table sets forth as of May 31, 2019, the consideration payable to the non-employee directors and executive officers of the Company in connection with the merger:

Name	Stock Owned	Cashed Out Stock Options	Remaining Restricted Stock Awards and Units Subject to Continued Vesting
Peter S. Christie	$92,808	$-	$-
Stephen A. Crane	$547,200	$-	$-
Jonathan R. Fletcher	$484,200	$-	$-
Bruce G. Kelley(1)	$9,874,836	$558,424	$540,000
Gretchen H. Tegeler	$658,764	$-	$-
Dan D. Aksamit	$82,155	$-	$166,248
Ian C. Asplund	$258,876	$57,381	$195,912
Daniel C. Crew	$268,897	$82,855	$141,984
Bradley J. Fredericks	$169,267	$4,953	$182,376
Lisa L. Hamilton	$151,884	$82,971	$172,332
Scott R. Jean	$702,072	$29,718	$405,000
Meyer T. Lehman(2)	$40,535	$-	$182,556
Robert L. Link	$332,208	$431,730	$202,680
Mick A. Lovell	$279,522	$269,212	$405,000
Elizabeth A. Nigut	$108,862	$217,399	$202,680
Larry W. Phillips	$175,284	$-	$202,680
Mark E. Reese	$753,300	$266,970	$202,680
Lisa A. Simonetta	$253,350	$104,947	$202,680
Sanjeev K. Singh	-	$-	$81,072
Todd A. Strother	$31,284	$-	$168,876
(1)
Includes $81,000 of indirect holdings held by spouse
(2)
Includes $27,323 of indirect holdings and $40,680 of unvested restricted stock awards and units held by spouse.

              For further information regarding the beneficial ownership of common stock by the Company's directors and named executive officers, see "Important Information Regarding EMC Insurance Group Inc. — Security Ownership of Management and Certain Beneficial Owners" beginning on page [•].

No Golden Parachute or Other Compensation Payable to the Company's Named Executive Officers in Connection with the Transaction

              None of the Company's executive officers are entitled to any compensation that is enhanced by reason of the occurrence of the merger. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any "golden parachute compensation" for the Company's named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement. Because no "golden parachute" or similar compensation arrangements are to be received by any of the Company's named executive officers based on or otherwise relating to the transactions contemplated by the merger agreement, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c)under the Exchange Act.

Employment with the Surviving Corporation Post-Merger

              It is expected that immediately following the effective time of the merger, the Company's officers immediately prior to the effective time of the merger will remain officers of the surviving corporation.

Directors of the Surviving Corporation Post Merger

              The directors of Merger Sub at the effective time of the merger will, from and after the effective time of the merger, be the directors of the Company, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Company. Other than Bruce Kelley, none of the current directors of the Company will be, after the effective time of the merger, directors of the Company.

Indemnification and Insurance

              Pursuant to the merger agreement, EMCC or the Company, as the surviving corporation in the merger, to the fullest extent permitted by Iowa law and the Company charter documents, will indemnify, and advance expenses to, the current and former directors and officers of the Company and its subsidiaries (the "indemnified parties"), against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or pending claim, suit, investigation, litigation, administrative action or dispute or proceeding by or before any governmental entity, whether civil, administrative or investigative, arising out of or pertaining to any action or omission occurring at or before the time of the merger. EMCC or the Company, as the surviving corporation in the merger, will advance to the indemnified party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by Iowa law and the Company charter documents; provided that any determination that may be required to be made with respect to whether an indemnified party is entitled to indemnification under the Company charter documents or the surviving corporation's charter documents shall be made by independent legal counsel selected by the indemnified party. The Company will be entitled to assume the defense of any such claim, suit, investigation, litigation, administrative action or dispute or proceeding by or before any governmental entity and will not be liable to any indemnified party for any legal expenses of separate counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the indemnified party advises that there are issues that raise conflicts of interests between the Company and the indemnified party or such indemnified party has legal defenses available to it that are different from or in addition to those available to the Company, the indemnified party may retain counsel reasonably satisfactory to the Company, and the Company will pay all reasonable fees and expenses of such counsel for the indemnified party; provided that the Company will not be liable for the fees of more than one counsel with respect to a particular claim, suit, investigation, litigation, administrative action or dispute or proceeding by or before any governmental entity, for all indemnified parties, other than local counsel, unless a conflict of interest will be caused thereby; provided, further, that the Company will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed).

              For a period of at least six years following the merger, EMCC or one of its subsidiaries will obtain and fully pay the premium for the extension of the Company's current directors and officers insurance and indemnification policies (including Side A coverage) that provides coverage for events occurring at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies with regard to matters claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred prior to the effective time of the merger including in connection with the merger agreement or the transactions or actions contemplated thereby. If EMCC or one of its subsidiaries is unable to obtain such "tail" insurance policies as of the effective time of the merger, EMCC or one of its subsidiaries will continue to maintain in effect for a period of at least six years following the merger the Company's director and officer insurance in place as of the date of the merger agreement, with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies, or EMCC or one of its subsidiaries will purchase comparable director and officer insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies; provided that neither EMCC nor any of its subsidiaries will be required to pay an annual premium in excess of 300% of the existing premium the Company pays, but in such case will purchase as much of such coverage as possible for such amount.

Compensation of the Special Committee

              In consideration of the expected time and other commitments that would be required of Special Committee members, the Company's Board determined that each member of the Special Committee would receive a fee equal to the greater of (i) $80,000 ($100,000 for the Chair) or (ii) $2,500 ($3,125 for the Chair) per meeting of the Special Committee; however, if the Special Committee holds more than 32 meetings, then the members will be paid a fee of $2,500 ($3,125 for the Chair) for each additional meeting held in excess of the 32 meetings. The fees were payable without regard to whether the Special Committee intended to recommend approval of the merger agreement or whether the merger was consummated. In addition, the members of the Special Committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee.

Plans for the Company if the Merger is Not Completed

              It is expected that, if the merger is not completed, the Company's current management, under the direction of the Company's Board, will continue to manage the Company as an ongoing business. From time to time, it is expected that the Company's Board will evaluate and review the Company's business operations, properties, dividend policy and capitalization, among other things, make such changes as deemed appropriate and continue to seek to identify strategic alternatives to increase shareholder value. If the merger is not consummated for any reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company's business and operations will not be adversely affected. In addition, if the merger is not consummated, it is anticipated that EMCC will continue to hold a controlling interest in the Company and would effectively control whether an alternative change in control transaction could be effected.

Estimated Fees and Expenses of the Merger

              The Company expects to incur approximately $5.4 million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$4,315,000
Legal and accounting fees and expenses	695,000
Special committee fees and expenses[1]	340,000
Payment agent fees and expenses	20,000
Miscellaneous[2]	30,000

Total	$5,400,000

(1)        Assumes that the Special Committee will not hold more than 32 meetings.

(2)        This estimate includes fees and expenses incurred, and expected to be incurred, with respect to the solicitation of proxies in connection with the merger.

              In general, except as provided below, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. Pursuant to the terms of the merger agreement, EMCC will bear the costs and expenses of printing and mailing this proxy statement and the

Schedule 13E-3, and all filing and other fees paid to the SEC in connection with the merger. In addition, it is expected that Merger Sub and/or EMCC will incur other legal and other advisory fees.

Regulatory Approvals and Requirements

              In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  •
  filing articles of merger with the Iowa Secretary of State in accordance with Iowa law;

  •
  certain filings necessary to obtain the approval of applicable insurance regulatory agencies in the state of Iowa in connection with the merger and with actions that may be taken by the Company and its subsidiaries to make funds available to EMCC to partially fund payment of the merger consideration prior to the effective time of the merger; and

  •
  certain notice filings with the Nasdaq Global Select Market.

              Additionally, certain filings by EMCC may be necessary to obtain the approval of applicable insurance regulatory agencies, and/or to secure waivers or exemptions from those regulatory agencies negating the need for making such filings and obtaining such approvals, in connection with consummating the merger and the issuance of surplus notes as well as various actions EMCC will take to obtain and distribute funds to partially fund payment of the merger consideration prior to the effective time of the merger. The Company and EMCC believe that no other federal or state regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

              On March 22, 2019, Robin Ruzek, a purported stockholder, filed a purported class action complaint against EMCC, and each member of the Company's Board, including the members of the Special Committee, in the Iowa District Court for Polk County captioned Ruzek v. Kelley et al., 05771-CV-057826. The complaint alleges, among other things, that the defendants breached their fiduciary duties to holders of the Company's common stock in connection with the proposed merger and that the consideration to be received by the holders of common stock was grossly inadequate and unfair. The complaint seeks monetary and equitable relief. The Company and the Board believe that the claims lack merit and intend to vigorously defend against such claims.

No Solicitation; No Adverse Company Recommendation

              Pursuant to the merger agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which are referred to collectively in this proxy statement from time to time as, "representatives") to directly or indirectly:

  •
  initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing non-public information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

  •
  execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement);

  •
  enter into any contract, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than EMCC, Merger Sub, or any of their respective subsidiaries or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

              If, prior to the time shareholders approve the merger agreement proposal, the Company receives an unsolicited bona fide written acquisition proposal, (i) the Special Committee is permitted to participate in discussions regarding such acquisition proposal to the extent necessary to clarify the terms of such acquisition proposal; and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) the acquisition proposal constitutes or would reasonably be expected to lead to a "superior proposal"; and (b) the failure to take the actions below with respect to such acquisition proposal would be inconsistent with the fiduciary duties of the Company's Board under Iowa law, then the Special Committee may, in response to such acquisition proposal:

  •
  furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement (as long as all such information provided to such person has previously been provided to EMCC or is provided to EMCC prior to or concurrently with the time it is provided to such person); and

  •
  participate in discussions and negotiations with such person regarding such acquisition proposal.

              The Special Committee must promptly (and, in any event, within 36 hours) advise EMCC in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by; (ii) any information is requested from; or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep EMCC informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company's Board's or the Special Committee's intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to certain of the executive officers of the Company, the Company will have no obligations to EMCC with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made or becomes aware of such acquisition proposal, inquiry or other information.

              Except as described below, neither the Company's Board nor any committee thereof (including the Special Committee) is permitted to undertake any adverse company recommendation.

              The provision of factual information by the Company to its shareholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Special Committee's and the Company's Board's recommendation and, if requested in writing by EMCC prior to the making of such disclosure, reaffirms such recommendations.

              At any time prior to the time shareholders approve the merger agreement proposal, the Company's Board may make an adverse company recommendation pursuant to the procedures set forth in the merger agreement, if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisor and outside legal counsel, that failure by the Company's Board to take such action would be inconsistent with its fiduciary duties under Iowa law, in response to (i) a superior proposal received by the Company after the date of the merger agreement or (ii) an "intervening event." as described in the section entitled "The Merger Agreement — Covenants and Agreements — No Solicitation; No Adverse Company Recommendation" beginning on page [•].

Material U.S. Federal Income Tax Consequences of the Merger

              The following is a discussion of the U.S. federal income tax consequences of the merger generally applicable to you, if you are a U.S. holder (as defined below) of shares of common stock who receives cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders that are not U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the U.S. Internal Revenue Service, and other applicable authorities, each as currently in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. The Company does not intend to seek any ruling from the Internal Revenue Service with respect to the merger.

              For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of common stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

              This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, U.S. holders who (i) are insurance companies, dealers or brokers in securities or currencies, regulated investment companies and real estate investment trusts, (ii) are traders in securities and elect the mark-to-market method of accounting, (iii) are subject to the alternative minimum tax, (iv) have a functional currency other than the U.S. dollar, (v) are tax-exempt organizations (including private foundations), banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities (including S corporations) or investors in partnerships or such other entities, (vi) hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, (vii) will hold, directly or indirectly, an equity interest in the surviving corporation, (viii) acquired their shares of common stock through the exercise of employee stock options or otherwise in connection with the performance of services, (ix) own, directly, indirectly or constructively, 5% or more of the outstanding shares of common stock, or (x) exercise their appraisal rights.

              If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships holding shares of common stock and the partners therein are urged to consult their tax advisor with respect to the tax consequences of the merger.

Because this discussion is intended to be a general summary only and individual circumstances may differ, U.S. holders of shares of common stock are urged to consult their own tax advisors to determine the applicability of the rules discussed below and the particular tax consequences to them of the merger on a beneficial holder of shares of common stock, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

              The receipt of cash by you pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) your adjusted tax basis in the shares of common stock exchanged therefor.

              If your holding period in your shares of common stock is greater than one year as of the effective date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of shares of common stock at different times and different prices, you must determine your gain or loss, adjusted tax basis and holding period separately with respect to each block of shares of common stock.

Net Investment Income Tax

              Certain U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of "net investment income," which includes gains recognized upon a disposition of stock. You are urged to consult your tax advisors regarding the applicability of the net investment income tax to any gain recognized pursuant to the merger.

Information Reporting and Backup Withholding

              Payments made to you pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, if you do not otherwise establish an exemption, you should complete and return Internal Revenue Service Form W-9, certifying that you are a U.S. person, the taxpayer identification number provided is correct and you are not subject to backup withholding.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, if you furnish the required information to the Internal Revenue Service in a timely manner. You should consult your tax advisors regarding the application of backup withholding in your particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the merger in light of your particular circumstances and the application of state, local and non-U.S. tax laws.

Source of Funds

              The Company, EMCC and Merger Sub estimate that the total amounts of funds required to complete the merger and pay related fees and expenses is approximately $378.5 million. These payments are expected to be funded entirely by a combination of existing cash and proceeds from a $150 million term loan with the Federal Home Loan Bank of Des Moines (the "Term Loan"), as well as potentially including proceeds from a private issuance of surplus notes to unrelated third-party investors. On May 10, 2019, EMCC entered into the Term Loan under a line of credit that EMCC maintains with the Federal Home Loan Bank of Des Moines. The Term Loan matures on May 8, 2026, is secured by collateral pledged which is equivalent in value to the outstanding balance of the loan, accrues interest at an annual fixed rate of 2.58% and interest and principal are payable monthly (with monthly interest payments commencing immediately and monthly principal payments commencing on November 30, 2019). EMCC may prepay the Term Loan in whole or in part for a prepayment fee. EMCC expects to repay the Term Loan over its stated term with cash generated from operations.

              The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the merger agreement, EMCC and Merger Sub have represented that EMCC has sufficient funds readily available to consummate the merger and, at the effective time of the merger, EMCC will have and will make available to Merger Sub all funds necessary to (i) pay the aggregate merger consideration, (ii) pay all fees and expenses required to be paid by EMCC in connection with the transactions contemplated by the merger agreement and (iii) satisfy all other payment obligations of EMCC and the Company payable on the closing date of the merger, including in respect of options, restricted shares and restricted share units.

Anticipated Accounting Treatment of Transaction

              The transaction will be accounted for under the purchase method of accounting. Under this method, the statutory book value of the shares of the Company acquired will be established as the carrying value for those shares. The excess of the cost of acquiring the shares of the Company over the statutory book value of the shares will not be established as goodwill and will be reflected as an unrealized loss.

Dissenters' Rights to Appraisal

              Under the Iowa Business Corporation Act, holders of shares of common stock (i) who do not vote "FOR" the merger agreement proposal (including by not returning an unmarked proxy card, which will be voted in favor of the merger agreement proposal); (ii) who properly demand appraisal of their shares from the Company; (iii) who do not withdraw such demand or otherwise waive or lose their right to appraisal and (iv) who otherwise comply with the requirements of Division XIII of the Iowa Business Corporation Act will be entitled to seek, in the Iowa District Court for Polk County, appraisal for, and obtain payment in cash for the fair value of, their shares of common stock, plus accrued interest, in lieu of receiving the merger consideration, if the merger is completed. This appraised value could be more than, the same as, or less than the merger consideration. Any holder of record of shares of common stock intending to exercise appraisal rights, among other things, (a) must submit a written notice, prior to the vote on the merger agreement proposal, of the shareholder's intent to demand appraisal rights; (b) must not vote, or cause or permit to be voted, any shares in favor of the merger agreement proposal; (c) must continue to hold the shares through the effective time of the merger; and (d) must otherwise comply with all of the procedures required by Division XIII of the Iowa Business Corporation Act. Beneficial owners of shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, may assert appraisal rights only if the shareholder submits to the Company the record holder's written consent to the assertion of such rights and does so with respect to all shares that are beneficially owned by the beneficial shareholder. The complete text of Division XIII of the Iowa Business Corporation Act is included as Annex B to this proxy statement. You are encouraged to read Division XIII of the Iowa Business Corporation Act carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders of the Company who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with these provisions may result in loss of the right of appraisal. Any holder of common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration of $36.00 per share in cash if such person is a shareholder of the Company as of the effective time of the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

              This proxy statement, and the documents incorporated by reference in this proxy statement, include "forward-looking statements" that reflect the Company's current views as to future events and financial performance with respect to the Company's operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, "Summary Term Sheet," "Questions and Answers About the Special Meeting and the Merger Agreement Proposal," "Special Factors," "The Special Meeting," and "Important Information Regarding EMC Insurance Group Inc." and in statements containing the words "aim," "anticipate," "are confident," "believe," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will" and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

              You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot assure you that the actual results or developments anticipated will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and the Company undertakes no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, the Company believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the merger agreement;

  •
  the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders (including the affirmative vote of the required shareholder voting groups, in each case, in favor of the merger agreement proposal);

  •
  the risk that a condition to closing of the merger may not be satisfied;

  •
  the failure of the merger to close for any other reason;

  •
  the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

  •
  the fact that directors and officers of the Company have interests in the merger that are different from, or in addition to, the interests of the shareholders of the Company generally in recommending that such shareholders vote to approve the merger agreement;

  •
  the effect of the announcement of the merger on the Company's business relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  catastrophic events and the occurrence of significant severe weather conditions;

  •
  the adequacy of loss and settlement expense reserves;

  •
  state and federal legislation and regulations;

  •
  changes in the U.S. federal corporate tax law;

  •
  changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

  •
  rating agency actions;

  •
  "other-than-temporary" investment impairment losses; and

  •
  other risks detailed in the Company's filings with the SEC, including its most recent filing on Form 10-K, as amended.

              See "Where You Can Find Additional Information" beginning on page [•]. Many of the factors that will determine the Company's future results are beyond its ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company cannot guarantee any future results, levels of activity, performance or achievements.

 THE PARTIES TO THE MERGER

EMC Insurance Group Inc.

              EMC Insurance Group Inc. is an insurance holding company that was incorporated in Iowa in 1974 by EMCC and became a public company in 1982 following the initial public offering of its common stock. The Company is currently approximately 54% owned by EMCC. The Company does not employ any staff to conduct its operations, nor does the Company own or lease any facilities or information technology systems necessary for its operations. As a result, the Company relies on EMCC's employees, facilities and information technology systems to conduct its business. The Company is charged its proportionate share of salary and employee benefit costs by EMCC based on time allocations or pursuant to the terms of a pooling agreement with EMCC. Utilizing EMCC's employees, the Company conducts operations in property and casualty insurance and reinsurance through its subsidiaries.

              Property and casualty insurance is the most significant segment of the Company's business, totaling 77% of consolidated premiums earned in 2018; however, on October 29, 2018, the Company and EMCC announced that they had made a strategic decision to exit personal lines of business by early 2020 so that more time and resources could be dedicated to the commercial and reinsurance business. The property and casualty insurance operations are integrated with the property and casualty insurance operations of EMCC through participation in a reinsurance pooling agreement. Because the Company conducts its property and casualty insurance operations, together with EMCC, through a reinsurance pooling agreement, the Company shares the same business philosophy, management, employees and facilities as EMCC and offers the same types of insurance products. Reinsurance operations accounted for 23% of consolidated premiums earned in 2018. The principal business activity of the Company's reinsurance segment is to assume, through a quota share reinsurance agreement, 100% of EMCC's assumed reinsurance business, subject to certain exceptions.

              Additional information about the Company is contained in the Company's public filings, certain of which are incorporated by reference into this proxy statement. For more information about the Company, see "Important Information Regarding EMC Insurance Group Inc." and "Where You Can Find Additional Information" beginning on pages [•] and [•], respectively. The Company's website and the information contained therein or connected thereto is not intended to be incorporated by reference into this proxy statement.

Employers Mutual Casualty Company

              Employers Mutual Casualty Company is a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911. EMCC is the parent company of a group of subsidiary companies known as the EMC Insurance Companies, which are licensed in all 50 states and the District of Columbia. EMCC currently owns approximately 54% of the outstanding common stock of the Company. EMCC's approximately 2,500 employees conduct the business activities of the Company and its subsidiaries.

              See "Important Information Regarding EMCC and Merger Sub" beginning on page [•].

Oak Merger Sub, Inc.

              Oak Merger Sub, Inc. is an Iowa corporation and wholly owned subsidiary of EMCC that was formed solely for the purpose of engaging in the merger. Merger Sub has not engaged in any business other than in connection with the merger. See "Important Information Regarding EMCC and Merger Sub" beginning on page [•].

 THE SPECIAL MEETING

Date, Time and Place

              This proxy statement is being furnished to the Company's shareholders as part of the solicitation of proxies by the Company's Board for use at the special meeting, which will be held at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309, on [•], 2019, commencing at [•] Central Time, or at any adjournments or postponements thereof.

              The purpose of the special meeting is for the Company's shareholders to consider and vote upon the merger agreement proposal and the adjournment proposal. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to the Company's shareholders on or about [•], 2019.

Record Date and Quorum

              The holders of record of shares of common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. As of the record date, [•] shares of common stock were issued and outstanding.

              The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

              The merger cannot be completed without the affirmative vote of the required shareholder voting groups, in each case, in favor of the merger agreement proposal. Pursuant to the Company's by-laws, issued and outstanding shares of common stock as of the close of business on the record date are entitled to one vote per share. Your failure to vote your shares of common stock or your abstention from voting on the merger agreement proposal will have the same effect as a vote "AGAINST" the merger agreement proposal.

              The adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote at the meeting. Abstentions from voting will have the same effect as a vote "AGAINST" the adjournment proposal. Under the merger agreement, EMCC agreed to vote all of its shares of common stock "FOR" the adjournment proposal, thus assuring that the adjournment proposal will pass. As a result, your vote (or failure to vote) on the adjournment proposal will not have an effect on the outcome of the vote.

              Except in their capacities as members of the Company's Board or the Special Committee, as applicable, no executive officer or director of the Company has made any public recommendation either in support of, or in opposition to, the merger agreement proposal. Based on the unanimous recommendation of the Special Committee, the Company's Board voted to approve and recommend the merger agreement and the merger. In order to avoid any potential conflict of interest, Bruce G. Kelley recused himself from all of the Company's Board's and EMCC's Board of Directors' respective discussions, considerations, recommendations and votes with respect to the proposed transaction.

              Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote "FOR" the merger agreement proposal.

Broker Non-Votes

              If you hold your shares of common stock in "street name" through a broker, bank, or other nominee, you should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to you. A broker, bank, or other nominee's ability to vote your shares for you is governed by the rules of various national and regional securities exchanges. Without your specific instruction, a broker, bank or other nominee may only vote your shares on "routine" proposals and may not vote your shares on "non-routine" matters. It is expected that each of the proposals to be voted on at the special meeting are considered "non-routine" proposals which your bank, broker, or other nominee cannot vote on your behalf, resulting in a "broker non-vote." As a result, if you hold your shares of common stock in "street name" and you do not provide voting instructions with respect to the merger agreement proposal, your common stock will have the same effect as a vote "AGAINST" the merger agreement proposal. If you hold your shares of common stock in "street name" and you do not provide voting instructions with respect to the adjournment proposal, your common stock will not have an effect on the outcome of the vote on the adjournment proposal.

Abstentions

              Abstaining from voting will have the same effect as a vote "AGAINST" the merger agreement proposal and the adjournment proposal. Under the merger agreement, EMCC agreed to vote all of its shares of common stock "FOR" the adjournment proposal, thus assuring that the adjournment proposal will pass. As a result, your vote (or failure to vote) on the adjournment proposal will not have an effect on the outcome of the vote.

Voting; Proxies; Revocation

Attendance

              All holders of common stock as of the close of business on the record date for voting at the special meeting, including shareholders of record and beneficial owners of common stock registered in the "street name" of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

              Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares of common stock in "street name" through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

              To ensure that your shares of common stock are represented at the special meeting, the Company recommends that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

              If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for how to submit your vote. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

              If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted "FOR" the merger agreement proposal and the adjournment proposal. If you fail to return your proxy card, the effect will be that your shares will have the same effect as a vote "AGAINST" the approval of the merger agreement proposal, but will not affect the vote regarding the adjournment proposal.

              If you sign, date and return the proxy card, the proxies named on the proxy card will be authorized to take any action, in their discretion, upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement of the special meeting, so long as the Company's Board is not aware of any such other business a reasonable time before the special meeting. The Company's Board is not aware of any such other business as of the date of this proxy statement.

"Street Name" Shares

              If your shares of common stock are held by a bank, broker or other nominee on your behalf in "street name," your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

              Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

  •
  giving written notice of revocation to the Secretary of the Company at EMC Insurance Group Inc., 717 Mulberry Street, Des Moines, Iowa 50309;

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company; or

  •
  attending the special meeting and voting in person.

              Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

              Please note that if you hold your shares of common stock in "street name" and you have instructed a broker, bank or other nominee to vote your shares of common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Adjournments

              The special meeting may be adjourned from time to time for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal, although this is not currently expected. If the special meeting is adjourned, the Company could use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if the Company has received proxies representing a sufficient number of votes against the merger agreement proposal such that the merger agreement proposal would be defeated, the Company could adjourn the special meeting without a vote on the merger agreement proposal and seek to obtain sufficient votes in favor of the merger agreement proposal to obtain approval of the merger agreement proposal.

              Under the merger agreement, the special meeting may only be postponed or adjourned to the extent required by applicable law or at the request of EMCC. If there is present, in person or by proxy, at the special meeting or any adjourned meeting sufficient favorable votes to secure the required vote of the required shareholder voting groups necessary to adopt the merger agreement, the Company does not anticipate that it will adjourn (or further adjourn) the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the adjournment proposal will be voted in favor of adjournment, if such proposal is introduced at the special meeting.

Solicitation of Proxies

              The Company will bear the cost of its solicitation of proxies, except as described below. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding shares of common stock. The Company may solicit proxies by mail, personal interview, e-mail, telephone or via the Internet. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. The Company has agreed to pay D.F. King & Co., Inc. a fee of approximately $30,000, plus reimbursement of out-of-pocket expenses in respect of these services. In addition, the Company has agreed to indemnify D.F. King & Co., Inc. against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

              The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

              The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A, respectively, to this proxy statement, is intended to provide information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by the Company, EMCC and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, EMCC and Merger Sub contained in the merger agreement (a) have been qualified by matters specifically disclosed in the Company's filings with the SEC on or after December 31, 2016 and until May 6, 2019 (excluding any disclosures in the "Risk Factors" section thereof and any disclosures to the extent they are cautionary, predictive or forward-looking in nature), (b) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (d) have been included in the merger agreement for the purpose of allocating risk between the contracting parties (including to establish the circumstances in which a party to the merger agreement may have the right not to close the merger if, due to a change in circumstance or otherwise, the representations and warranties of the other party prove to be untrue or the covenants are not complied with) rather than establishing matters as fact. Accordingly, the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the Company or EMCC or their respective businesses. Information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may be fully reflected in the Company's or EMCC's public disclosures if determined to be material to the Company or EMCC, as applicable. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.

The Merger

              At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will terminate. The Company will survive the merger as a wholly owned subsidiary of EMCC. Merger Sub was created solely for the purposes of the merger and has no material assets or operations of its own.

              Following completion of the merger, the common stock will cease to be listed on the Nasdaq Global Select Market, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and the Company's current public shareholders will cease to have any ownership interest in the Company or rights as shareholders. Therefore, the public shareholders will not participate in the Company's future earnings or growth and will not benefit from any appreciation in value.

Closing and Effective Time of the Merger

              The effective time of the merger will occur at the time set forth in the articles of merger, which Merger Sub and the Company will file with the Secretary of State of the State of Iowa on the closing date of the merger. The closing will occur as soon as practicable, but not later than two business days following the day on which the conditions to the merger set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), or such other time as EMCC, Merger Sub and the Company may agree. For further discussion on the conditions precedent to the merger, see "— Conditions Precedent to the Merger" beginning on page [•].

Consideration to be Received in the Merger

              At the effective time of the merger, as a result of the merger and without any action on the part of EMCC, Merger Sub, the Company or the holder of any securities of Merger Sub or the Company, each share of common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration of $36.00 per share in cash, without interest and less any required withholding taxes. This does not apply to the excluded shares.

Cancellation of Shares of Company Common Stock

              All shares of the common stock converted into the merger consideration will no longer be outstanding, will automatically be cancelled and will cease to exist as of the effective time of the merger. Each certificate or book-entry share previously representing any shares of common stock will thereafter represent only the right to receive, with respect to each underlying share of common stock, the merger consideration. Each remaining outstanding share of common stock, all of which are owned by EMCC, will continue to remain outstanding.

Merger Sub Common Stock

              At the effective time of the merger, as a result of the merger and without any action on the part of EMCC or the Company, each share of the common stock, par value $1.00 per share, of Merger Sub will be converted into one share of common stock, par value $1.00 per share, of the surviving corporation.

Treatment of Stock Options, Restricted Shares and Restricted Share Units

Options

              At the effective time of the merger, each option that is outstanding immediately prior to the effective time will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such company option, be cancelled and converted into the right to receive, as soon as practicable following the effective time but no later than five business days thereafter, a lump sum cash payment, without interest and subject to tax withholding by EMCC, equal to the product of:

  •
  the excess, if any, of (1) the merger consideration over (2) the exercise price per share of the option, multiplied by

  •
  the number of shares subject to the option.

              All of the outstanding options to purchase common stock are fully vested. Accordingly, no options to purchase common stock will have their vesting schedule accelerated as a result of the merger.

Restricted Shares and Restricted Share Units

              At the effective time of the merger, each restricted share that is outstanding and not vested immediately prior to the effective time of the merger will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such restricted share, be forfeited and converted into a right to receive from EMCC payment of cash in an amount equal to the merger consideration of $36.00 per share, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the unvested restricted share that was converted. Any amount that becomes payable due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related restricted share would have become payable.

              At the effective time of the merger, each restricted share unit that is outstanding immediately prior to the effective time will, by virtue of the merger and without any action by EMCC, Merger Sub, the Company or the holder of such restricted share unit, be canceled, extinguished and converted into a right to receive from EMCC payment of cash in an amount equal to the merger consideration of $36.00 per share, which right will continue to be subject to the vesting conditions and risk of forfeiture applicable to the restricted share unit from which it was converted. Any amount that becomes payable due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related restricted share unit would have become payable, other than with respect to certain retired employees, which rights shall be payable within 15 business days after the closing date. If no vesting conditions remain applicable to the restricted share unit from which such right was converted at the effective time, then such right will be payable within 15 business days after the closing date.

Notice to Holders of Options, Restricted Shares and Restricted Share Units

              Prior to the effective time of the merger, the Company will use commercially reasonable efforts to deliver appropriate notices to option holders, holders of restricted shares and holders of restricted share units setting forth each holder's rights under the applicable EMCC benefit plan and stating that the options, restricted shares or restricted shares units will be treated in the manner described above.

Company's Board Approval of Section 16 Filers' Dispositions

              Prior to the effective time of the merger, the Company's Board will approve the dispositions of equity interests in the Company (including derivative securities), in connection with the merger agreement, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to applicable law. The Company's Board approval will specify (i) the name of each officer or director, (ii) the number of securities to be disposed of for each officer or director, and (iii) that the Company's Board is granting its approval for purposes of exempting the transaction from Section 16(b) of the Exchange Act.

Dissenters' Shares

              The merger agreement provides that any shares of common stock held by shareholders who have perfected a demand in writing for appraisal rights pursuant to Division XIII of the Iowa Business Corporation Act and have neither voted for the merger nor consented to it in writing, will not be converted into the right to receive the merger consideration, unless and until the dissenting holder effectively withdraws his or her request for, or loses his or her right to, appraisal under the Iowa Business Corporation Act. Each dissenting shareholder will be entitled to receive only the payment of the appraised value of their shares in accordance with Division XIII of the Iowa Business Corporation Act. See "Dissenters' Rights to Appraisal" for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Iowa law.

Exchange and Payment Procedures

              At or as promptly as practicable following the effective time of the merger, EMCC will deposit, or will cause the surviving corporation to deposit, an amount of cash in an exchange fund with an exchange agent sufficient to pay the merger consideration in respect of the shares of common stock that are being converted into the right to receive an amount in cash pursuant to the merger agreement. As soon as practicable after the effective time of the merger, EMCC will cause the exchange agent, which will be a bank or trust company selected by EMCC and reasonably acceptable to the Company, to mail to all record holders of a stock certificate or book-entry share a letter of transmittal and instructions on how to surrender stock certificates or book-entry shares in exchange for the merger consideration. As the holder of a certificate or book-entry share, you will receive the $36.00 in cash per share, less withholding taxes, only upon the proper surrender to the exchange agent of the certificate or book-entry share, the properly completed and executed letter of transmittal and other required documents and information.

You should not send in your stock certificates until you receive a letter of transmittal and instructions. Do not send certificates with the enclosed proxy card, and do not forward your stock certificates to the exchange agent without a properly completed letter of transmittal.

              If, prior to the effective time of the merger, a transfer of ownership of any share of common stock is not registered in the Company's transfer records, the merger consideration payable upon surrender of the stock certificate will be paid to the transferee only if the stock certificate that previously represented the share is properly endorsed and in proper form for transfer, or, if the share is a book-entry share, a properly completed letter of transmittal, duly completed and executed is presented to the exchange agent accompanied by documentation evidencing the effectiveness of such transfer and that the payment of any transfer or other taxes applicable to such transfer, in each case, in form and substance reasonably satisfactory to EMCC and the exchange agent.

              No interest will be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of certificates or book-entry shares. EMCC and the surviving corporation will be entitled to deduct and withhold from the merger consideration such amounts as EMCC and the surviving corporation are required to deduct and withhold pursuant to applicable tax laws. Any sum that is withheld will be treated as having been delivered and paid to the person from whom it is withheld.

              After the effective time of the merger, there will be no transfers on the stock transfer books of shares of common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented to the exchange agent they will be cancelled and exchanged for the merger consideration, if entitled thereto.

              Any portion of the merger consideration exchange fund that has not been claimed by shareholders for nine months after the effective time of the merger will be paid to the surviving corporation. Former shareholders who have not complied with the exchange and payment procedures described above will then look to the surviving corporation for payment of the merger consideration, without any interest due. None of the Company, EMCC, the exchange agent or any other person will be liable to any former shareholders for any amount of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

              If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. If reasonably required by the surviving corporation, you will also need to post a bond in a customary amount and upon such terms as the surviving corporation may determine are reasonably necessary as indemnity against any claim that may be made against it or the surviving corporation with respect to the certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Articles of Incorporation and By-laws

              Concurrently with the execution and delivery of the merger agreement, the by-laws of the Company were amended so as to provide for or permit the postponement of the Company's 2019 annual meeting of shareholders to a date that is after the anticipated closing date. At the effective time of the merger, the articles of incorporation of the Company will be amended and restated to be in the form attached as an exhibit to the merger agreement, and the by-laws of the Company will be amended and restated to be in the form attached as an exhibit to the merger agreement and, in each case, as so amended, will be the articles of incorporation and by-laws of the surviving corporation following the merger until thereafter amended in accordance with their respective terms and Iowa law.

Representations and Warranties

              The merger agreement contains representations and warranties made by the Company to EMCC and Merger Sub, and representations and warranties EMCC and Merger Sub made to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

              The merger agreement contains a number of representations and warranties made by the Company that relate to, among other things:

  •
  corporate organization, valid existence and good standing of the Company and its subsidiaries, their qualification to do business and similar matters;

  •
  capitalization of the Company, including the number of shares of common stock and the shares of common stock reserved for issuance;

  •
  corporate power and authority to enter into, execute and deliver the merger agreement and, subject to the approval of the merger agreement by the required vote of shareholders, to consummate the transactions contemplated by the merger agreement;

  •
  receipt by the Special Committee of a fairness opinion from Sandler O'Neill that the merger consideration payable to the public shareholders under the merger agreement is fair, from a financial point of view, to such shareholders;

  •
  recommendation of the Special Committee and the Company's Board that the shareholders adopt the merger agreement;

  •
  the absence of conflicts with charter documents, applicable law or certain contracts;

  •
  the absence (except for the consents noted in the merger agreement) of required governmental or third-party consents, approvals, filings or registrations in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  the absence of certain changes or events since December 31, 2018;

  •
  the accuracy of information supplied by or on behalf of the Company with respect to the Special Committee for inclusion or incorporation by reference in any document filed with regulatory agencies in connection with the merger agreement and included in this proxy statement;

  •
  the inapplicability of takeover statutes; and

  •
  except for the engagement of Sandler O'Neill, the absence of any brokers' fees payable by the Company or any of its subsidiaries in connection with the merger.

              Many of the representations and warranties in the merger agreement are qualified by knowledge or materiality qualifications or a "material adverse effect" clause. For purposes of the merger agreement, "material adverse effect" means any change, development, effect, circumstance, state of facts or event that (a) prevents or materially delays, interferes with or hinders the consummation of the merger by the Company; or (b) has a material adverse effect on the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

              The merger agreement provides that a "material adverse effect" will not include effects relating to or arising from (in the case of the first five bullets below, other than if any such change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any of its subsidiaries compared to other companies operating in the industries in which the Company or its subsidiaries operate):

  •
  changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations;

  •
  the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations;

  •
  changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company operates;

  •
  changes in any applicable laws or applicable accounting regulations (including U.S. generally accepted accounting principles or statutory accounting principles);

  •
  the existence, occurrence or continuation of any force majeure event, including any earthquake, flood, hurricane, tropical storm, fire or other natural disaster;

  •
  any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that, in each case, the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether there has been a "material adverse effect");

  •
  the announcement of the execution of the merger agreement and the transactions contemplated thereby;

  •
  any action taken or not taken by the Company or any subsidiary of the Company, in each case which is expressly required or prohibited by the merger agreement (provided, that such exception will not apply with respect to any action taken pursuant to the requirement that the Company and its subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice);

  •
  any action taken or not taken by the Company or any subsidiary of the Company at the written request or direction of EMCC;

  •
  any restatement of the Company's financial statements or the disclosure of any material weakness or significant deficiency in the Company's internal control over financial reporting;

  •
  any disclosures (or amendments to prior disclosures) in any SEC documents requested or required to be made at the direction of the SEC or SEC staff or the Company's independent registered public accountants;

  •
  any delinquent filing of an SEC document made by the Company after the applicable filing deadline as prescribed by the SEC's rules and regulations;

  •
  facts or circumstances expressly set forth or described in certain of the documents and reports filed by the Company with the SEC prior to May 8, 2019 (excluding any disclosures contained in the "Risk Factors" section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature);

  •
  any change or announcement of a potential change or change in outlook (including any negative watch) in the A.M. Best Company rating of the Company or any of the Company subsidiaries or any of their securities (provided, that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change to the extent not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether there has been a "material adverse effect"); or

  •
  any action or omission to act by EMCC or any of its affiliates under certain intercompany agreements involving EMCC and its affiliates (the "intercompany agreements") or any other agreement or arrangement between the Company and EMCC, including the exercise of any termination rights thereunder.

              The merger agreement also contains a number of representations and warranties made by EMCC and Merger Sub, including representations and warranties relating to:

  •
  corporate organization, valid existence and good standing of EMCC and Merger Sub, their qualification to do business and similar matters;

  •
  the corporate power and authority of EMCC and Merger Sub to enter into, execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  due and valid approval and adoption by the boards of directors of EMCC and Merger Sub of the execution and delivery of the merger agreement and the consummation of the merger and transactions contemplated by the merger agreement;

  •
  the absence of conflicts with their charter documents, applicable law or certain contracts;

  •
  the absence (except for the consents noted in the merger agreement) of required governmental or third-party consents, approvals, filings or registrations in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  the accuracy of information supplied in writing by EMCC and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

  •
  EMCC's ownership and control of the Company;

  •
  the formation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement, and its abstention from other business activities since its formation;

  •
  the availability of funds necessary to perform the obligations under the merger agreement and to consummate the transactions contemplated thereby;

  •
  the absence of certain legal proceedings; and

  •
  except for the engagement of Boenning, the absence of any brokers' fees payable in connection with the merger.

              A portion of the representations and warranties of EMCC and Merger Sub are qualified as to "materiality" or "material adverse effect." Under the merger agreement, a "material adverse effect" as applied to these representations and warranties means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, prevents or materially delays, interferes with or hinders the consummation of the merger by EMCC and Merger Sub.

Covenants and Agreements

Conduct of Business Prior to the Effective Time of the Merger

              During the period commencing upon the execution and delivery of the merger agreement and ending at the effective time of the merger or earlier termination of the merger agreement in accordance with its terms, except as expressly set forth in the applicable sections of the disclosure schedules, except as expressly contemplated or permitted by the merger agreement or required by applicable laws, the Company must, and must cause each of its subsidiaries, to do the following:

  •
  conduct business in the usual, regular and ordinary course consistent with past practice;

  •
  to the extent consistent with the bullet point above, use reasonable best efforts to preserve intact present business organizations, maintain rights and franchises, and maintain relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with the Company; and

  •
  use reasonable best efforts to maintain and keep its properties and assets in good repair and condition as is presently kept;

              provided, that any action taken by the Company at the written request or direction of EMCC will not constitute a breach of the merger agreement.

              Without limiting the generality of any of the covenants described above, during the period from the date of the merger agreement and continuing until the effective time of the merger, except as set forth in the applicable sections of disclosure schedules, as expressly contemplated by the merger agreement, or required by applicable laws, the Company must not take, cause or permit, or allow, cause or permit any of its subsidiaries to take, cause or permit, any action prohibited by the terms of any intercompany agreement or do any of the following, in each case, without the prior written consent of EMCC, which consent EMCC will not unreasonably withhold, condition or delay; provided that any action taken by the Company at the written request or direction of EMCC will not constitute a breach of the merger agreement:

  •
  make any material tax election, change any material method of tax accounting or settle or compromise any material tax liability of the Company or any of its subsidiaries, and, in any event, the Company will consult with EMCC before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, except to the extent the tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material taxes of the Company or any of its subsidiaries;

  •
  except as may be required as a result of a change in law, U.S. generally accepted accounting principles or statutory accounting principles, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

  •
  except as may be required by law, U.S. generally accepted accounting principles or statutory accounting principles, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

  •
  except in the ordinary course of business consistent with past practice, terminate, amend or modify, in any material respect, or waive any material provision of, any material contract;

  •
  enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its subsidiaries, in each case, in any geographic area or during any period of time;

  •
  engage in the conduct of any new line of business or discontinue any existing line of business;

  •
  knowingly take any action that is intended, or would reasonably be expected to result in, any of the conditions to the merger set forth in the merger agreement under the article entitled "Conditions Precedent" not being satisfied, or in a violation of any provision of the merger agreement;

  •
  (i) pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with past practice of declaring and paying quarterly dividends on common stock only, and not to exceed the per share amount of the last quarterly dividend paid on common stock in the amount of $0.23 per share or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of its subsidiaries;

  •
  (i) other than the annual increase in compensation to directors of the Company in the ordinary course of business and consistent with past practice (except that all of such annual compensation shall consist of cash), grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former director of the Company or any of its subsidiaries; (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any officer, employee or consultant of the Company or any of its subsidiaries; (iii) other than as required under applicable law, adopt, enter into or amend any of its benefit plans; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any of its benefit plans; (v) other than in the ordinary course of business consistent with past practice or as required under applicable law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its subsidiaries; (vi) other than as required under applicable law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of our subsidiaries; (vii) other than as required by any of its outstanding benefit plans, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) other than in the ordinary course of business consistent with past practice or as with respect to the treatment concerning options and equity-related securities as provided in the merger agreement, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any option or restricted share or any other right to acquire common stock or other of its equity or voting securities, or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company benefit plan to avoid the possible imposition of taxes or penalties under Section 409A of the Internal Revenue Code so long as such amendment or modification does not increase the cost to the Company under the applicable benefit plan;

  •
  compromise or settle any action; or

  •
  take, authorize or agree in writing or otherwise to take or authorize, any of the actions described above.

No Solicitation; No Adverse Company Recommendation

              For purposes of this proxy statement:

  •
  An "acquisition proposal" means any inquiry, proposal or offer from any third party relating to (a) any acquisition or purchase, in a single transaction or a series of related transactions (including by means of reinsurance), of (i) 10% or more of the outstanding common stock, (ii) 10% or more (based on the fair market value thereof) of the assets (including equity securities of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its subsidiaries that constitute or generate 10% or more of the total assets, consolidated revenues or net income (or in the case of reinsurance, exposure to insurance liabilities) of the Company and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than EMCC) having beneficial ownership of, directly or indirectly, 10% or more of the outstanding common stock, (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any subsidiary of the Company, other than, in each case, the transactions contemplated by the merger agreement or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c).

  •
  A "superior proposal" means an unsolicited bona fide acquisition proposal (except that references to "10% or more" in the definition of such term will be deemed for purposes of this definition of superior proposal to be references to "40% or more") made in writing and not solicited in violation of the non-solicitation provision of the merger agreement that the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals, shareholder approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the public shareholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms and conditions of the merger agreement as provided therein and the time likely to be required to consummate such acquisition proposal). With respect to clause (a) above, the Company acknowledged that EMCC will not vote any of the shares of common stock held by it, nor will EMCC have any obligation (express or implied) to vote any of the shares of common stock held by it, in favor of any "acquisition proposal" that contemplates, or is comprised in whole or in part of, an "EMCC proposal."

  •
  An "EMCC proposal" means any inquiry, proposal or offer from any person relating to (a) any acquisition, assignment, transfer or purchase, in a single transaction or a series of related transactions, of any of the equity interests, securities, assets or business of EMCC, including any of the outstanding shares of common stock of the Company held by EMCC, or any reinsurance agreement involving EMCC as a ceding or assuming company; (b) any merger, consolidation, amalgamation, business combination or any combination of the foregoing, or any recapitalization, liquidation, dissolution, share exchange or similar transaction, in each case, involving EMCC; (c) any demutualization, sponsored demutualization, mutual holding company conversion or other form of conversion or reorganization of EMCC; (d) any affiliation agreement or arrangement involving EMCC as a result of which EMCC would become a direct or indirect affiliate of any other person; (e) any change in the current members or construct of the Board of Directors of EMCC, including the removal or required resignation of any current member of the Board of Directors of EMCC, any increase in the number of directors comprising the Board of Directors of EMCC, or the election or appointment of any new or replacement member to the Board of Directors of EMCC; or (f) any other transaction involving EMCC, which has, or could reasonably be expected to have, a similar effect to those described in clauses (a) through (e) above, or which otherwise results, or could be reasonably expected to result, in a change of "control" of EMCC (as the term "control" is defined under the applicable insurance laws of the State of Iowa).

  •
  An "intervening event" means a material change, development, effect, circumstance, state of facts or event that affects the business, assets or operations of the Company occurring after the date of the merger agreement that is not related to the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto, and the occurrence of which is not reasonably foreseeable to the Special Committee as of the date of the merger agreement.

              Pursuant to the merger agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which are referred to collectively in this proxy statement from time to time as "representatives") to directly or indirectly:

  •
  initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing non-public information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

  •
  execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement);

  •
  enter into any contract, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than EMCC, Merger Sub, or any of their respective subsidiaries or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

              If, prior to the time shareholders approve the merger agreement proposal, the Company receives an unsolicited bona fide written acquisition proposal, (i) the Special Committee is permitted to participate in discussions regarding such acquisition proposal to the extent necessary to clarify the terms of such acquisition proposal; and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) the acquisition proposal constitutes or would reasonably be expected to lead to a "superior proposal"; and (b) the failure to take the actions below with respect to such acquisition proposal would be inconsistent with the fiduciary duties of the Company's Board under Iowa law, then the Special Committee may, in response to such acquisition proposal:

  •
  furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement (as long as all such information provided to such person has previously been provided to EMCC or is provided to EMCC prior to or concurrently with the time it is provided to such person); and

  •
  participate in discussions and negotiations with such person regarding such acquisition proposal.

              The Special Committee must promptly (and, in any event, within 36 hours) advise EMCC in writing if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by; (ii) any information is requested from; or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep EMCC informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company's Board or the Special Committee's intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to certain of the executive officers of the Company, the Company will have no obligations to EMCC with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made or becomes aware of such acquisition proposal, inquiry or other information.

              Except as described below, neither the Company's Board nor any committee thereof (including the Special Committee) is permitted to undertake any adverse company recommendation.

              The provision of factual information by the Company to its shareholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company recommendation and, if requested in writing by EMCC prior to the making of such disclosure, reaffirms the Company recommendation.

              At any time prior to the time shareholders approve the merger agreement proposal, the Company's Board may make an adverse company recommendation pursuant to the procedures set forth in the merger agreement, if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisor and outside legal counsel, that failure by the Company's Board to take such action would be inconsistent with its fiduciary duties under Iowa law, in response to (i) a superior proposal received by the Company after the date of the merger agreement or (ii) an "intervening event."

Regulatory Matters

              If at any time prior to the special meeting any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13E-3 or this proxy statement, the Company, EMCC and the Merger Sub will as promptly as practicable prepare and mail to the Company's shareholders such an amendment or supplement, to the extent required by law.

              Each of the Company, EMCC and the Merger Sub will use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3. Prior to responding to any comments from the SEC or its staff, each of the Company, EMCC and the Merger Sub will:

  •
  notify the other parties as promptly as practicable following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for additional information or any amendments or supplements to the proxy statement or the Schedule 13E-3;

  •
  cooperate with the other parties to prepare responses to any comments of the SEC or its staff and provide the other parties with a reasonable opportunity to review and comment on all such proposed responses prior to submission to the SEC or its staff; and

  •
  reasonably respond to or incorporate all comments received from the other parties with respect to any proposed response to comments from the SEC or its staff prior to submission to the SEC or its staff.

              Each of the Company, EMCC and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the merger, including:

  •
  the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings, including filings with governmental entities, if any, and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  the obtaining of all necessary consents or waivers from third parties;

  •
  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other governmental entity that would restrain, prevent or delay the closing; and

  •
  the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the merger agreement.

              The parties to the merger agreement must consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Subject to applicable laws relating to the exchange of information, the Company and EMCC and their respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement and (ii) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates and any governmental entity or its respective staff with respect to the merger agreement and the merger. To the extent practicable, each party to the merger agreement must provide the other parties and their respective counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the merger or the other transactions contemplated in connection with the merger and to participate in the preparation for such discussion, telephone call or meeting.

              EMCC and the Company agreed to, upon request, furnish each other with all information concerning themselves, each parties respective subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation, filing and mailing of this proxy statement and the Schedule 13E-3 or any other statement, filing, notice, application or other document made by or on behalf of EMCC, the Company or any of respective subsidiaries to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

              EMCC and the Company agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement and, to the extent permitted by applicable law, provide the other with a copy of such communication.

Access to Information

              Subject to applicable laws relating to the sharing of information, upon reasonable advance written notice, the Company must provide EMCC and its representatives, from time to time prior to the effective time of the merger, with reasonable access during normal business hours to such information as EMCC will reasonably request with respect to the Company and its subsidiaries and the respective businesses, financial condition and operations; provided, however, that the Company is not obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable law or jeopardize the protection of an attorney-client privilege.

Shareholders' Meeting and Approval

              Pursuant to the merger agreement, the special meeting is being held on [•], 2019. In accordance with the merger agreement, the Company is using reasonable best efforts to ensure that all proxies solicited in connection with the special meeting are solicited in compliance with all applicable laws.

              Subject to the section entitled "No Solicitation," which is described under "— No Solicitation; No Adverse Company Recommendation" above, the Company is including the Special Committee recommendation and the recommendation of the Company's Board in this proxy statement and are using the Company's reasonable best efforts to solicit from its shareholders entitled to vote, proxies to be voted at the special meeting sufficient under applicable laws to constitute shareholder approval.

              EMCC will vote, or cause to be voted, any shares of common stock of the Company beneficially owned by it or any of its affiliates, or with respect to which it has the power to cause to be voted, in favor of the merger agreement proposal at the meeting of the Company's shareholders at which the Company submits the merger agreement for adoption and at all adjournments or postponements of that meeting and against any other action or agreement that would reasonably be expected to (a) result in any of the conditions to the consummation of the merger not being fulfilled or (b) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. However, if the Special Committee has made an adverse company recommendation that has not been rescinded or otherwise withdrawn, then EMCC may, but is not required to, vote in favor of the approval of the merger agreement. With respect to such shares, EMCC has agreed that any action to approve the merger agreement, the merger or the other transactions contemplated by the merger agreement will be made only at a duly convened meeting of the Company's shareholders for such purpose and that EMCC will not act by written consent in lieu of a meeting to approve the merger agreement or the transactions contemplated thereby.

              During the period commencing upon the execution and delivery of the merger agreement and ending at the effective time of the merger, EMCC will not, and will cause its affiliates not to, sell, assign, encumber or otherwise transfer, any shares of common stock owned of record or beneficially by it or any of its affiliates, other than encumbrances granted in the ordinary course of business consistent with past practice that do not restrain EMCC from voting any shares of common stock as required under the merger agreement.

Additional Agreements

              The merger agreement contains additional agreements among the Company, EMCC and Merger Sub relating to the following:

  •
  Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions of the merger agreement, each of the parties must use its reasonable best efforts to effect the transactions contemplated by the merger agreement and to fulfill and cause to be fulfilled the conditions to closing set forth in the merger agreement. Additionally, subject to the terms and conditions of the merger agreement, each party, at the reasonable request of another party, must execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary to effect the transactions contemplated thereby.

  •
  Financing Cooperation. From the date of the merger agreement until the effective time of the merger, the Company must, and must cause each of its subsidiaries and representatives to, reasonably cooperate with EMCC, at EMCC's expense, to provide information related to the Company, its subsidiaries and their respective representatives reasonably requested by EMCC in connection with the arrangement of EMCC's financing of the merger.

  •
  Conduct of Each Party. From the date of the merger agreement until the effective time of the merger, each of the Company, EMCC and the Merger Sub have agreed that they will not, and will not permit any of the respective subsidiaries or representatives to, take any action that would be reasonably likely to result in any condition precedent not being satisfied or to prevent or materially delay the consummation of the merger.

  •
  Director and Officer Insurance. Prior to the effective time of the merger, EMCC agreed that it will, or will cause one of its affiliates to, as of the effective time, obtain and fully pay the premium for the extension of the Company's current directors and officers insurance and indemnification policies, for a period of not less than six years after the effective time of the merger. This will provide coverage for events occurring at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as the Company's current insurance carrier as of the effective time with respect to directors' and officers' liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as its existing policies with respect to any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in that capacity and that existed or occurred at or prior to the effective time, including in connection with the merger agreement or the transactions or actions contemplated thereby. If EMCC or one of its subsidiaries is unable to obtain such "tail" insurance policies as of the effective time of the merger, EMCC or one of its subsidiaries will continue to maintain in effect for a period of at least six years following the merger the Company's director and officer insurance in place as of the date of the merger agreement, with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies, or EMCC or one of its subsidiaries will purchase comparable director and officer insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies; provided that neither EMCC nor any of its subsidiaries will be required to pay an annual premium in excess of 300% of the existing premium the Company pays, but in such case will purchase as much of such coverage as possible for such amount.

  •
  Notice of Changes. Subject to applicable law, the Company, on the one hand, and EMCC and Merger Sub, on the other hand, have agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. This includes promptly furnishing the others with copies of notices or other communications between EMCC or the Company and Merger Sub, as the case may be, or any of the respective subsidiaries, and any third party and/or any governmental entity with respect to the transactions. The Company has agreed to give prompt notice to EMCC and Merger Sub of any change, fact or condition that becomes known to the Special Committee and would reasonably be expected to result in a "material adverse effect" to the Company or of the failure to be satisfied of any condition to EMCC's and Merger Sub's obligations under the merger agreement. EMCC and Merger Sub have agreed to give prompt notice to the Company of any change, fact or condition, that becomes known to EMCC or Merger Sub and would reasonably be expected to result in a failure to be satisfied of any condition to the Company's obligations under the merger agreement.

  •
  Takeover Statutes. If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement or the parties thereto, the Company, the Company's Board and the Special Committee have agreed to grant all approvals and take all actions as are necessary so that the Company may consummate the transactions as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of the takeover statute on the transactions.

  •
  Public Disclosure. Unless otherwise expressly contemplated or permitted by the merger agreement, EMCC and the Company (i) will consult with each other before the Company or any of its subsidiaries issues any press release or otherwise makes any public statement or makes any other public or non-confidential disclosure, regarding the terms of the merger agreement or any of the transactions contemplated thereby, and (ii) will not issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by applicable laws including applicable rules and regulations promulgated by the Securities and Exchange Commission, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue the press release or make the public statement or disclosure will use its reasonable best efforts to consult with, and reasonably respond to or incorporate all comments received from, the other parties before issuing the press release or making public statements or disclosures.

  •
  Indemnification. From and after the effective time of the merger, EMCC will, or will cause the surviving corporation to, to the fullest extent permitted by Iowa law and the Company charter documents, indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries and each such individual who served at the request of the Company or its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise. This indemnification is against all costs and expenses (including attorneys' fees of counsel selected by the indemnified parties), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, administrative or investigative, based on the fact that the individual is or was a director or officer of the Company or any of its subsidiaries or arising out of or pertaining to any action or omission occurring at or before the effective time, including the transactions contemplated by the merger agreement. EMCC will, or will cause the surviving corporation to, promptly advance to the indemnified party his or her legal and other expenses to the fullest extent permitted by Iowa law and the Company charter documents. This is provided that any determination required to be made with respect to whether an indemnified party is entitled to indemnification under the surviving corporation's or the Company's by-laws will be made by independent legal counsel selected by the indemnified party, and reasonably acceptable to EMCC. The surviving corporation will be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the indemnified party and the surviving corporation will not be liable to any indemnified party for any legal expenses of separate counsel or any other expenses subsequently incurred by the indemnified party in connection with their defense, except that if the surviving corporation elects not to assume the defense or counsel for the indemnified party advises that there are issues that raise conflicts of interest between the surviving corporation and the indemnified party or the indemnified party will have legal defenses available to it that are different from or in addition to those available to the surviving corporation, the indemnified party may retain counsel reasonably satisfactory to the surviving corporation, and the surviving corporation will pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. The surviving corporation will not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all indemnified parties, other than local counsel, unless a conflict of interest will be caused thereby, and the surviving corporation will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed.

  •
  Continuation of the Special Committee. Prior to the effective time of the merger or the earlier termination of the merger agreement, EMCC and Merger Sub have agreed not to seek to remove the members of the Special Committee from the Company's Board, other than in the case of removal for cause, as determined in good faith by the members of the Company's Board who are not members of the Special Committee. Should all the members of the Special Committee cease to so serve, EMCC and Merger Sub have agreed not to restrict the Company's Board from causing the election of an individual or individuals to the Company's Board who are "independent" under the applicable Nasdaq rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

  •
  Shareholder Litigation. The Company will promptly advise EMCC and Merger Sub in writing of any action commenced or threatened by any shareholder of the Company or any other person against the Company or any member of the Special Committee relating to the merger agreement or the transactions contemplated by the merger agreement and will keep EMCC and Merger Sub reasonably informed regarding any such action. The Company will give EMCC the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense of any such action will give due consideration to EMCC's advice with respect to such action and will not settle or compromise any such action without the prior written consent of EMCC, which will not be unreasonably delayed or withheld. Following the effective time of the merger, EMCC and the surviving corporation shall control the defense of any action. Regardless, EMCC will control the defense of any action commenced or threatened by any person against EMCC, any of its affiliates or any of their respective directors, officers or employees, other than the Company and the members of the Special Committee.

Conditions Precedent to the Merger

              The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the closing:

  •
  Shareholder Approval. The merger agreement must be duly approved and adopted by the affirmative vote of the required shareholder voting groups.

  •
  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition is in effect that prevents the consummation of the merger, and no law or order is enacted, entered or enforced that prevents or prohibits the consummation of the merger.

              The obligations of EMCC and Merger Sub to complete the merger are also subject to the satisfaction or waiver by EMCC of the following additional conditions at or prior to the closing:

  •
  Representations and Warranties. The representations and warranties of the Company contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or "material adverse effect"), as though made at and as of such time, or, if made as of a specific date, at and as of such date, except for the failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on the Company. However, the representations and warranties of the Company set forth in the merger agreement under the sections dealing with (i) "Capitalization,"

    specifically, the subsections relating to the Company's authorized capital stock, and the absence of obligations on its part to repurchase, redeem or otherwise acquire any shares of the Company's capital stock and (ii) "Authority; No Violation," specifically the subsections relating to the Company's corporate power and authority to execute and deliver the merger agreement and transactions contemplated thereby and the receipt by the Special Committee of a fairness opinion from Sandler O'Neill that the merger consideration is fair, from a financial point of view, to public shareholders, in each case, must be true and correct in all respects, except to the extent such inaccuracies are de minimis.

  •
  Performance of Obligations of the Company. The Company must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or "material adverse effect," in all respects), all obligations and agreements, and complied in all material respects with all covenants (or with respect to any covenant qualified by materiality, in all respects), contained in the merger agreement to be performed or complied with by it prior to or on the merger closing date.

  •
  No Specified Event. Since May 8, 2019, (i) the Company must not have received a written notice from a governmental entity of a violation of any applicable law in connection with the ownership or operation of the Company's business, assets or properties which would reasonably be expected to have a "material adverse effect" on the Company, except to the extent such violation or notice thereof was (a) caused primarily by the knowing and willful action of certain executive officers of the Company or (b) primarily the result of the transactions contemplated by the merger agreement and (ii) there is no (A) action pending or, to the knowledge of EMCC or the Company, threatened against the Company or any of their respective directors or officers that would reasonably be expected to have a "material adverse effect" on the Company, or (B) any judgment or order of any governmental entity against the Company, any of its subsidiaries or any of their respective directors or officers that would reasonably be expected to have a "material adverse effect" on the Company, except in each case, to the extent caused primarily by the knowing and willful action of certain executive officers of the Company or primarily the result of the transactions contemplated by the merger agreement.

              The obligation of the Company to complete the merger is also subject to the satisfaction or waiver by the Company of the following additional conditions at or prior to the effective time of the merger:

  •
  Representations and Warranties. The representations and warranties of EMCC and Merger Sub contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or "material adverse effect"), as though made at and as of that time, or, if made as of a specific date, at and as of that date, except where the failures to be true and correct would not reasonably be expected to prevent or materially delay, interfere with or hinder the consummation of the merger; provided, however, the authority representations and warranties of EMCC and Merger Sub will be true and correct in all respects, except to the extent such inaccuracies are de minimis.

  •
  Performance of Obligations of EMCC and Merger Sub. Each of EMCC and Merger Sub must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or a "material adverse effect," in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it prior to or on the closing date.

Termination

              Whether before or after the receipt shareholder approval, the merger agreement may be terminated in the following ways:

  •
  by mutual written consent of the Company (authorized by the Special Committee) and EMCC at any time prior to the effective time of the merger;

  •
  by EMCC or the Company if the effective time will not have occurred on or before December 31, 2019, which is referred to herein as the "outside date," except that (i) the right to terminate the merger agreement will not be available to a party that has materially breached a representation, warranty or covenant set forth in the merger agreement and such breach has been a cause of the failure of the closing to occur by the outside date and (ii) if, on the outside date, the condition to the closing regarding governmental consents has not been fulfilled but all other conditions to the closing either have been fulfilled or are then capable of being fulfilled, then the outside date will, without any action on the part of the parties, be extended to the date that is 60 days following the date of the merger agreement, and such date will become the outside date for purposes of the merger agreement;

  •
  by EMCC or the Company, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing or otherwise prohibiting the consummation of the merger has become final and nonappealable;

  •
  by EMCC or the Company, if, upon a vote at a duly held meeting of the Company's shareholders, or any postponement or adjournment of that meeting, the Company's shareholders do not adopt the merger agreement, as contemplated by the merger agreement; provided, however, that EMCC will not have the right to terminate the merger agreement if the failure to obtain the shareholder approval as contemplated by the merger agreement is due solely to the failure of EMCC to vote the shares of common stock beneficially owned or controlled by it and its affiliates in favor of the merger in accordance with the terms of the merger agreement;

  •
  by EMCC, (i) upon a willful breach by the Company or any of its subsidiaries of certain limitations regarding the solicitation of competing transactions, which are described in the section entitled "— Covenants and Agreements — No Solicitation; No Adverse Company Recommendation" beginning on page [•] or (ii) upon a breach of any other representation, warranty, covenant or agreement on the Company's part set forth in the merger agreement, or if any representation or warranty of the Company will have become untrue, in either case, such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date, which are described in the section entitled "— Conditions Precedent to the Merger" beginning on page [•];

  •
  by EMCC, if (i) prior to the adoption of the merger agreement at the special meeting, the Company (authorized by the Special Committee) has effected an adverse company recommendation or (ii) the Company fails to call or hold the special meeting; or

  •
  by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement on the part of EMCC or Merger Sub, or if any representation or warranty of EMCC or Merger Sub has become untrue, in either case, such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date, which are described in the section entitled "— Conditions Precedent to the Merger" beginning on page [•].

              A terminating party must provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision described above is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions above for any the termination.

Effect of Termination

              In the event of termination of the merger agreement, the merger agreement will immediately become null and void and there will be no liability or obligation on the part of EMCC, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates, other than liability for fraud or willful material breach in connection with the merger agreement or the transactions contemplated thereby. No termination fee is payable by the Company or EMCC in connection with any termination of the merger agreement. The parties' rights and obligations related to public disclosure, the defense of shareholder litigation and the payment of expenses will survive any termination of the merger agreement.

Expenses

              Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) will be paid by the party incurring the expense; provided, however, that the costs and expenses of printing and mailing this proxy statement and the Schedule 13E-3, and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger, will be borne by EMCC.

PROVISIONS FOR PUBLIC SHAREHOLDERS

              No provision has been made (i) to grant the public shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

 IMPORTANT INFORMATION REGARDING EMC INSURANCE GROUP INC.

Company Background

              EMC Insurance Group Inc. is an insurance holding company that was incorporated in Iowa in 1974 by EMCC and became a public company in 1982 following the initial public offering of its common stock. The Company is currently approximately 54% owned by EMCC. The Company does not employ any staff to conduct its operations, nor does the Company own or lease any facilities or information technology systems necessary for its operations. As a result, the Company relies on EMCC's employees, facilities and information technology systems to conduct its business. The Company is charged its proportionate share of salary and employee benefit costs by EMCC based on time allocations or pursuant to the terms of a pooling agreement with EMCC. Utilizing EMCC's employees, the Company conducts operations in property and casualty insurance and reinsurance through its subsidiaries.

              Property and casualty insurance is the most significant segment of the Company's business, totaling 77% of consolidated premiums earned in 2018; however, on October 29, 2018, the Company and EMCC announced that they had made a strategic decision to exit personal lines of business by early 2020 so that more time and resources could be dedicated to the commercial and reinsurance business. The property and casualty insurance operations are integrated with the property and casualty insurance operations of EMCC through participation in a reinsurance pooling agreement. Because the Company conducts its property and casualty insurance operations, together with EMCC, through a reinsurance pooling agreement, the Company shares the same business philosophy, management, employees and facilities as EMCC and offers the same types of insurance products. Reinsurance operations accounted for 23% of consolidated premiums earned in 2018. The principal business activity of the Company's reinsurance segment is to assume, through a quota share reinsurance agreement, 100% of EMCC's assumed reinsurance business, subject to certain exceptions.

              If the merger agreement is adopted by the Company's shareholders at the special meeting and the merger is completed as contemplated, the Company will survive the merger and will continue its operations as a private company. EMCC's ownership of the Company will increase from approximately 54% to 100% following the merger. The Company's principal executive offices are located at 717 Mulberry Street, Des Moines, Iowa 50309, and the Company's telephone number is (515)-280-2511.

              During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company's directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States. The Company's directors and executive officers can be reached in care of the Office of the Chief Legal Officer, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306. The Chief Legal Officer of the Company has been instructed by the Company's Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.

Directors and Executive Officers

              The Company's Board presently consists of five members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. There are no family relationships among the Company's directors or executive officers.

Name	Age	Current position and office
Peter S. Christie	72	Director
Stephen A. Crane	74	Chairman of the Board
Jonathan R. Fletcher	46	Director
Bruce G. Kelley	65	President, Chief Executive Officer, and Director
Gretchen H. Tegeler	63	Director
Dan D. Aksamit	54	Sr. Vice President-Chief Risk Officer
Ian C. Asplund	38	Senior Vice President-Chief Analytics Officer
Daniel C. Crew	50	Senior Vice President-Chief Underwriting Officer
Bradley J. Fredericks	45	Senior Vice President-Chief Investment Officer
Lisa L. Hamilton	64	Senior Vice President-Chief Brand Officer
Scott R. Jean	47	Executive Vice President-Finance & Strategy
Meyer T. Lehman	43	Senior Vice President-Chief Actuarial Officer
Robert L. Link	61	Senior Vice President-Chief Administrative Officer and Assistant Secretary
Mick A. Lovell	56	Executive Vice President-Operations
Elizabeth A. Nigut	49	Senior Vice President-Chief Human Resources Officer
Larry W. Phillips	65	Senior Vice President-Chief Field Officer
Mark E. Reese	61	Senior Vice President and Chief Financial Officer
Lisa A. Simonetta	59	Senior Vice President-Chief Claims Officer
Sanjeev K. Singh	49	Senior Vice President-Chief Information Officer
Todd A. Strother	50	Senior Vice President-Chief Legal Officer and Secretary

Below is information about the Company's directors:

Peter S. Christie	Peter S. Christie, a director since 2017, is an independent consultant with more than 40 years of experience in the insurance industry in Canada, the United States, and the United Kingdom. Since becoming an independent consultant in 1999, Mr. Christie has served as an independent director for a number of companies, including Securities and Exchange Commission registrants, and as Senior Advisor to the Bermuda Monetary Authority. He was Deputy Chairman at Aon Group, Inc. from 1997 to 1999. From 1968 to 1997, Mr. Christie was with Minet Group, an international insurance broker, where he became Chairman and CEO in 1992. Subsequent to the acquisition of Minet Group by St. Paul Companies in 1988, Mr. Christie also served as a member of the executive management group of St. Paul Companies until Minet Group was sold to Aon Group, Inc. in 1997. Mr. Christie's senior executive management experience, extensive insurance industry experience and specialized knowledge in risk management and the specialty and reinsurance markets in the United States, London and Bermuda led to the conclusion that he should serve as a director of the Company.
Stephen A. Crane
Stephen A. Crane, a director since 2009, has over 30 years of experience in the property and casualty insurance business. He was CEO of AlphaStar Insurance Group Limited from 1999 to 2004. Prior to that, he served as CEO of Gryphon Holdings Inc. and G.L. Hodson & Son. Prior to those positions, he was the CFO of Corroon & Black Corporation and Orion Capital Corporation. He is a member of the Board of Directors of First Security Benefit Life Insurance and Annuity Company of New York. Mr. Crane's senior executive management experience, extensive insurance industry experience and specialized knowledge in corporate finance, corporate governance and strategic planning led to the conclusion that he should serve as a director of the Company.
Jonathan R. Fletcher
Jonathan R. Fletcher, a director since 2010, was managing director and portfolio manager of BTC Capital Management, Inc., an affiliate of Bankers Trust Company from 2006 to 2015, and previously served as a trust officer at Bankers Trust in its Wealth Management Division. From 2001 to 2003, Mr. Fletcher was the executive director of the Massachusetts Republican Party and before that was its controller. Mr. Fletcher is a member of the Boards of Directors of Ruan Transportation Management Systems, Inc., a trucking company, Ruan, Inc., and BTC Financial Corporation, a bank holding company. Mr. Fletcher's expertise in the field of investments and knowledge of governmental relations and politics led to the conclusion that he should serve as a director of the Company.

Bruce G. Kelley	Bruce G. Kelley is the President and Chief Executive Officer of EMC Insurance Group Inc. and Employers Mutual.

After law school, Mr. Kelley practiced law until being hired as EMC's first in-house General Counsel in 1985. He was promoted to Executive Vice President in 1989, served as the President and Chief Operating Officer from 1991 to 1992, and has been the President and Chief Executive Officer since 1992. He was treasurer of Employers Mutual from 1996 until 2000, and EMC Insurance Group Inc. from 1996 until 2001, and has again held the treasurer position in both companies since 2014. He has been a Director of the Company since 1991.

Mr. Kelley has the Chartered Property Casualty Underwriter and Chartered Life Underwriter designations. He received his bachelor's degree in history and government from Dartmouth College and his Juris Doctor degree from The University of Iowa.

Mr. Kelley's considerable knowledge of the Company, extensive knowledge of the insurance industry and substantial legal expertise led to the conclusion that he should serve as a director of the Company.
Gretchen H. Tegeler
Gretchen H. Tegeler, a director since 2007, is currently the president of the Taxpayers Association of Central Iowa since 2011, a non-profit organization dedicated to informed public policy and taxpayer advocacy. She also served as a director of EMC National Life Company from 2003 until her appointment to Group's board in 2007. Tegeler was an independent business and management consultant prior to assuming her position with the Taxpayers Association of Central Iowa from 2009-2010 and American Cancer Society midwest division vice president from 2002-2008. From 1999-2002 Tegeler was employed by McLeod USA, a telecommunications firm, as director of business development and government relations. She was employed by the State of Iowa from 1983 until 1999, serving as Chief of Staff to Governor Terry E. Branstad and for eight years as director of the Iowa Department of Management, the State's budget, planning/policy development and executive management office. Ms. Tegeler's extensive management experience, financial and operational oversight experience and specialized knowledge and experience in strategic planning and public policy led to the conclusion that she should serve as a director of the Company.

Below is information on the Company's executive officers other than Bruce G. Kelley, whose information is described above:

Dan D. Aksamit.  Senior Vice President-Chief Risk Officer of the Company and EMCC since 2018. Assistant Vice President of EMCC from 2015 through 2017. He has been employed by EMCC since 2004.

Ian C. Asplund.  Senior Vice President-Chief Analytics Officer of the Company and EMCC since 2018. Senior Vice President-Strategic Analytics of the Company and EMCC from 2016 through 2017. Vice President-Chief Actuary of the Company and EMCC from 2015 to 2016. Assistant Vice President of EMCC from 2012 to 2014. He has been employed by EMCC since 2003.

Daniel C. Crew.  Senior Vice President-Chief Underwriting Officer of the Company and EMCC since 2018. Vice President-Underwriting of EMCC from 2014-2017. Assistant Vice President of EMCC from 2007-2013. He has been employed by EMCC since 1995.

Bradley J. Fredericks.  Senior Vice President-Chief Investment Officer of the Company and EMCC since 2017. Vice President-Chief Investment Officer of the Company and EMCC from 2014 to 2017. Assistant Vice President of EMCC from 2013 to 2014. He has been employed by EMCC since 2010.

Lisa L. Hamilton.  Senior Vice President-Chief Brand Officer of the Company and EMCC since 2018. Vice President of EMCC from 2012 through 2017. Assistant Vice President of EMCC from 2009 to 2012. She has been employed by EMCC since 2002.

Scott R. Jean.  Executive Vice President-Finance & Strategy of the Company and EMCC since 2018. Executive Vice President for Finance & Analytics of the Company and EMCC from 2015 through 2017. Senior Vice President-Chief Actuary of the Company and EMCC from 2014 to 2015. Vice President-Chief Actuary of the Company and of EMCC from 2009 to 2014. He has been employed by EMCC since 1993.

Meyer T. Lehman.  Senior Vice President-Chief Actuarial Officer of the Company and EMCC upon his hiring in 2017. Prior to joining EMCC he was Product Management Vice President & Chief Actuarial Officer of Continental Western Group & Berkley Agribusiness Risk Specialists from 2012 to 2017.

Robert L. Link.  Senior Vice President-Chief Administrative Officer and Assistant Secretary of the Company and Senior Vice President-Chief Administrative Officer and Corporate Secretary of EMCC since 2018. Senior Vice President and Assistant Secretary of the Company and Senior Vice President and Corporate Secretary-Administration of EMCC from 2012 through 2017. Vice President of the Company from 2007 to 2012 and Vice President and Corporate Secretary-Administration of EMCC from 2005 to 2012. He has been employed by EMCC since 1977.

Mick A. Lovell.  Executive Vice President-Operations of the Company and EMCC since 2018. Executive Vice President for Corporate Development of the Company and EMCC from 2015 through 2017. Senior Vice President for Corporate Development of the Company and EMCC from 2014 to 2015. Vice President of the Company and Vice President-Business Development of EMCC from 2011 to 2014. Assistant Vice President of the Company and Assistant Vice President-Director of Product Management of EMCC from 2003 to 2011. He has been employed by EMCC since 2003.

Elizabeth A. Nigut.  Senior Vice President-Chief Human Resources Officer of the Company and EMCC since 2018. Senior Vice President of the Company and Senior Vice President-Human Resources of EMCC from 2014 through 2017. Vice President of the Company and Vice President-Human Resources of EMCC from 2010 to 2014. She has been employed by EMCC since 2010.

Larry W. Phillips.  Senior Vice President-Chief Field Officer of the Company and EMCC since 2018. Senior Vice President-Business Development of the Company and EMCC from 2015 through 2017. Vice President-Underwriting of EMCC from 2013 to 2015. He has been employed by EMCC since 2012.

Mark E. Reese.  Senior Vice President and Chief Financial Officer of the Company and EMCC since 2004. Vice President of the Company and EMCC from 1996 to 2004 and has been Chief Financial Officer of the Company and EMCC since 1997. He has been employed by EMCC since 1984.

Lisa A. Simonetta.  Senior Vice President-Chief Claims Officer of the Company and EMCC since 2018. Senior Vice President-Claims of the Company and EMCC from 2013 through 2017. Vice President Claims-Legal of the Company and Vice President of EMCC from 2002 to 2013. She has been employed by EMCC since 1992.

Sanjeev K. Singh.  Senior Vice President-Chief Information Officer of the Company and EMCC upon his hiring in 2018. Prior to joining EMCC he was Chief Information Officer of Fidelity & Guaranty Life from 2013 to 2018.

Todd A. Strother.  Senior Vice President-Chief Legal Officer and Secretary of the Company and Senior Vice President-Chief Legal Officer of EMCC since 2018. Vice President-General Counsel and Secretary of the Company and Vice President-General Counsel of EMCC from 2016 through 2017. Prior to joining EMCC he was an attorney and shareholder with Bradshaw, Fowler, Proctor & Fairgrave, P.C. from 1999 to 2016.

Prior Public Offerings

              The Company has not conducted an underwritten public offering during the past three years.

Summary Historical Consolidated Financial Data

              The following table sets forth selected historical consolidated financial data for the Company and its subsidiaries as of December 31, 2018 and 2017, for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018. The selected historical consolidated financial data as of December 31, 2018 and December 31, 2017 and for each of the years in the years ended December 31, 2018 and 2017 has been derived from the Company's audited consolidated financial statements appearing in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, which the Company incorporated by reference in this proxy statement. The selected historical consolidated financial data of the Company for the three months ended March 31, 2019 and 2018 and as of March 31, 2019 has been derived from the Company's unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference in this proxy statement. The selected historical consolidated financial data of the Company as of March 31, 2018 has been derived from the Company's unaudited consolidated financial statements for such period, which has not been incorporated by reference in this proxy statement. The Company's historical results included below are not necessarily indicative of its future performance.

              For additional information, see "Where You Can Find Additional Information" beginning on page [•]. Historical results are not necessarily indicative of results to be expected in any future period.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2019	2018	2018	2017
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Premiums earned (affiliated $166,747, $154,246, $640,119 and $603,233)	$167,302	$155,786	$645,183	$607,158
Net investment income	12,763	11,371	47,637	45,479
Net realized investment gains (losses) and, beginning in 2018, change in unrealized gains on equity investments	22,643	(5,393)	(41,252)	6,556
Other income (affiliated $1,456, $1,581, $8,667 and $5,255)	1,535	1,615	9,159	4,764

Total revenues	204,243	163,379	660,727	663,957

Losses and settlement expenses (affiliated $102,691, $110,570, $454,293 and $417,259)	104,969	110,628	457,159	421,969
Dividends to policyholders (all affiliated)	2,771	2,120	9,209	7,610
Amortization of deferred policy acquisition costs (affiliated $29,892, $26,917, $114,468 and $107,854)	29,970	27,292	115,803	108,910
Other underwriting expenses (affiliated $22,715, $22,920, $88,930 and $82,044)	22,592	22,855	88,824	81,918
Interest expense (all affiliated)	171	142	654	337
Other expenses (affiliated $645, $498, $2,129 and $1,825)	1,485	870	3,754	3,397

Total losses and expenses	161,958	163,907	675,403	624,141

Income (loss) before income tax expense (benefit)	42,285	(528)	(14,676)	39,816

Total income tax expense (benefit)	8,754	(452)	(7,208)	578

Net Income (loss)	$33,531	$(76)	$(7,468)	$39,238

Net Income (loss) per common share – basic and diluted	$1.55	$-	$(0.35)	$1.84

Consolidated Balance Sheets Data:
Cash	$232	$382	$337	$347
Total Investments	1,602,007	1,517,847	1,546,992	1,540,392
Reinsurance receivables due from affiliate	35,767	31,276	37,361	31,650
Deferred policy acquisition costs (affiliated $47,422, $42,667, $44,440 and $40,848)	47,422	42,892	44,760	41,114
Goodwill	942	942	942	942
Other assets (affiliated $3,678, $4,034, $4,510 and $4,423)	3,851	4,848	4,629	4,633

Total Assets	$1,742,227	$1,665,153	$1,685,478	$1,681,940

Losses and settlement expenses (affiliated $774,644, $732,840, $771,872 and $726,413)	$780,393	$737,055	$771,190	$732,612
Unearned premiums (affiliated $271,127, $257,992, $267,064 and $256,434)	271,127	259,071	268,511	257,797
Surplus notes payable to affiliate	25,000	25,000	25,000	25,000
Other liabilities (affiliated $20,328, $18,493, $31,121 and $27,520)	22,465	38,947	31,210	32,556

Total Liabilities	$1,125,893	$1,083,804	$1,119,696	$1,078,094

Total shareholders' equity	$616,334	$581,349	$565,782	$603,846
Other Financial Data:
Dividends per share of common stock	$0.23	$0.22	$0.89	$0.85

As of March 31, 2019, the book value per share of common stock was $28.44.

Market Price of the Company's Common Stock and Dividends

              The common stock trades on the Nasdaq Global Select Market tier of The Nasdaq Stock Market, Inc. under the symbol "EMCI." The following table shows the high and low sales prices, as reported by Nasdaq, and the dividends paid for the periods indicated.

	High	Low	Dividends per Share
Year Ended December 31, 2017
First Quarter	$31.47	$27.00	$0.21
Second Quarter	29.06	25.97	0.21
Third Quarter	28.88	26.81	0.21
Fourth Quarter	32.19	27.51	0.22
Year Ended December 31, 2018
First Quarter	29.31	25.70	0.22
Second Quarter	29.47	24.51	0.22
Third Quarter	29.62	24.12	0.22
Fourth Quarter	33.32	22.98	0.23
Year Ending December 31, 2019
First Quarter	32.99	31.02	0.23
Second Quarter	36.24	30.99	0.23

              The closing price of the common stock on November 15, 2018, which was the last trading day before the public announcement of the initial proposal, was $23.99 per share.

              State insurance laws require the Company's U.S. insurance subsidiaries to maintain certain levels of policyholders' surplus and restrict the payment of dividends. In general, the maximum amount of dividends a U.S. insurance subsidiary may pay in any twelve-month period without prior regulatory approval is the greater of adjusted statutory net income or 10% of statutory policyholders' surplus as of the preceding calendar year end. Most states restrict an insurance company's ability to pay dividends in excess of its statutory unassigned surplus or earned surplus, and state insurance regulators may limit or restrict an insurance company's ability to pay dividends, as a condition to issuance of a certificate of authority or as a condition to approval of a change of control, or for other regulatory reasons. Under the merger agreement, the Company is permitted to pay regular cash quarterly dividends not to exceed $0.23 per share. On May 22, 2019, the Company declared a regular quarterly dividend in an amount of $0.23 per share payable June 11, 2019, to stockholders of record as of June 4, 2019. For further information, see the section entitled "The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Effective Time of the Merger" beginning on page [•].

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management and Directors

              The following table sets forth information with respect to the beneficial ownership of common stock by each of the Company's directors, named executive officers, and of all of the Company's directors and executive officers as a group as of May 31, 2019. As of May 31, 2019, there were 21,672,325 shares of common stock issued and outstanding. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of May 31, 2019 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Such information is based on data furnished by the persons named. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual's spouse or family member. Each of the individuals listed below can be reached in care of EMC Insurance Group Inc., 717 Mulberry Street, Des Moines, Iowa 50309.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Peter S. Christie	2,578		*
Stephen A. Crane	15,200		*
Jonathan R. Fletcher	13,450		*
Scott R. Jean	21,977	(2)	*
Bruce G. Kelley	302,542	(3)	1.4%
Mick A. Lovell	22,051	(4)	*
Larry W. Phillips	5,432	(5)	*
Mark E. Reese	34,238	(6)	*
Gretchen H. Tegeler	18,299		*
All current directors and executive officers as a group (20 persons)	532,043	(7)	2.5%

* Less than one percent.

(1)          All named holders of the common stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2)          Scott R. Jean directly owns 19,502 shares of common stock, has presently exercisable options to purchase 1,350 shares, and has voting rights with respect to 1,125 shares of unvested restricted stock, which shares are included in the table.

(3)          Bruce G. Kelley owns 272,051 shares of common stock directly and 2,250 shares indirectly, which shares are owned by his spouse. In addition, he owns presently exercisable options to purchase 26,741 shares and has voting rights with respect to 1,500 shares of unvested restricted stock, which shares are included in the table.

(4)          Mick A. Lovell directly owns 7,764 shares of common stock, has presently exercisable options to purchase 13,162 shares, and has voting rights with respect to 1,125 shares of unvested restricted stock, which shares are included in the table.

(5)          Larry W. Phillips directly owns 4,869 shares of common stock and has voting rights with respect to 563 shares of unvested restricted stock, which shares are included in the table.

(6)          Mark E. Reese directly owns 20,925 shares of common stock, has presently exercisable options to purchase 12,750 shares, and has voting rights with respect to 563 shares of unvested restricted stock, which shares are included in the table.

(7)          The total number of shares of common stock owned by all directors and executive officers includes shares owned directly and indirectly by such individuals, together with presently exercisable options to purchase shares and shares of unvested restricted stock for which the executive officer has voting rights. Included in that total are shares owned beneficially by Meyer T. Lehman, Senior Vice President of the Company, which includes shares owned directly and indirectly; and beneficial ownership of shares of unvested restricted stock for which Mr. Lehman's spouse has voting rights.

Security Ownership of Certain Beneficial Owners

              The following shareholders are the only persons known by the Company to beneficially own 5% or more of the Company's outstanding common stock as of May 31, 2019 based on 21,672,325 shares of common stock issued and outstanding as of such date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Employers Mutual Casualty Company 717 Mulberry Street Des Moines, Iowa 50309	11,771,778		54.3%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road, Building One Austin, TX 78746	1,805,350	(1)	8.3%
Gregory M. Shepard 7028 Portmarnock Place Lakewood Ranch, FL 34202	1,100,000	(2)	5.1%

(1)          The information shown is based upon a Schedule 13G/A, filed February 8, 2019, with the SEC by Dimensional Fund Advisors LP, a registered investment advisor. Dimensional Fund Advisors LP reported sole voting power with respect to 1,744,760 shares and sole dispositive power with respect to all of the shares.

(2)          The information shown is based upon a Schedule 13D/A, filed March 25, 2019, with the SEC by Gregory M. Shepard. Mr. Shepard reported sole voting and dispositive power with respect to all of the shares.

Security Ownership of EMCC and Merger Sub

              EMCC's ownership of common stock is set forth above under "—Security Ownership of Management and Certain Beneficial Owners." As of the date hereof, Merger Sub owns no shares of common stock.

Transactions in Common Stock

Transactions During the Past 60 Days

              Other than the merger agreement and agreements entered into in connection therewith, the Company, EMCC, Merger Sub and their respective affiliates, have not conducted any transactions with respect to common stock during the past 60 days.

Transactions in Common Stock by the Company During the Past Two Years

              The following table sets forth information regarding purchases of common stock by the Company during the past two years. During 2018, the Company repurchased 25,300 shares of its common stock at an average cost of $25.76 pursuant to a $15.0 million stock repurchase program approved by the Company's Board. The Company has not repurchased any shares of its common stock in 2019 and did not repurchase any shares of its common stock in 2017.

	Total Number of Shares Purchased	Range of Prices Paid		Average Price Paid Per Share
First Quarter 2018	-	$	N/A	$	N/A
Second Quarter 2018	25,300		25.42 – 26.05		25.76
Third Quarter 2018	-		N/A		N/A
Fourth Quarter 2018	-		N/A		N/A

              The other purchases set forth below consist of shares purchased in the open market to fulfill the Company's obligations under its dividend reinvestment and common stock purchase plan, and excess shares, stemming from forfeitures and surrenders, repurchased from an unvested restricted stock account established by EMCC to hold previously granted restricted stock awards until they vest.

	Total Number of Shares Purchased		Range of Prices Paid	Average Price Paid Per Share
Second Quarter 2019 (through May 31, 2019)	30(1)		$ 31.90 – 36.12	$33.31
First Quarter 2019	978(1)		31.74 – 32.70	32.64
Fourth Quarter 2018	1,025	(1)	23.87 – 32.38	31.09
Third Quarter 2018	1,479	(1)	25.45 – 28.67	25.62
Second Quarter 2018	1,451	(1)	25.44 – 26.53	25.78
First Quarter 2018	31,869	(2)	26.30 – 28.64	26.37
Fourth Quarter 2017	-		N/A	N/A
Third Quarter 2017	4,961	(3)	27.59 – 27.97	27.74
Second Quarter 2017	1,300	(1)	26.94 – 28.63	28.58
First Quarter 2017	65,718	(4)	27.31 – 30.17	27.32

(1)    Consists of shares purchased in the open market to fulfill the Company's obligations under its dividend reinvestment and common stock purchase plan.

(2)    Includes 1,346 shares purchased in the open market to fulfill the Company's obligations under its dividend reinvestment and common stock purchase plan, and 30,523 shares repurchased from an unvested restricted stock account established by EMCC.

(3)    Includes 1,345 shares purchased in the open market to fulfill the Company's obligations under its dividend reinvestment and common stock purchase plan, and 3,616 shares repurchased from an unvested restricted stock account established by EMCC.

(4)    Includes 1,360 shares purchased in the open market to fulfill the Company's obligations under its dividend reinvestment and common stock purchase plan, and 64,358 shares repurchased from an unvested restricted stock account established by EMCC.

Transactions in Common Stock by EMCC and Merger Sub During the Past Two Years

              There were no purchases or acquisitions of common stock during the past two years by EMCC or Merger Sub.

Legal Proceedings

              The Company and EMCC and its other subsidiaries are parties to numerous lawsuits arising in the normal course of the insurance business. The Company believes that the resolution of these lawsuits will not have a material adverse effect on its financial condition or its results of operations. The companies involved have established reserves which are believed adequate to cover any potential liabilities arising out of all such pending or threatened proceedings.

              On March 22, 2019, Robin Ruzek, a purported stockholder, filed a purported class action complaint against EMCC, and each member of the Company's Board, including the members of the Special Committee, in the Iowa District Court for Polk County captioned Ruzek v. Kelley et al., 05771-CV-057826. The complaint alleges, among other things, that the defendants breached their fiduciary duties to holders of the Company's common stock in connection with the proposed merger and that the consideration to be received by the holders of common stock was grossly inadequate and unfair. The complaint seeks monetary and equitable relief. The Company and the Board believe that the claims lack merit and intend to vigorously defend against such claims.

IMPORTANT INFORMATION REGARDING EMCC AND MERGER SUB

Information Regarding EMCC

              Employers Mutual Casualty Company is a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911 that is licensed in all 50 states and the District of Columbia. EMCC currently owns approximately 54% of the outstanding common stock of the Company. EMCC's approximately 2,500 employees conduct the business activities of the Company and its subsidiaries. The principal offices of EMCC are at 717 Mulberry Street, Des Moines, Iowa 50309 and its telephone number at such location is (515) 280-2511.

              The business address and the principal occupation or employment of the directors and executive officers of EMCC, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as otherwise noted, each director and executive officer has occupied an executive position with EMCC or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the U.S. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers

              EMCC's Board of Directors presently consists of ten members. The persons listed below are the directors of EMCC as of the date of this proxy statement. There are no family relationships among EMCC's directors or executive officers, except that Ronald Jean and Scott Jean are father and son.

Name	Age	Current Position and Office
Thomas W. Booth	61	Director
Bruce G. Kelley	65	Director, President and Chief Executive Officer
Steven G. Jacobs	63	Director
Ronald W. Jean	69	Director
Matthew D. Griffin	47	Director
Richard Koch, Jr.	65	Director
J. Thomas Lockhart	66	Director
Mary O'Gorman Murray	66	Director
David J.W. Proctor	73	Chairman of the Board
David S. Ziegler	63	Director

              Other than Bruce G. Kelley, whose description is set forth above under the section entitled "Important Information Regarding EMC Insurance Group Inc. — Directors and Executive Officers," please find below information about EMCC's directors:

Thomas W. Booth	Thomas W. Booth, a director since 2002, retired as the Open Innovation Leader of Lennox International Inc. in 2012. Mr. Booth received a BS in Industrial Engineering from Iowa State University and an MBA from the University of Dallas.
Steven G. Jacobs

Steven G. Jacobs, a director since 2014, is the Co-Founder, Principal and President of BCC Advisers, a merger & acquisition consulting and business valuation service provider, since 1990. Mr. Jacobs received a BS in Business Administration and an MBA from Drake University.

Ronald W. Jean

Ronald W. Jean, a director since 2009, retired as the Executive Vice President for Corporate Development of EMCC in 2015, a position he had held since 2000. Mr. Jean received a BS from the University of Wisconsin, Platteville and an MS from Michigan State University.

Matthew D. Griffin

Matthew D. Griffin, a director since 2016, is an attorney with Kaplan, Inc., an education provider focusing on test preparation, license and certification exam preparation, as well as degree programs and various pathway programs, since 2010. Mr. Griffin received a BA from Williams College, an MSc from the London School of Economics and a JD from the New York University School of Law.

Richard Koch, Jr.

Richard Koch, Jr., a director since 1998, is the President and Co-Owner of Koch Office Group, a provider of business technology solutions, office design and supply and printing services, since 2003. Mr. Koch received a BA in Economics and Administration from Vanderbilt University.

J. Thomas Lockhart

J. Thomas Lockhart, a director since 2008, is a consultant with JT Lockhart, a consulting firm focused on accounting and financial management for non-profit organizations, since 2018. From 2015 to 2018, Mr. Lockhart was a consultant with MAP for NonProfits. From 2014 to 2015, Mr. Lockhart was the Chief Financial Officer of United Theological Seminary. Mr. Lockhart received a BA from Williams College and an MBA from New York University.

Mary O'Gorman Murray

Mary O'Gorman Murray, a director since 2007, retired as the Chief Administration Officer of Towers Perrin Reinsurance, a professional services firm specializing in human resources and financial services consulting before its merger to form Towers Watson, in 2006. Ms. Murray received a BA from Chestnut Hill College and an MS in Education from the University of Pennsylvania.

David J.W. Proctor

David J.W. Proctor, a director since 1992, is the Chairman of the Board of Directors of EMCC and an attorney and shareholder with Bradshaw, Fowler, Proctor and Fairgrave Law Firm since 1971. Mr. Proctor received a BA and JD from the University of Iowa.

David S. Ziegler

David S. Ziegler, a director since 2017, is the President, Chief Executive Officer and Owner of Z. Hardware Co. d/b/a Ziegler's Ace Hardware since 2015. Prior to that, he served as Vice President of Ziegler's Ace Hardware from 1979 to 2014. Mr. Ziegler also served as the Chairman of the Board of Directors of Ace Hardware Corporation from 2008 to 2014. Mr. Ziegler received a BS in Business Administration from Drake University.

              EMCC and the Company have the same executive officers. Please find information pertaining to EMCC's executive officers above under the section entitled "Important Information Regarding EMC Insurance Group Inc. — Directors and Executive Officers."

Information Regarding Merger Sub

              Merger Sub is an Iowa corporation and wholly owned subsidiary of EMCC that was formed solely for the purpose of engaging in the merger. Merger Sub has not engaged in any business other than in connection with the merger. The principal offices of Merger Sub are at 717 Mulberry Street, Des Moines, Iowa 50309 and its telephone number at such location is (515) 280-2511.

              The business address and the principal occupation or employment of the directors and executive officers of Merger Sub, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as otherwise noted, each director and executive officer has occupied an executive position with the Company or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the U.S. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Officers

              The Board of Directors of Merger Sub presently consists of three members. The persons listed below are the directors and executive officers of Merger Sub as of the date of this proxy statement. There are no family relationships among the Merger Sub's directors or executive officers.

Name	Age	Current Position and Office
Scott R. Jean	47	Executive Vice President-Finance & Strategy and Director
Mick A. Lovell	56	Executive Vice President-Operations and Director
Mark E. Reese	61	Chairman, President, Chief Financial Officer and Treasurer
Bradley J. Fredericks	45	Senior Vice President-Chief Investment Officer
Meyer T. Lehman	43	Senior Vice President-Chief Actuarial Officer
Larry W. Phillips	65	Senior Vice President-Chief Field Officer
Lisa A. Simonetta	59	Senior Vice President-Chief Claims Officer
Todd A. Strother	50	Senior Vice President-Chief Legal Officer and Secretary
James D. Clough	60	Vice President-Bonds
Larry G. Hamling	57	Vice President-Controller
Kelvin B. Sederburg	57	Vice President-Appointed Actuary

              Please find below information about Merger Sub's directors and officers, other than Scott R. Jean, Mick A. Lovell, Mark E. Reese, Bradley J. Fredericks, Meyer T. Lehman, Larry W. Phillips, Lisa A. Simonetta and Todd A. Strother, whose descriptions are set forth above under the section entitled "Important Information Regarding EMC Insurance Group Inc. — Directors and Executive Officers."

James D. Clough.    Vice President-Bonds of Merger Sub since May 2019 and EMCC since 2011.

Larry G. Hamling.    Vice President and Controller of Merger Sub since May 2019, Vice President of EMCC and the Company since 2001 and Controller of EMCC and the Company since 2018. Assistance Vice President of EMCC and the Company from 2001 to 2009. Assistant Controller of EMCC and the Company from 1997 to 2001. He has been employed by EMCC since 1989.

Kelvin B. Sederburg.    Vice President-Appointed Actuary of Merger Sub since May 2019 and EMCC since 2009.

DISSENTERS' RIGHTS TO APPRAISAL

              If the merger is completed, under Division XIII of the Iowa Business Corporation Act, holders of record of shares of common stock who (i) do not vote "FOR" the merger agreement proposal; (ii) who properly demand appraisal of their shares from the Company; (iii) who do not withdraw such demand or otherwise waive or lose their right to appraisal; and (iv) who otherwise comply with the requirements for perfecting and exercising their appraisal rights under Division XIII of the Iowa Business Corporation Act will be entitled to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares of common stock, plus accrued interest. These rights are known as appraisal rights. Shareholders of the Company electing to exercise appraisal rights must comply with the provisions of Division XIII of the Iowa Business Corporation Act in order to demand, perfect and exercise their rights. Failure to strictly comply with the procedures specified in Division XIII of the Iowa Business Corporation Act in a timely and proper manner may result in the loss of appraisal rights under the Iowa Business Corporation Act.

              The following is intended as a brief summary of the law pertaining to appraisal rights under the Iowa Business Corporation Act. The following, however, is not a complete summary of the law pertaining to appraisal rights under the Iowa Business Corporation Act and is qualified in its entirety by the full text of Division XIII of the Iowa Business Corporation Act, which is attached as Annex B to this proxy statement.

              Under Division XIII of the Iowa Business Corporation Act, when a merger is submitted for adoption at a meeting of shareholders, the corporation must notify each of its shareholders that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under Division XIII of the Iowa Business Corporation Act. A copy of Division XIII of the Iowa Business Corporation Act must be included with such notice. This proxy statement constitutes the Company's notice to its holders of common stock that the Company has concluded that its holders of common stock are entitled to assert appraisal rights under Division XIII of the Iowa Business Corporation Act in connection with the merger and the full text of Division XIII of the Iowa Business Corporation Act is attached to this proxy statement as Annex B.

              Shareholders of the Company who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review carefully the discussion in this section and Annex B in its entirety and should consult with their legal counsel, because failure to strictly comply with the procedures set forth therein, including the time limits, may result in the loss of such rights. Any holder of common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration of $36.00 per share in cash if such person is a shareholder of the Company as of the effective time of the merger.

              Shareholders wishing to exercise the right to appraisal of their shares of common stock under Division XIII of the Iowa Business Corporation Act must satisfy each of the following conditions:

  •
  The shareholder must not vote his, her or its shares of common stock in favor of the merger agreement proposal.  Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, a shareholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the merger agreement proposal, or otherwise attend the special meeting and vote against the merger agreement proposal, or abstain from voting.

  •
  As more fully described below, the shareholder must deliver to the Company a written notice, prior to the vote on the merger agreement proposal, of the shareholder's intent to demand appraisal rights.  This written notice of intent to demand payment must be in addition to and separate from any proxy or vote abstaining from or voting against the merger agreement proposal. Voting "AGAINST" or failing to vote "FOR" the merger agreement proposal by itself does not constitute a demand for appraisal within the meaning of Division XIII of the Iowa Business Corporation Act.

  •
  The shareholder must hold his, her or its shares of common stock, either of record or beneficially, on the date of making the demand for appraisal and must continuously hold such shares from the date of making the demand through the effective date of the merger.

  •
  The shareholder must otherwise comply with the requirements for perfecting and exercising his, her or its appraisal rights under Division XIII of the Iowa Business Corporation Act.

              If you fail to comply with any of these conditions and the merger is completed and you are a holder of shares of common stock as of the effective time of the merger, you will be entitled to receive the $36.00 in cash per share merger consideration for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

              All shareholder notices to demand payment must be addressed to the Company's Chief Legal Officer, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306, and must be delivered before the vote on the merger agreement proposal is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of common stock for which appraisal is demanded.

              In addition, the written notice of intent to demand payment must reasonably inform the Company of the identity of the shareholder and that the shareholder intends thereby to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder's name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any.

              Beneficial owners who do not also hold the shares of common stock of record may assert appraisal rights only if the shareholder submits to the Company the record holder's written consent to the assertion of such rights and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

              If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners.

              An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

              A record holder, such as a bank, brokerage firm or other nominee who holds shares as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owners. If you hold your shares of common stock in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized herein and perfect appraisal rights in a timely manner.

              If shareholders approve the merger agreement at the special meeting and you meet the requirements above, then the Company will send you, within 10 days of the approval of the merger agreement, a written notice to be used to demand payment for your shares. The notice will:

  •
  state where you must send your payment demand and when and where you must deposit your certificates for certificated shares;

  •
  supply a form for demanding payment that specifies the first date of any announcement, prior to the date the merger agreement became effective, of the principal terms of the merger agreement, and requires that each shareholder asserting appraisal rights certify whether the shareholder acquired beneficial ownership of the shares before that date and certify that the shareholder did not vote for or consent to the merger agreement proposal;

  •
  state the Company's estimate of the fair value of the shares;

  •
  set a date by which the Company must receive your payment demand, which may not be fewer than 40 nor more than 60 days after the Company delivers the written notice;

  •
  if requested in writing, provide within 10 days after the Company must receive the appraisal notice and form, the number of shareholders who return the forms and the total number of shares owned by them;

  •
  the date by which a shareholder must provide notice of the shareholder's intent to withdraw from the appraisal process; and

  •
  be accompanied by a copy of Division XIII of the Iowa Business Corporation Act, which discusses appraisal rights.

              Under Division XIII of the Iowa Business Corporation Act, if you receive a notice and wish to exercise your appraisal rights:

  •
  when you receive a notice from the Company, you must demand payment and certify that you acquired your shares of common stock before the date required in the notice; and

  •
  you must deposit the certificate or certificates representing your shares of stock in accordance with the terms of the notice.

              Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless that shareholder later withdraws from the appraisal process. If a record shareholder fails to make the certification described in the first bullet point above, the Company may elect to treat the shareholder's shares as "after-acquired shares" under Division XIII of the Iowa Business Corporation Act as discussed below.

              If you are considering seeking appraisal rights, you should be aware that the fair value of your shares as determined under the applicable provisions of Iowa law could be greater than, less than or equal to the consideration you would receive for those shares in the merger. In addition, the Company does not anticipate offering greater than the merger consideration to any shareholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Division XIII of the Iowa Business Corporation Act, the fair value of the shares of common stock is less than the merger consideration.

              At the time the Company receives a valid, timely and complete payment demand, the Company will pay to each dissenting shareholder within 30 days after the date set in the notice for demanding payments the amount it estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest, as provided in Section 490.1324 of the Iowa Business Corporation Act (except, as noted below, with respect to shares treated as "after-acquired shares," in which case the Company must only make an offer to purchase such shares at the fair value estimated by the Company). That payment will be accompanied by:

  •
  the Company's annual financial statements, accompanied by a public accountant report, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available quarterly financial statements, if any;

  •
  a statement of the Company's estimate of the fair value of the shares, which must equal or exceed the Company's estimate of the fair value of the shares provided in the initial appraisal notice; and

  •
  a statement of the shareholder's right to demand further payment under Section 490.1326 of the Iowa Business Corporation Act and of the shareholder's full acceptance of the payment if he, she or it fail to notify the Company of his, her or its demand for further payment within 30 days after receiving the Company's payment.

              Under Section 490.1326 of the Iowa Business Corporation Act, if you are dissatisfied with the amount of the payment or the offer of payment in the case of "after-acquired shares", you must notify the Company in writing of your own estimate of the fair value of your shares and the amount of any interest due, and demand payment of the difference between your estimate and the amount paid by the Company, if any. If you fail to provide the notice described in the foregoing sentence within 30 days after receiving the Company's payment or offer of payment, you will lose your right to demand payment under Section 490.1326 of the Iowa Business Corporation Act and shall be entitled only to the payment made or offered by the Company.

              Under Section 490.1330 of the Iowa Business Corporation Act, if your demand for payment of your estimate remains unsettled, the Company will commence a proceeding in court within 60 days after receipt of your demand for payment and petition the court to determine the fair value of your shares and accrued interest. If the Company does not timely commence this proceeding, the Company must pay you the unsettled amount that you demanded.

              If this proceeding takes place, the Company shall commence this proceeding in the Iowa District Court for Polk County, will make all dissenting shareholders whose demands remain unsettled (even if they are not residents of Iowa) parties to the proceeding, and all parties will be served with a copy of the petition. The court may appoint appraisers who will receive evidence and recommend a decision on the question of fair value. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings, but there is no right to a jury trial. If the court finds that the amount the Company paid is less than the fair value of a dissenting shareholder's shares, plus accrued interest, the court will order the Company to pay the difference to the dissenting shareholder.

              The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of court-appointed appraisers. The Company generally will pay these costs, but the court may order the dissenting shareholders to pay some of them, in amounts the court finds equitable, if the court finds that the shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

              The procedure described above is somewhat different for shares of stock that the Company is entitled to treat as "after-acquired shares" under Section 490.1325 of the Iowa Business Corporation Act. "After-acquired shares" are shares of common stock of which beneficial ownership was acquired after the date the principal terms of the merger agreement were publicly announced (which for these purposes includes shares of common stock for which the holder failed to certify on the appraisal form that beneficial ownership of such shares was acquired prior to the date of such public announcement). To the extent that the Company is entitled to treat any shares of stock as "after-acquired shares", then the Company must only make an offer to purchase such shares based on the Company's estimate of fair value in lieu of making an actual cash payment to the shareholder upon return of the appraisal form and deposit of certificates. If the shareholder holding shares treated as "after-acquired shares" elects to accept the Company's offer, then the Company will, within 10 days after receiving the shareholder's acceptance, make a cash payment in the amount of the offer, plus interest, to such shareholder in full satisfaction of his, her or its demand under Division XIII of the Iowa Business Corporation Act. A shareholder who is dissatisfied with the Company's offer may notify the Company and demand payment based on such shareholder's estimate of fair value and, if such demand remains unsettled for a period of sixty (60) days after the Company's receipt of such demand, the Company will then be required to initiate an action in the Iowa District Court for Polk County to determine the fair value of such shares in the manner described above. Following a determination of fair value, the court will enter judgment in favor of such shareholder for the amount of the fair value of the shares, plus interest. The amount as determined by the court may be lower or higher than the amount determined by the Company.

              If you give notice of your intent to demand appraisal rights for your shares under the applicable provisions of the Iowa Business Corporation Act but fail to return the notice or withdraw or lose your rights to demand payment, your shares will be converted into the right to receive the consideration in the merger.

The process of demanding and exercising appraisal rights requires strict compliance with the technical prerequisites under Division XIII of the Iowa Business Corporation Act. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights. In view of the complexity of Division XIII of the Iowa Business Corporation Act, shareholders who may wish to pursue appraisal rights should consult their legal counsel. To the extent there are any inconsistencies between the forgoing summary and Division XIII of the Iowa Business Corporation Act, the Iowa Business Corporation Act will govern.

 SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

              If the merger is completed, the Company does not expect to hold an annual meeting of shareholders in 2019. If the merger is not completed, you will continue to be entitled to attend and participate in the Company's annual meetings of shareholders. The Company will hold an annual meeting of shareholders in 2019 only if the merger has not already been completed.

              If the Company holds the 2019 annual meeting of shareholders prior to the completion of the merger, shareholder proposals and shareholder nominees for the Company's Board will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2019 annual meeting of shareholders in accordance with Rule 14a-8 and Rule 14a-5 under the Exchange Act and its by-laws. Any proposal or nominee that a shareholder wishes to include in proxy materials for the 2019 annual meeting of shareholders pursuant to Rule 14a-8 and Rule 14a-5 under the Exchange Act must have been received a reasonable time before the Company mails proxy materials and must be submitted in compliance with the rules. Proposals should be directed to EMC Insurance Group Inc., 717 Mulberry Street, Des Moines, Iowa 50309, Attn: Corporate Secretary.

              Any proposal that a shareholder wishes to propose for consideration at the 2019 annual meeting of shareholders, but does not seek to include in the Company's proxy statement under applicable SEC rules, must be submitted in accordance with its by-laws. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with the Company's by-laws.

              If the Company's Corporate Secretary receives any shareholder proposal at the address listed above after a reasonable time before the Company prints proxy materials that is intended to be presented at the 2019 annual meeting of shareholders without inclusion in the proxy statement for the meeting, the proxies designated by the Company's Board will have discretionary authority to vote on such proposal.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

              The Company files annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. Those filings are available to the public from the SEC's website at http://www.sec.gov. Information about the Company, including the Company's filings, is also available on its website at https://investors.emcins.com. The information contained on or accessible through its website is not part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.

              EMCC, the Company and the Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

              The SEC allows the Company to "incorporate by reference" into this proxy statement documents the Company files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that the Company files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. The Company incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendments No. 1 and 2 thereto;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2019; and

  •
  Current Reports on Form 8-K filed on January 9, 2019 and May 9, 2019 (excluding Item 7.01 and the exhibits related thereto).

              The Company will amend the Schedule 13E-3 to incorporate by reference any additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill the Company's obligations under the Exchange Act.

              No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This proxy statement is dated as of [•], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

 Annex A

Execution Copy

        AGREEMENT AND PLAN OF MERGER

by and among

EMPLOYERS MUTUAL CASUALTY COMPANY,

OAK MERGER SUB, INC.

and

EMC INSURANCE GROUP INC.

dated as of May 8, 2019

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 8, 2019, is by and among Employers Mutual Casualty Company, an Iowa mutual insurance company ("EMCC"); Oak Merger Sub, Inc., an Iowa corporation and a wholly-owned subsidiary of EMCC ("Merger Sub"); and EMC Insurance Group Inc., an Iowa corporation (the "Company"). Capitalized terms used but not defined in the context in which such terms are first used in this Agreement shall have the respective meanings ascribed to such terms in Article VIII.

RECITALS

        WHEREAS, the parties hereto intend that Merger Sub be merged with and into the Company with the Company as the surviving corporation in accordance with the Laws of the State of Iowa, upon the terms and subject to the conditions of this Agreement (the "Merger");

        WHEREAS, the Board of Directors of EMCC has adopted this Agreement and approved and declared advisable the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its shareholders, and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the "Special Committee"), has (a) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the Public Shareholders, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of the Company for their approval, and (d) subject to the provisions of Section 4.3, resolved to recommend that the shareholders of Company approve this Agreement and the transactions contemplated by this Agreement, including the Merger; and

        WHEREAS, the Company, EMCC and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Iowa Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the Laws of the State of Iowa as a wholly-owned subsidiary of EMCC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

        Section 1.2    Closing; Effective Time.     The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to waiver or fulfillment of those conditions) or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place remotely by the exchange of electronic documents by facsimile, PDF or other electronic means. The Merger shall become effective at the Effective Time as set forth in the Articles of Merger, which Merger Sub and the Company shall file with the Secretary of State of the State of Iowa on the Closing Date.

        Section 1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Iowa Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property owned, and every contractual right possessed, by the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities of the Company and Merger Sub shall become the liabilities of the Surviving Corporation.

        Section 1.4    Conversion of Company Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of EMCC, Merger Sub, the Company or the holder of any of the following securities:

          (a)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by EMCC, any Subsidiary of EMCC, Merger Sub, the Company or any Subsidiary of the Company (collectively the "Excluded Shares"); and (ii) Company Dissenting Shares) shall be converted into the right to receive $36.00 per share in cash, without interest, subject to adjustment as provided in Section 1.4(d) (the "Merger Consideration").

          (b)   All shares of Common Stock converted into the Merger Consideration pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate or Book-Entry Share previously representing any such shares of Common Stock shall thereafter represent only the right to receive, with respect to each underlying share of Common Stock, the Merger Consideration.

          (c)   All Excluded Shares, other than shares of Common Stock held by EMCC, shall automatically be cancelled and shall cease to exist as of the Effective Time. All shares of Common Stock held by EMCC shall remain outstanding.

          (d)   If, prior to the Effective Time, the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the capitalization of the Company, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

        Section 1.5    Merger Sub Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of EMCC or the Company, each share of the common stock, par value $1.00 per share, of Merger Sub shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

        Section 1.6    Company Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Sections 490.1301 through 490.1303 and Sections 490.1320 through 490.1326 of Iowa Law (collectively, the "Company Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the applicable provisions of Iowa Law, except that all Company Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under Iowa Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of Common Stock in accordance with Section 1.13 or, in the case of holders of Book-Entry Shares of Common Stock, upon compliance with the letter of transmittal sent to them in accordance with Section 1.13, and in each case, shall cease to be Company Dissenting Shares hereunder.

          (b)   The Company shall give EMCC (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Iowa Law. The Company shall not, except with the prior written consent of EMCC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        Section 1.7    Options and Equity-Related Securities.

          (a)   At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Company Option, be cancelled and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, without interest and subject to Tax withholding by EMCC in accordance with Section 1.14; provided, however, that any Company Option that is outstanding, whether vested or unvested, immediately prior to the Effective Time for which the exercise price per share equals or exceeds the Merger Consideration shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Company Option, be cancelled without any payment in respect thereof. The cash amounts resulting from the conversions pursuant to this Section 1.7(a) shall be paid by EMCC as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

          (b)   At the Effective Time, each share of restricted Common Stock issued pursuant to the Company Stock Plans (each, a "Restricted Share") that is outstanding and vested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Restricted Share, be treated as issued and outstanding Common Stock as provided in Section 1.4(a). At the Effective Time, each Restricted Share that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Restricted Share, be forfeited to the Company and converted into a right to receive from EMCC payment of cash in an amount equal to the Merger Consideration, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the Restricted Share from which it was converted. Any amount that becomes payable with respect to such right due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related Restricted Share would have vested.

          (c)   At the Effective Time, each restricted stock unit granted pursuant to the Company Stock Plans (each, an "RSU") that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such RSU, be canceled, extinguished and converted into a right to receive from EMCC payment of cash in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of Common Stock underlying such RSU, which right shall continue to be subject to the vesting conditions and risk of forfeiture (if any) applicable to the RSU from which it was converted. Any amount that becomes payable with respect to such right due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related RSU would have become payable, other than with respect to the individual awards described in Exhibit A hereto, which rights shall be payable within 15 Business Days after the Closing Date. If no vesting conditions remained applicable to the RSU from which such right was converted at the Effective Time, then such right shall be payable within 15 Business Days after the Closing Date.

          (d)   Prior to the Effective Time, the Company shall use commercially reasonable efforts to deliver appropriate notices (which notices shall be reasonably acceptable to EMCC) to each holder of Company Options, Restricted Shares and RSUs setting forth such holder's rights pursuant to the Company Stock Plans, stating that such Company Options, Restricted Shares or RSUs, as applicable, shall be treated in the manner set forth in this Section 1.7. The Company shall cause the administrator of the Company Stock Plans to take commercially reasonable actions under the Company Stock Plans in furtherance of the provisions of this Section 1.7.

          (e)   Prior to the Effective Time, the Company, EMCC and Merger Sub shall use their respective commercially reasonable efforts to obtain any consents or releases, if any, from the holders of Company Options, Restricted Shares and RSUs under the Company Stock Plans and to take all such other lawful action which the Company, EMCC or Merger Sub determines is reasonably necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the Company Board or, if appropriate, any committee administering the Company Stock Plans) to provide for and give effect to the transactions contemplated by this Section 1.7. For the avoidance of doubt, the parties hereto agree that obtaining any such consents or releases shall not be a condition to any party's obligations to consummate the transactions contemplated hereby. Except as otherwise agreed to in writing by the parties, (i) the Company Stock Plans will terminate as of the Effective Time; and (ii) the Company shall use commercially reasonable efforts to assure that, following the Effective Time, no participant in the Company Stock Plans shall have any right under the Company Stock Plans to acquire the capital stock of the Company or the Surviving Corporation.

          (f)    Prior to the Effective Time, EMCC shall take all commercially reasonable actions that may be necessary to, effective at the Effective Time, have all shares of Common Stock held by the custodians of the Employers Mutual Casualty Company 2008 Employee Stock Purchase Plan (the "ESPP") treated as issued and outstanding Common Stock as provided in Section 1.4(a) and to terminate the ESPP and all participant rights thereunder.

          (g)   Prior to the Effective Time, the Company shall cause dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (i) the name of each officer or director; (ii) the number of securities to be disposed of for each named individual; and (iii) that the approval is granted for purposes of exempting the transaction from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

        Section 1.8    Articles of Incorporation.     At the Effective Time, the restated articles of incorporation of the Company shall be amended so as to read in their entirety in the form attached hereto as Exhibit B and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and Iowa Law.

        Section 1.9    Bylaws.     Concurrently with the execution and delivery of this Agreement, the bylaws of the Company shall be amended so as to provide for or permit the postponement of the Company's 2019 annual meeting of shareholders to a date that is after the anticipated Closing Date. At the

Effective Time, the bylaws of the Company shall be further amended so as to read in their entirety in the form attached hereto as Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and Iowa Law.

        Section 1.10    Directors and Officers of Surviving Corporation.     At the Effective Time (a) the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub; and (b) the officers of the Surviving Corporation shall be the existing officers of Merger Sub.

        Section 1.11    Taking of Necessary Action; Further Action.     If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all property, rights, privileges, immunities and purposes of the Company and Merger Sub, EMCC and the Surviving Corporation shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        Section 1.12    Exchange Agent; EMCC to Make Cash Available.     Prior to the Effective Time, EMCC shall appoint a bank or trust company selected by EMCC and reasonably acceptable to the Company (the "Exchange Agent") for the payment of the Merger Consideration. At or as promptly as practicable following the Effective Time, EMCC shall, or shall cause the Surviving Corporation to, deposit an amount of cash in an Exchange Fund with the Exchange Agent sufficient to pay the Merger Consideration in respect of the shares of Common Stock that are to be converted into the right to receive the Merger Consideration pursuant to Section 1.4.

        Section 1.13    Exchange of Shares.

          (a)   As promptly as practicable following the Effective Time, and in any event not later than two Business Days following the Effective Time, EMCC shall cause the Exchange Agent to mail to each holder of record of a certificate ("Certificate") or book-entry share ("Book-Entry Share") that, immediately prior to the Effective Time, represented a share or shares of Common Stock to be converted into the Merger Consideration pursuant to Section 1.4: (i) a letter of transmittal (which shall be in form and substance reasonably satisfactory to EMCC and the Company and, in the case of certificated shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and, in the case of a Book-Entry Share, shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Share shall pass, only upon adherence to the procedures set forth in the letter of transmittal); and (ii) instructions for use in effecting the surrender of the Certificate or Book-Entry Share in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly completed and executed, and such other documents or information as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall receive the amount of Merger Consideration to which such holder is entitled pursuant to Section 1.4, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.13 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Company Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate, as contemplated by Section 1.4. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to the holder of a Certificate or Book-Entry Share.

          (b)   Following the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time. If, following the Effective Time, any Certificate or Book-Entry Share is presented for transfer to the Exchange Agent, each such Certificate or Book-Entry Share shall, subject to compliance with the provisions of Section 1.13(a), be cancelled and exchanged for the Merger Consideration as provided in this Section 1.13. In the event of a transfer of ownership of any share of Common Stock prior to the Effective Time that has not been registered in the stock transfer books of the Company, the Merger Consideration payable in respect of such share of Common Stock shall be paid to the transferee of such share only if the Certificate that previously represented such share is properly endorsed or otherwise in proper form for transfer, or a properly completed letter of transmittal, duly completed and executed, if the share is a Book-Entry Share, is presented to the Exchange Agent accompanied by documentation evidencing the effectiveness of such transfer and the payment of any transfer or other Taxes applicable to such transfer, in each case, in form and substance reasonably satisfactory to EMCC and the Exchange Agent.

          (c)   Any portion of the Exchange Fund that has not been claimed by the holders of Common Stock in accordance with Section 1.4 and this Section 1.13 on or prior to the date that is nine months after the Effective Time shall be paid to the Surviving Corporation. Thereafter, shareholders of the Company shall look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of the shares of Common Stock held by such shareholder (other than in respect of any Company Dissenting Shares) as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, EMCC, the Exchange Agent or any other Person shall be liable to any holder of shares of Common Stock for any amount of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (d)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in a customary amount and upon such terms as the Surviving Corporation may determine are reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, and upon compliance with the relevant provisions of Section 1.13(a), the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such holder is entitled pursuant to Section 1.4.

        Section 1.14    Withholding.     EMCC shall be entitled to deduct and withhold from the Merger Consideration, and from any other payments made pursuant to this Agreement, such amounts as EMCC is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Common Stock, Company Options, Restricted Shares or RSUs, as applicable, in respect of which such deduction and withholding was made by EMCC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (a) the corresponding sections of the Company Disclosure Schedules (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedules to the extent the relevance of such item to such other section is reasonably apparent on its face to EMCC and Merger Sub) or (b) the Company SEC Documents made publicly available on EDGAR at least two Business Days prior to the date of this Agreement (excluding any disclosures contained in the "Risk Factors" section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to EMCC and Merger Sub as follows:

        Section 2.1    Corporate Organization and Power.     Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of any business conducted by the Company or its Subsidiaries or the character or location of any properties or assets owned or leased by the Company or its Subsidiaries makes such licensing or qualification necessary, other than such corporate power or defects in qualification or good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate or articles of incorporation and bylaws of the Company that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect as of the date of this Agreement (the "Company Charter Documents"). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

        Section 2.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. As of May 6, 2019, (i) 21,668,287 shares of Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) 2,261,415 shares of Common Stock were reserved for issuance under the Company Stock Plans; and (iii) 176,530 shares of Common Stock were reserved for issuance under the ESPP. There are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote. Except as described in the first sentence of this Section 2.2(a), as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Section 2.2(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all outstanding Company Options, RSUs and Restricted Shares, including the holder, date of grant, vesting schedule, number of Common Shares covered by or subject to the award and, where applicable, the exercise price and term. No shares of Common Stock are held by the Company or any of its Subsidiaries.

          (b)   None of the Company or any of its Subsidiaries has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock or other securities of the Company or any of its Subsidiaries. All of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens. Except as set forth in Section 2.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

          (c)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

        Section 2.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Required Shareholder Vote, to consummate the Merger and the other transactions contemplated hereby. Upon the recommendation of the Special Committee, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly approved and adopted by the Company Board. The Required Shareholder Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company, other than the receipt of the Required Shareholder Vote, are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution and delivery by each of EMCC and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

          (b)   The Special Committee has (i) received the opinion of its financial advisor, Sandler O'Neill & Partners, L.P. (the "Financial Advisor"), dated as of May 8, 2019, to the effect that, as of such date and subject to the qualifications and limitations set forth therein, the Merger Consideration to be paid to the Public Shareholders, is fair, from a financial point of view, to such holders (the "Fairness Opinion"); and (ii) by unanimous vote of the Special Committee, at a meeting duly called and held prior to the execution of this Agreement, (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the Public Shareholders and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company Board and the shareholders of the Company for their approval. Upon the recommendation of the Special Committee, the Company Board has (1) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger; (2) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders; (3) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of the Company for their approval; and (4) subject to the provisions of Section 4.3, resolved to make the Company Recommendation.

          (c)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries; (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of Liens or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

        Section 2.4    Consents and Approvals.     Except for (a) the filing with the SEC of the Schedule 13e-3; (b) the filing with the SEC of the Proxy Statement; (c) the Required Shareholder Vote; (d) the filing of the Articles of Merger as required by Iowa Law; (e) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder; (e) any consent, notice or approval required by NASDAQ; and (f) the consents, notices and approvals set forth in Section 2.4 of the Company Disclosure Schedules, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

        Section 2.5    Absence of Certain Changes.     Since December 31, 2018, neither the Special Committee nor the Company Board has effected, authorized, approved or directed (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Common Stock, other than in accordance with the Company's past practice of declaring and paying quarterly dividends on the Common Stock, and not exceeding the per share amount of the last quarterly dividend paid on Common Stock in the amount of $0.23 per share, or any repurchase for value by the Company of any Common Stock, Company Options, Restricted Shares or RSUs; (b) any split, combination or reclassification of any Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Common Stock; or (c) any action described in Section 4.2(h).

        Section 2.6    Company Information.     None of the information to be supplied by or on behalf of the Company with respect to the Special Committee, including with respect to the background of the transaction (for the avoidance of doubt, excluding any information supplied by EMCC, Merger Sub or any Specified Individual in writing specifically for inclusion in the Proxy Statement or the Schedule 13e-3) will, (i) in the case of the Schedule 13E-3, as of the date of filing and as of the date of the Company Shareholders' Meeting, and (ii) in the case of the Proxy Statement, as of the date it is first mailed to shareholders of the Company and as of the date of the Company Shareholders' Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to EMCC and Merger Sub, and the Company uses its reasonable best efforts, with the reasonable cooperation of EMCC and Merger Sub, to prepare, file or disseminate updated information to the extent required by applicable Law. The Company shall cause the Proxy Statement, the Schedule 13e-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto.

        Section 2.7    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 490.1110 of Iowa Law) ("Takeover Statute") is applicable to the Merger or the other transactions contemplated by this Agreement.

        Section 2.8    Broker's Fees.     Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to EMCC a correct and complete copy of all agreements between the Company or any of its Subsidiaries and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMCC AND MERGER SUB

        Except as set forth in the EMCC Disclosure Schedules (it being agreed that disclosure of any item in any section of the EMCC Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the EMCC Disclosure Schedules to the extent the relevance of such item to such other section is reasonably apparent on its face to the Company), each of EMCC and Merger Sub represents and warrants to the Company as follows:

        Section 3.1    Corporate Organization, Standing and Power.     Each of EMCC and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of EMCC and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have an EMCC Material Adverse Effect. Neither EMCC nor Merger Sub is in violation of any of the provisions of its articles of incorporation or bylaws or other charter or organizational documents, each as amended.

        Section 3.2    Authority; No Violation.

          (a)   Each of EMCC and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of each of EMCC and Merger Sub. No other corporate proceedings on the part of EMCC or Merger Sub are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of EMCC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of EMCC and Merger Sub, enforceable against each of EMCC and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

          (b)   Neither the execution and delivery of this Agreement by EMCC or Merger Sub, nor the consummation by EMCC or Merger Sub of the transactions contemplated hereby, nor compliance by EMCC or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of EMCC or Merger Sub; (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to EMCC and Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of EMCC or Merger Sub under, any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which EMCC or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of Liens or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to have an EMCC Material Adverse Effect.

        Section 3.3    Consents and Approvals.     Except for (a) the filing with the SEC of the Proxy Statement and the Schedule 13e-3; (b) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder; (c) any consent, notice or approval required by NASDAQ; and (d) the consents, notices and approvals set forth in Section 3.3 of the EMCC Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or third party on the part of EMCC or Merger Sub are necessary in connection with the execution and delivery by EMCC and Merger Sub of this Agreement and the consummation by EMCC and Merger Sub of the Merger and the other transactions contemplated hereby.

        Section 3.4    Disclosure Documents.     None of the information supplied or to be supplied by EMCC or Merger Sub for inclusion in the Schedule 13e-3 or the Proxy Statement will, (i) in the case of the Schedule 13E-3, as of the date of filing and as of the date of the Company Shareholders' Meeting, and (ii) in the case of the Proxy Statement, as of the date it is first mailed to shareholders of the Company and as of the date of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by EMCC and Merger Sub that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to the Company, and EMCC and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

        Section 3.5    Ownership of Common Stock.     As of the date hereof, EMCC (i) beneficially owns or controls 11,771,778 shares of Common Stock in the aggregate, which, assuming the accuracy of Section 2.2, constitutes 54.3% of the voting securities of the Company, and (ii) does not hold any rights to acquire or vote any shares of capital stock of the Company, except pursuant to this Agreement.

        Section 3.6    Interim Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and as of the date hereof, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        Section 3.7    Financing.     As of the date hereof, EMCC has sufficient funds readily available to consummate the Merger on the terms contemplated by this Agreement, and, at Effective Time, EMCC will have and shall make available to Merger Sub all the funds necessary to perform its obligations under this Agreement, including payment of the Merger Consideration and the consideration in respect of Company Options, RSUs and Restricted Shares, and the payment of all of its fees and expenses relating to the transactions contemplated by this Agreement.

        Section 3.8    Legal Proceedings.     There is no Action pending or, to the knowledge of EMCC, threatened against EMCC or Merger Sub or any of their respective directors or officers (in their capacities as such), except for matters as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect. None of EMCC, Merger Sub or any of their respective directors or officers (in their capacities as such), is subject to any continuing judgment of any Governmental Entity, except for judgments as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect.

        Section 3.9    Broker's Fees.     Except as of set forth on Section 3.9 of the EMCC Disclosure Schedules, neither EMCC nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        Section 4.1    Conduct of Business Prior to the Effective Time.     During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time or earlier termination of this Agreement in accordance with its terms, except as expressly set forth in Section 4.1 of the Company Disclosure Schedules, except as expressly contemplated or permitted by this Agreement, or except as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business only in the usual, regular and ordinary course consistent with past practice; (b) to the extent consistent with clause (a) above, use reasonable best efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with it; and (c) use reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement.

        Section 4.2    Conduct of Business of the Company.     Without limiting the generality of Section 4.1, during the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, except as expressly set forth in Section 4.1 of the Company Disclosure Schedules, except as expressly contemplated or permitted by this Agreement or except as required by applicable Law, the Company shall not take, cause or permit any action prohibited by the terms of the Intercompany Agreements or any of the following, or allow, cause or permit any of its Subsidiaries to take, cause or permit any action prohibited by the terms of the Intercompany Agreements or any of the following, in each case, without the prior written consent of EMCC, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement:

          (a)   make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with EMCC before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

          (b)   except as may be required as a result of a change in Law, GAAP or SAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

          (c)   except as may be required Law, GAAP or SAP, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

          (d)   except in the ordinary course of business consistent with past practice, terminate, amend or modify in any material respect, or waive any material provision of, any Material Contract;

          (e)   enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

          (f)    engage in the conduct of any new line of business or discontinue any existing line of business;

          (g)   knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement;

          (h)   pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with the Company's past practice of declaring and paying quarterly dividends on Common Stock only, and not to exceed the per share amount of the last quarterly dividend paid on Common Stock in the amount of $0.23 per share, or redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (i)    (i) other than the annual increase in compensation to directors of the Company in the ordinary course of business and consistent with past practice (except that all of such annual compensation shall consist of cash), grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director of the Company or any of its Subsidiaries (it being agreed that the annual retainer fee payable to the current directors of the Company shall be prorated monthly and payable in advance in equal monthly installments, not subject to any claw-back, on the first day of each month for the period commencing on May 23, 2019 and ending on the Closing Date); (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer, employee or consultant of the Company or any of its Subsidiaries; (iii) other than as required under applicable Law, adopt, enter into or amend any Company Benefit Plan; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable Law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan; (v) other than in the ordinary course of business consistent with past practice or as required under applicable Law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vi) other than as required under applicable Law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vii) other than as required by any Company Benefit Plan in effect as of the date hereof, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) other than in the ordinary course of business consistent with past practice or as provided in Section 1.7, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any Company Option, Restricted Share or RSU or any other right to acquire Common Stock or other equity or voting securities of the Company or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company Benefit Plan to avoid the possible imposition of Taxes or penalties under Section 409A of the Code so long as such amendment or modification does not increase the cost to the Company under the applicable Company Benefit Plan;

          (j)    compromise or settle any Action; or

          (k)   take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 4.2(a) through 4.2(i).

        Section 4.3    No Solicitation.

          (a)   Except as expressly permitted by this Section 4.3, the Company shall not, nor shall it authorize or permit any of its Representatives to (and the Company shall use its reasonable best efforts to cause each of its Representatives not to), directly or indirectly:

              (i)  initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing non-public information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  execute or enter into any Contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 4.3(b));

            (iii)  enter into any Contract, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or breach its obligations hereunder;

            (iv)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its Subsidiaries to any Person (other than EMCC, Merger Sub or any of their respective Subsidiaries or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

             (v)  otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

          (b)   Notwithstanding Section 4.3(a), from the date hereof until the date that the Required Shareholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal to the extent necessary to clarify the terms of such Acquisition Proposal; and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel that (A) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company Board under Iowa Law, then, in response to such Acquisition Proposal, the Special Committee may (x) furnish access and non-public information with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to EMCC or is provided to EMCC prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

          (c)   The Company shall promptly (and, in any event, within 36 hours) notify EMCC in writing (email being sufficient) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers (whether oral or written) (including, if applicable, copies of such written proposals or offers and any proposed agreements), and thereafter shall keep EMCC informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, pursuant to Section 4.3(b) and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any change in the Company's, the Company Board's or the Special Committee's intentions as previously notified. Notwithstanding the foregoing, if any Acquisition Proposal or inquiry is made, or any other information with respect to such Acquisition Proposal or inquiry is provided, solely to any Specified Individual, the Company shall have no obligations to EMCC under this Section 4.3(c) with respect to such Acquisition Proposal, inquiry or other information until such time as any member of the Special Committee is made or becomes aware of such Acquisition Proposal, inquiry or other information.

          (d)   Except as set forth in Section 4.3(e), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withdraw, suspend, modify or amend the Company Recommendation in any manner that could reasonably be expected to jeopardize the consummation of the Merger, or fail to include the Company Recommendation in the Proxy Statement; (ii) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (iii) at any time following receipt of an Acquisition Proposal, fail to publicly reaffirm its adoption, approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within four Business Days after receipt of any reasonable written request to do so from EMCC); or (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten Business Days after commencement of such Acquisition Proposal (each of clauses (i) through (iv), an "Adverse Company Recommendation"); provided that the provision of factual information by the Company to its shareholders shall not be deemed to constitute an Adverse Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company Recommendation and, if requested in writing by EMCC, prior to the making of such disclosure, the Company Board reaffirms the Company Recommendation.

          (e)   Notwithstanding Section 4.3(d), the Company Board may, at any time before obtaining the Required Shareholder Vote, to the extent the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure of the Company Board to take such action would be inconsistent with its fiduciary duties under Iowa Law, in response to (x) a Superior Proposal received by the Company following the date of this Agreement or (y) an Intervening Event, make an Adverse Company Recommendation, but only if:

              (i)  the Company shall have first provided EMCC prior written notice, at least four Business Days in advance, that the Company Board intends to make such Adverse Company Recommendation, which notice shall include (A) the terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal, or (B) the material change, development, effect, circumstance, state of facts or event that constitutes the Intervening Event; and

             (ii)  during the four Business Days after the receipt of such notice (A) with respect to a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to EMCC of a two-Business Day period which may, in whole or in part, run concurrently with the initial four-Business Day period), the Special Committee shall have negotiated with EMCC in good faith (to the extent EMCC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Acquisition Proposal to constitute a Superior Proposal; and (B) with respect to an

    Intervening Event, the Special Committee shall have negotiated with EMCC in good faith (to the extent EMCC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Adverse Company Recommendation with respect to such Intervening Event.

          (f)    Nothing contained in this Section 4.3 shall be deemed to prohibit the Company Board or the Special Committee, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or (ii) making any disclosure to the Company's shareholders if the Special Committee determines, after consultation with outside legal counsel, that failure to disclose such position or information would constitute a violation of applicable Law, including any fiduciary duties of the Special Committee or the Company Board; provided that, if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation so long as the Company Board expressly and publicly reaffirms the Company Recommendation in a subsequent disclosure on or before the earlier of (A) ten Business Days after commencement of such Acquisition Proposal and (B) three Business Days before the Company Shareholders' Meeting).

          (g)   The Company shall inform its Representatives of the obligations undertaken in this Section 4.3. Any violations of the restrictions set forth in this Section 4.3 by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.3 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by any Specified Individual or at the written direction of EMCC constitute a violation by the Company of this Section 4.3.

        Section 4.4    Financing Cooperation.     From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and Representatives to, reasonably cooperate with EMCC, at the expense of EMCC, to provide information related to the Company, its Subsidiaries and their respective Representatives reasonably requested by EMCC in connection with the arrangement of any financing that EMCC may elect to undertake in connection with the Merger.

        Section 4.5    Conduct of Each Party.     During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, each of the Company, EMCC and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Representatives to, take any action that would be reasonably be expected to result in any condition set forth in Article VI not being satisfied or to prevent or materially delay the consummation of the Merger; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1    Regulatory Matters.

          (a)   As promptly as practicable following the date hereof, the Company, EMCC and Merger Sub shall prepare, and the Company shall file with the SEC, the Proxy Statement. Each party shall use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. As promptly as practicable following the date hereof, the Company, EMCC and Merger Sub shall prepare and jointly file with the SEC the Schedule 13e-3. Each party shall use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Schedule 13e-3. Prior to responding to any comments of the SEC or its staff, each of the Company, EMCC and Merger Sub, as applicable, shall (i) notify the other parties as promptly as practicable following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for additional information or any amendments or supplements to the Proxy Statement or the Schedule 13e-3; (ii) cooperate with the other parties to prepare responses to any comments of the SEC or its staff and provide the other parties with a reasonable opportunity to review and comment on all such proposed responses prior to submission to the SEC or its staff; and (iii) reasonably respond to or incorporate all comments received from the other parties with respect to any proposed response to comments from the SEC or its staff prior to submission to the SEC or its staff. In addition, each of the Company, EMCC and Merger Sub shall provide the other parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13e-3, this Agreement or the Merger. If, at any time prior to the Company Shareholders' Meeting any information relating to the Company or EMCC or any of their respective Affiliates should be discovered by the Company or EMCC which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and, to the extent required by applicable Law, the Company (or the Company and EMCC jointly, in the case of the Schedule 13E-3) shall, after complying with its other obligations under this Section 5.1(a), disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company's shareholders. Without limiting any other provision of this Section 5.1(a), the Company, EMCC and Merger Sub shall (A) cooperate with each other in the preparation of the Proxy Statement and the Schedule 13e-3 and all amendments or supplements thereto; and (B) consult with each other (and reasonably respond to or incorporate the other parties' comments) prior to mailing the Proxy Statement or filing Schedule 13e-3 or any amendment or supplement thereto.

          (b)   Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity; (ii) the obtaining of all necessary consents or waivers from third parties; (iii) the defending of any Action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby. Subject to applicable Law relating to the exchange of information, the Company and EMCC and their respective legal counsel shall (A) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby; and (B) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Merger. To the extent practicable, each party shall provide the other parties and their respective legal counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with this Agreement, the Merger or the other transactions contemplated hereby and to participate in the preparation for such discussion, telephone call or meeting.

          (c)   EMCC and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with preparation, filing and mailing of the Proxy Statement and the Schedule 13e-3 or any other statement, filing, notice, application or other document made by or on behalf of EMCC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

          (d)   EMCC and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and, to the extent permitted by applicable Law, provide the other with a copy of such communication.

        Section 5.2    Access to Information.     Subject to applicable Law relating to the sharing of information, upon reasonable advance written notice, the Company shall provide EMCC and its Representatives, from time to time prior to the Effective Time, with reasonable access during normal business hours to such information as EMCC shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or jeopardize the protection of an attorney-client privilege.

        Section 5.3    Shareholder Approval.

          (a)   The Company shall call and hold a meeting of the shareholders of the Company for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting shall be held as promptly as practicable following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and the Schedule 13e-3 or that it is not reviewing the Proxy Statement and the Schedule 13e-3. The date of the Company Shareholders' Meeting and the record date therefor shall be set in consultation with EMCC. The Company shall not postpone or adjourn the Company Shareholders' Meeting, except to the extent required by applicable Law or as requested by EMCC pursuant to the following sentence to permit additional time to solicit the Required Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company. If, prior to the Company Shareholders' Meeting, there has not been a sufficient number of proxies submitted to constitute the Required Shareholder Vote, the Company shall, at EMCC's written request and expense, postpone or adjourn the Company Shareholders' Meeting one time and for no longer than 30 days. Each party shall keep the other parties reasonably updated with respect to proxy solicitation results. Notwithstanding any provision of this Agreement to the contrary, unless this Agreement shall have been terminated prior to the date of the Company Shareholders' Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

          (b)   EMCC shall vote, or cause to be voted, any shares of Common Stock beneficially owned by it or any of its Affiliates or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby at the Company Shareholders' Meeting and at all adjournments or postponements thereof and against any other action or agreement that would reasonably be expected to (A) result in any of the conditions to the consummation of the Merger under this Agreement not being fulfilled, or (B) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by this Agreement; provided, however, that, if the Special Committee has made an Adverse Company Recommendation in accordance with this Agreement that has not been rescinded or otherwise withdrawn, then EMCC may, but shall not be required to, vote in favor of the approval of this Agreement. With respect to such shares, EMCC agrees that any action to approve this Agreement, the Merger or the other transactions contemplated hereby shall be made only at a duly convened meeting of shareholders of the Company for such purpose and that EMCC shall not act by written consent in lieu of a meeting to approve this Agreement, the Merger or the other transactions contemplated hereby.

          (c)   During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, EMCC shall not, and shall cause its Affiliates not to, sell, assign, encumber or otherwise transfer any shares of Common Stock owned of record or beneficially by EMCC or such Affiliate, as applicable, other than encumbrances granted in the ordinary course of business consistent with past practices so long as no such encumbrances granted in the ordinary course shall restrain EMCC from voting any shares of Common Stock as required under this Agreement.

        Section 5.4    Public Disclosure.     Unless otherwise expressly contemplated or permitted by this Agreement, each of EMCC and the Company (a) shall consult with the other before it or any of its Subsidiaries or Representatives issues any press release or otherwise makes any public statement or makes any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby; and (b) shall not issue any such press release or make any such statement or disclosure without the prior written approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, including the applicable rules and regulations promulgated by the SEC, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with, and reasonably respond to or incorporate all comments received from, the other party before issuing such press release or making such public statement or disclosure.

        Section 5.5    Reasonable Best Efforts and Further Assurances.     Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under Article VI. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary to effect the transactions contemplated hereby.

        Section 5.6    Indemnification; Director and Officer Insurance.

          (a)   From and after the Effective Time, EMCC shall, or shall cause the Surviving Corporation, to the fullest extent permitted by Iowa Law and the Company Charter Documents, to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees of counsel selected by the Indemnified Parties), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries or arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby) and EMCC shall, or shall cause the Surviving Corporation to, promptly advance to the Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), in each case, to the fullest extent permitted by Iowa Law and the Company Charter Documents; provided that any determination that may be required to be made with respect to whether an Indemnified Party is entitled to indemnification under the Company Charter Documents or the Surviving Corporation's charter documents shall be made by independent legal counsel selected by the Indemnified Party (and reasonably acceptable to EMCC). The Surviving Corporation shall be entitled to assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party, and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular Action, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; provided, further, that the Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent (which consent shall not be unreasonably withheld or delayed).

          (b)   Prior to the Effective Time, EMCC shall, or shall cause one of its Subsidiaries to, as of the Effective Time, obtain and fully pay the premium for the extension of the Company's current directors and officers (as defined to mean those individuals insured under such policy) insurance and indemnification policies (including the Side A coverage), for a period of not less than six years from and after the Effective Time, that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") from an insurance carrier with the same or better credit rating as the Company's current insurance carrier as of the Effective Time with respect to directors' and officers' liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If EMCC and its Subsidiaries are unable to obtain such "tail" insurance policies as of the Effective Time, then EMCC shall, or shall cause one of its Subsidiaries, as of the Effective Time to, (i) continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof; or (ii) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof; provided, however, that neither EMCC nor any of its Subsidiaries shall be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case, shall purchase as much of such coverage as possible for such amount.

          (c)   The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from and after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such amendment or modification is required after the Effective Time by applicable Law and then only to the minimum extent required by such applicable Law.

          (d)   In the event that EMCC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, EMCC shall ensure that the successors and assigns of EMCC or the Surviving Corporation, as the case may be, or at EMCC's option, EMCC, shall assume the obligations set forth in this Section 5.6.

          (e)   The rights of each Indemnified Party under this Section 5.6 shall be in addition to any rights such individual may have under the articles of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under Iowa Law or any other applicable Law, or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

        Section 5.7    Notice of Changes.     Subject to applicable Law, the Company, on the one hand, and EMCC and Merger Sub, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between EMCC or the Company and Merger Sub, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to EMCC and Merger Sub of any change, fact or condition that becomes known to the Special Committee and would reasonably be expected to result in a Company Material Adverse Effect or of any failure to be satisfied of any condition to EMCC's and Merger Sub's obligations to effect the Merger, and EMCC and Merger Sub shall give prompt notice to the Company of any change, fact or condition that becomes known to EMCC or Merger Sub and would reasonably be expected to result in a failure to be satisfied of any condition to the Company's obligations to effect the Merger.

        Section 5.8    Takeover Statutes.     If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company, the Company Board and the Special Committee shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

        Section 5.9    Continuation of the Special Committee.     Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, EMCC and Merger Sub shall not seek to remove the members of the Special Committee from the Company Board (other than in the case of removal for Cause, as determined in good faith by members of the Company Board who are not members of the Special Committee) and, should all of the members of the Special Committee cease to so serve, EMCC or Merger Sub shall not restrict the Company Board from causing the election of an individual or individuals to the Company Board who constitutes an "independent" director under the applicable NASDAQ rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

        Section 5.10    Shareholder Litigation.     The Company shall promptly advise EMCC and Merger Sub in writing of any Action commenced or threatened by any shareholder of the Company or any other Person against the Company or any member of the Special Committee relating to this Agreement or the transactions contemplated by this Agreement and shall keep EMCC and Merger Sub reasonably informed regarding any such Action. The Company shall give EMCC the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense of any such Action, shall give due consideration to EMCC's advice with respect to such Action and shall not settle or compromise any such Action without the prior written consent of EMCC, which shall not be unreasonably delayed or withheld. Subject to the last sentence of Section 5.6(a), following the Effective Time, EMCC and the Surviving Corporation shall control the defense of any such Action. Notwithstanding any provision of this Agreement, including this Section 5.10, to the contrary, EMCC shall control the defense of any Action commenced or threatened by any Person against EMCC, any of its Affiliates or any of their respective directors, officers or employees, other than the Company and the members of the Special Committee.

        Section 5.11    Intercompany Agreements.     Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and EMCC agrees not to exercise its right to terminate, or to terminate its participation in, any of the Intercompany Agreements based on the formation of the Special Committee or any action taken by the Company, the Company Board or the Special Committee that is expressly permitted by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligations to Effect the Merger.     The obligations of each of the Company, EMCC and Merger Sub to effect the Merger are subject to the satisfaction or waiver (provided that the condition set forth in Section 6.1(a) may not be waived by any party) at or prior to the Closing of each of the following conditions:

          (a)   the Required Shareholder Vote shall have been obtained;

          (b)   no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any Law or order enacted, entered or enforced that prevents or prohibits the consummation of the Merger; and

          (c)   the Governmental Consents set forth in Section 6.1(c) of the Company Disclosure Schedules shall have been made or obtained and not withdrawn and shall be in full force and effect.

        Section 6.2    Conditions to Obligations of EMCC and Merger Sub.     The obligations of each of EMCC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by EMCC at or prior to the Closing of the following conditions:

          (a)   the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company contained in Sections 2.2(a), 2.2(b), 2.3(a) and 2.3(b) shall be true and correct in all respects, except to the extent such inaccuracies are de minimis;

          (b)   the Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; and

          (c)   EMCC shall have received a certificate of the Company, dated as of the Closing Date, signed by the President of the Company or such other officer of the Company appointed by the Special Committee, and certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

          (d)   Since the date of this Agreement, no Specified Event shall have occurred.

        Section 6.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)   the representations and warranties of EMCC and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or EMCC Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the representations and warranties of EMCC and Merger Sub contained in Section 3.2(a) shall be true and correct in all respects, except to the extent such inaccuracies are de minimis;

          (b)   each of EMCC and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or EMCC Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or EMCC Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; and

          (c)   the Company shall have received a certificate of each of EMCC and Merger Sub, dated as of the Closing Date, signed by an executive officer of each of EMCC and Merger Sub, as the case may be, and certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION AND AMENDMENT

        Section 7.1    Termination.     Whether before or, except as set forth below, after the receipt of the Required Shareholder Vote, this Agreement may be terminated:

          (a)   by mutual written consent of the Company, duly authorized by the Special Committee, and EMCC at any time prior to the Effective Time;

          (b)   by EMCC or the Company if the Effective Time shall not have occurred on or before December 31, 2019 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and such breach has been a cause of the failure of the Closing to occur by the Outside Date; and provided, further, that, if, on the Outside Date, the condition to the Closing set forth in Section 6.1(c) has not been fulfilled, but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is 60 days following the date of this Agreement, and such date shall become the Outside Date for purposes of this Agreement;

          (c)   by EMCC or the Company if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable;

          (d)   by EMCC or the Company if, upon a vote at a duly held Company Shareholders' Meeting or any postponement or adjournment thereof, the Required Shareholder Vote shall not have been obtained as contemplated by Section 5.3; provided, however, that EMCC shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Required Shareholder Vote is due solely to the failure of EMCC to vote the shares of Common Stock beneficially owned or controlled by it and its Affiliates in favor of the Merger in accordance with the terms of this Agreement;

          (e)   by EMCC (i) upon a Willful Breach by the Company or any of its Subsidiaries of Section 4.3 hereof, or (ii) upon a breach by the Company of any other representation, warranty, covenant or agreement of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case set forth in this clause (ii), such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date;

          (f)    by EMCC if (i) at any time prior to the approval of this Agreement by the Required Shareholder Vote, the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Company Recommendation, or (ii) the Company shall fail to call or hold the Company Shareholders' Meeting in accordance with Section 5.3; or

          (g)   by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of EMCC or Merger Sub set forth in this Agreement, or if any representation or warranty of EMCC or Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date.

        A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

        Section 7.2    Effect of Termination.     If this Agreement is terminated in accordance with Section 7.1, then this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of EMCC, Merger Sub or the Company or their respective officers, directors, shareholders or Affiliates; provided, however, that (a) the provisions of Section 5.4 (Public Disclosure), Section 5.10 (Shareholder Litigation), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses), Section 8.1 (Certain Defined Terms) and Article IX shall remain in full force and effect and survive any such termination of this Agreement; and (b) nothing herein shall relieve any party from liability for fraud or Willful Breach in connection with this Agreement or the transactions contemplated hereby.

        Section 7.3    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such costs and expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the Schedule 13e-3, and all filing and other fees paid to the SEC in connection with conducting the Company Shareholders' Meeting, obtaining the Required Shareholder Vote or consummating the Merger or other transactions contemplated hereby, shall be borne by EMCC.

ARTICLE VIII

DEFINITIONS

        Section 8.1    Certain Defined Terms.     Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

          "Acceptable Confidentiality Agreement" shall mean a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 4.3, and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

          "Acquisition Proposal" shall mean any inquiry, proposal or offer from any third party relating to (a) any acquisition or purchase, in a single transaction or a series of related transactions (including by means of reinsurance), of (i) 10% or more of the outstanding Common Stock, (ii) 10% or more (based on the fair market value thereof) of the assets (including equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its Subsidiaries that constitute or generate 10% or more of the total assets, consolidated revenues or net income (or in the case of reinsurance, exposure to insurance liabilities) of the Company and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than EMCC) having beneficial ownership of, directly or indirectly, 10% or more of the outstanding Common Stock; (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any of its Subsidiary, other than, in each case, the transactions contemplated by this Agreement; or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c) above.

          "Action" shall mean any actual or pending action, claim, suit, investigation (other than any ordinary course examination by any Governmental Entity), litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity.

          "Adverse Company Recommendation" shall have the meaning stated in Section 4.3(d).

          "Affiliate" of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise; provided, however, that EMCC and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be an Affiliate of the Company for any purpose hereunder.

          "Agreement" shall have the meaning stated in the preamble to this document.

          "Articles of Merger" shall mean the articles of merger in the form mutually agreed to by EMCC and the Company, as required by and executed in accordance with Iowa Law.

          "Book-Entry Shares" shall have the meaning stated in Section 1.13(a).

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Des Moines, Iowa are authorized or required by Law to be closed.

          "Cause" shall mean, with respect to any member of the Special Committee, (a) a breach by such individual of his or her duty of loyalty to the Company, (b) an act or omission taken by such individual in bad faith or which involves intentional misconduct or a knowing violation of applicable Law, or (c) such individual's participation in a transaction from which such individual derives an improper personal benefit.

          "Certificates" shall have the meaning stated in Section 1.13(a).

          "Closing" shall mean the consummation of the Merger.

          "Closing Date" shall have the meaning stated in Section 1.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

          "Company" shall have the meaning stated in the preamble to this document.

          "Company 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (together with any amendments thereto filed with the SEC and publicly available on EDGAR website at least two Business Days prior to the date of this Agreement).

          "Company Benefit Plan" shall mean each "employee benefit plan," within the meaning of Section 3(3) of ERISA, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, consulting, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or arrangement, sponsored, maintained, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or otherwise participates, whether written or oral, for the benefit of any employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its Subsidiaries has any liability (direct or indirect, contingent or otherwise).

          "Company Board" shall have the meaning stated in the recitals to this document.

          "Company Charter Documents" shall have the meaning stated in Section 2.1.

          "Company Disclosure Schedules" shall mean the disclosure schedules, dated the date hereof, delivered by the Company to EMCC and Merger Sub with reference to the specific Section of this Agreement to which each disclosure relates.

          "Company Dissenting Shares" shall have the meaning stated in Section 1.6(a).

          "Company Material Adverse Effect" shall mean any change, development, effect, circumstance, state of facts or event that (a) prevents or materially delays, interferes with or hinders the consummation of the Merger by the Company; or (b) has a material adverse effect on the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the

  Company and its Subsidiaries taken as a whole; provided that, with respect to this clause (b), the term "Company Material Adverse Effect" shall not include any such change, development, effect, circumstance, state of facts or event relating to or arising from (i) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations, (ii) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations, (iii) changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company operates, (iv) changes in any applicable Law or applicable accounting regulation (including GAAP or SAP), (v) the existence, occurrence or continuation of any force majeure event, including any earthquake, flood, hurricane, tropical storm, fire or other natural disaster, (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided that, in each of the cases described in this clause (vi), the facts or occurrences giving rise to or contributing to such failure, to the extent not otherwise excluded from the definition of "Company Material Adverse Effect," may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) the announcement of the execution of this Agreement and the transactions contemplated hereby, (viii) any action taken or not taken by the Company or any of its Subsidiaries, in each case, which is expressly required or prohibited by this Agreement (provided that this clause (viii) shall not apply with respect to any action taken pursuant to the requirement that the Company and its Subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice), (ix) any action taken or not taken by the Company or any of its Subsidiaries at the written request or direction of EMCC, (x) (A) any restatement of the Company's financial statements or the disclosure of any material weakness or significant deficiency in the Company's internal control over financial reporting, (B) any disclosures (or amendments to prior disclosures) in any Company SEC Documents requested or required to be made at the direction of the SEC or SEC staff or the Company's independent registered public accountants or (C) any delinquent filing of a Company SEC Document made by the Company after the applicable filing deadline as prescribed by the SEC's rules and regulations, (xi) facts or circumstances expressly set forth or described in the Company SEC Documents prior to the date hereof (excluding any disclosures contained in the "Risk Factors" section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature), (xii) any change or announcement of a potential change or change in outlook (including any negative watch) in the A.M. Best rating of the Company or any of its Subsidiaries or any of their securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change, to the extent not otherwise excluded from the definition of "Company Material Adverse Effect," may be taken into account in determining whether there has been a Company Material Adverse Effect), or (xiii) any action or omission to act by EMCC or any of its Affiliates under any Intercompany Agreement or any other agreement or arrangement between the Company and EMCC, including the exercise of any termination rights thereunder; provided, however, that, with respect to clauses (i) through (v) above, effects resulting from any change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company compared to other companies operating in the industries in which the Company operates shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

          "Company Option" shall mean an option for the purchase of any shares of Common Stock or any securities representing the right to purchase or otherwise receive any shares of Common Stock, in each case, outstanding under the Company Stock Plans; and for the avoidance of doubt, Restricted Shares and RSUs shall not be considered to be Company Options.

          "Company Recommendation" shall mean the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger.

          "Company SEC Documents" shall mean (a) the Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after December 31, 2016; (b) the Quarterly Reports on Form 10-Q of the Company for each of the first three fiscal quarters in the fiscal years of the Company beginning on or after December 31, 2016; (c) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since December 31, 2016; (d) all Current Reports on Form 8-K filed by the Company since December 31, 2016; and (e) all other forms, reports, registration statements, financial statements and other documents, including all amendments to any of the foregoing, filed or submitted or required to be filed or submitted by the Company with the SEC since December 31, 2016, including all information incorporated by reference therein and exhibits thereto.

          "Company Stock Plans" shall mean (a) the Employers Mutual Casualty Company 2017 Stock Incentive Plan; (b) the 2007 Employers Mutual Casualty Company Stock Incentive Plan; (c) the EMC Insurance Group Inc. 2017 Non-Employee Director Stock Plan; and (d) the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan.

          "Company Shareholders' Meeting" shall have the meaning stated in Section 5.3(a).

          "Compliance Event" shall mean the Company or any of its Subsidiaries receiving a written notice from a Governmental Entity of a violation of any applicable Law in connection with the ownership or operation of such Company's or Subsidiary's business, assets or properties which would reasonably be expected to have a Company Material Adverse Effect, except to the extent such violation or notice thereof was (i) caused primarily by the knowing and willful action (or omission to act) of any Specified Individual or (ii) primarily the result of the transactions contemplated by this Agreement.

          "Contract" shall mean any written or oral contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement.

          "D&O Insurance" shall have the meaning stated in Section 5.6(b).

          "EDGAR" shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

          "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

          "EMCC" shall have the meaning stated in the preamble to this document.

          "EMCC Disclosure Schedules" shall mean the disclosure schedules, dated the date hereof, delivered by EMCC and Merger Sub to the Company with reference to the specific Section of this Agreement to which each disclosure relates.

          "EMCC Material Adverse Effect" shall mean any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, prevents or materially delays, interferes with or hinders the consummation of the Merger by EMCC and Merger Sub.

          "EMCC Proposal" shall mean any inquiry, proposal or offer from any Person relating to (a) any acquisition, assignment, transfer or purchase, in a single transaction or a series of related transactions, of any of the equity interests, securities, assets or business of EMCC, including any of the outstanding shares of Common Stock held by EMCC, or any reinsurance agreement involving EMCC as a ceding or assuming company; (b) any merger, consolidation, amalgamation, business combination or any combination of the foregoing, or any recapitalization, liquidation, dissolution, share exchange or similar transaction, in each case, involving EMCC; (c) any demutualization, sponsored demutualization, mutual holding company conversion or other form of conversion or reorganization of EMCC; (d) any affiliation agreement or arrangement involving EMCC as a result of which EMCC would become a direct or indirect Affiliate of any other Person; (e) any change in the current members or construct of the Board of Directors of EMCC, including the removal or required resignation of any current member of the Board of Directors of EMCC, any increase in the number of directors comprising the Board of Directors of EMCC, or the election or appointment of any new or replacement member to the Board of Directors of EMCC; or (f) any other transaction involving EMCC, which has, or could reasonably be expected to have, a similar effect to those described in clauses (a) through (e) above, or which otherwise results, or could be reasonably expected to result, in a change of "control" of EMCC (as the term "control" is defined under the applicable insurance Laws of the State of Iowa).

          "ESPP" shall have the meaning stated in Section 1.7(f).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Exchange Agent" shall have the meaning stated in Section 1.12.

          "Exchange Fund" shall mean the cash deposited by EMCC or Merger Sub with the Exchange Agent pursuant to Section 1.12.

          "Excluded Shares" shall have the meaning stated in Section 1.4(a).

          "Fairness Opinion" shall have the meaning stated in Section 2.3(b).

          "Financial Advisor" shall have the meaning stated in Section 2.3(b).

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Consents" means all notices, reports, and other filings required to be made prior to the Effective Time by the Company or EMCC or any of their respective Subsidiaries with, and all consents, registrations, approvals, waivers, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or EMCC or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

          "Governmental Entity" shall mean any foreign, federal, state or local court, administrative agency, board or commission or other governmental, prosecutorial, or regulatory authority or instrumentality, any self-regulatory authority and any judicial or arbitral body, and any subdivision of any of the foregoing.

          "Indemnified Parties" shall have the meaning stated in Section 5.6(a).

          "Intercompany Agreements" shall mean (a) the First Amended Investment Management Agreement, effective as of January 1, 2018, among EMCC and each of the Affiliates of EMCC party thereto; (b) the Services Agreement, effective as of December 31, 2007, between EMCC and the Company; (c) the Services Agreement, effective as of December 31, 2007, between EMCC and EMC Underwriters, LLC; (d) the First Amended Services Agreement, effective as of January 1, 2018, by and between EMCC and each of the Affiliates of EMCC and the Company party thereto; (e) the Agreement for Payment of Taxes, effective as of December 31, 2007, among EMCC, the Company and each of the Affiliates of EMCC and the Company party thereto; (f) the EMC Insurance Companies Amended and Restated Reinsurance Pooling Agreement, effective as of

  January 1, 2017, between EMCC and each of the Affiliates of EMCC party thereto; (g) the 100% Quota Share Reinsurance Retrocessional Agreement, effective as of January 1, 2011, by and between EMCC and EMC Reinsurance Company; (h) the Aggregate Catastrophe Excess of Loss and Per Occurrence Catastrophe Excess of Loss Reinsurance Contract, as amended, effective as of January 1, 2016, by and between EMCC and EMC Reinsurance Company; (i) the Semi-Annual Aggregate Catastrophe Excess of Loss Reinsurance Contract, as amended, effective as of January 1, 2016, by and between EMCC and each of the Affiliates of EMCC party thereto; and (j) the First Amended Inter-Company Loan Agreement, effective as of January 1, 2018, by and among EMCC and each of the Affiliates of EMCC party thereto.

          "Intervening Event" shall mean a material change, development, effect, circumstance, state of facts or event that affects the business, assets or operations of the Company occurring after the date of this Agreement that is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto and the occurrence of which is not reasonably foreseeable to the Special Committee as of the date hereof.

          "Iowa Law" shall mean the Iowa Business Corporation Act, Chapter 490 of the Iowa Code.

          "Laws" shall mean all federal, state, local and foreign laws, statutes, codes, rules, regulations and ordinances of any Governmental Entity and any rules and regulations of any national stock exchange.

          "Lien" shall mean any lien, claim, charge, option, encroachment, covenant, condition, easement, right of way, equitable interest, encumbrance, mortgage, deed of trust, pledge or security interest or other restrictions of any kind.

          "Litigation Event" shall mean (i) any Action pending or, to the knowledge EMCC or the Company, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any judgment or order of any Governmental Entity against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to have a Company Material Adverse Effect, except in each case, to the extent (i) caused primarily by the knowing and willful action (or omission to act) of any Specified Individual or (ii) primarily the result of the transactions contemplated by this Agreement.

          "Material Contract" means any Contract that is or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Company Benefit Plan).

          "Merger" shall have the meaning stated in the recitals to this document.

          "Merger Consideration" shall have the meaning stated in Section 1.4(a).

          "Merger Sub" shall have the meaning stated in the preamble to this document.

          "NASDAQ" means the NASDAQ Global Select Market.

          "Outside Date" shall have the meaning stated in Section 7.1(b).

          "Person" shall mean any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

          "Proxy Statement" shall mean the definitive proxy statement relating to the Company Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby.

          "Public Shareholders" shall mean all of the holders of outstanding Common Stock, excluding (a) EMCC, any Subsidiary of EMCC, Merger Sub, the Company and any Subsidiary of the Company; and (b) the directors and executive officers of EMCC, the Company and their respective Subsidiaries set forth in Section 8.1(b) of the Company Disclosure Schedules.

          "Representatives" shall mean, with respect to any party hereto, all officers and directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives of such party. For the avoidance of doubt, the members of the Company Board, the members of the Special Committee and the Financial Advisor shall be deemed Representatives of the Company.

          "Required Shareholder Vote" shall mean both (a) the affirmative vote of at least a majority of all shares of Common Stock entitled to vote on adopting this Agreement at a meeting of the Company's shareholders duly called and held for such purpose; and (b) the affirmative vote of at least a majority of all outstanding shares of Common Stock held by the Public Shareholders and entitled to vote on the adoption of this Agreement at a meeting of the Company's shareholders duly called and held for such purpose.

          "Restricted Shares" shall have the meaning stated in Section 1.7(b).

          "RSUs" shall have the meaning stated in Section 1.7(c).

          "SAP" shall mean statutory accounting principles or practices required or permitted by the National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each insurance Subsidiary of the Company.

          "Schedule 13e-3" shall mean the SEC Rule 13e-3 Transaction Statement on Schedule 13e-3 (including all amendments or supplements thereto) relating to the transactions contemplated by this Agreement.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Special Committee" shall have the meaning stated in the recitals to this document.

          "Specified Event" shall mean either a Compliance Event or a Litigation Event.

          "Specified Individual" shall mean each of the following Persons: Bruce G. Kelley, Mark E. Reese, Dan D. Asksamit, Ian C. Asplund, Daniel C. Crew, Bradley J. Fredericks, Lisa L. Hamilton, Meyer T. Lehman, Robert L. Link, Elizabeth A. Nigut, Larry W. Phillips, Lisa A. Simonetta, Sanjeev K. Singh, Todd A. Strother, Mick A. Lovell and Scott R. Jean.

          "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person or any Subsidiary of such Person owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or managing member; provided, however, that, unless the context otherwise requires, for purposes of this Agreement, the Company shall not be deemed a Subsidiary of EMCC.

          "Superior Proposal" shall mean an unsolicited bona fide Acquisition Proposal (except that references to "10% or more" in the definition of such term shall be deemed for purposes of this definition of Superior Proposal to be references to "40% or more") made in writing and not solicited in violation of Section 4.3 that the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any conditions relating to financing, regulatory approvals, shareholder approvals or other events or circumstances beyond the control of the party invoking the condition); and (b) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement as provided for in Section 4.3(e) and the time likely to be required to consummate such Acquisition Proposal). With respect to clause (a) above, the Company acknowledges that EMCC will not vote any of the shares of Common Stock held by it, nor shall EMCC have any obligation (express or implied) to vote any of the shares of Common Stock held by it, in favor of any Acquisition Proposal that contemplates, or is comprised in whole or in part of, an EMCC Proposal.

          "Surviving Corporation" shall mean the entity into which Merger Sub has merged at the Effective Time.

          "Takeover Statute" shall have the meaning stated in Section 2.8.

          "Taxes" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, unclaimed property, escheat, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          "Willful Breach" shall mean a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would constitute a material breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.     The representations and warranties set forth in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and none of EMCC, Merger Sub and the Company, their respective Affiliates and any of the officers, directors, employees or shareholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not affect any covenant or obligation of the parties that, by its terms, contemplates performance after the Effective Time.

        Section 9.2    Amendment.     Subject to Section 9.4, this Agreement may be amended only by an agreement in writing executed by all of the parties hereto. After the approval of the adoption of this Agreement by the shareholders of the Company, no amendment requiring approval of the shareholders of the Company and Merger Sub under applicable Law shall be made without first obtaining such approval.

        Section 9.3    Waiver.     Subject to Section 9.4, at any time prior to the Effective Time, any of the parties hereto may:

          (a)   extend the time for the performance of any of the obligations or other acts of any of the other party or parties hereto, as the case may be; or

          (b)   waive compliance with any of the agreements of the other party or parties hereto, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

        Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

        Section 9.4    Special Committee Approval.     No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or pursuant to this Agreement without first obtaining the approval of the Special Committee.

        Section 9.5    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile or electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered to the parties by a nationally recognized overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to EMCC or Merger Sub, to:

      Employers Mutual Casualty Company
      717 Mulberry Street
      Des Moines, Iowa 50309
      Attention:    Todd A. Strother, Esq.
      Facsimile:    (515) 345-2895
      Email:    todd.a.strother@emcins.com

      with a copy to:

      Foley & Lardner LLP
      777 E. Wisconsin Avenue
      Milwaukee, WI 53202
      Attention:    Steven R. Barth, Esq.
                            Spencer T. Moats, Esq.
      Facsimile:    (414) 297-4900
      Email:    sbarth@foley.com
                     smoats@foley.com

          (b)   if to the Company or to the Special Committee, to:

      The Special Committee of the Board of Directors of
      EMC Insurance Group, Inc.
      717 Mulberry Street
      Des Moines, Iowa 50309
      Attention:    Stephen A. Crane
      Email:    stephencrane67@yahoo.com

      with a copy to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention:    John Schwolsky, Esq.
                            Laura L. Delanoy, Esq.
      Facsimile:    (212) 728-8111
      Email:          jschwolsky@willkie.com
                           ldelanoy@willkie.com

        Section 9.6    Interpretation.     When a reference is made in this Agreement to Exhibits, the Company Disclosure Schedules or the EMCC Disclosure Schedules, such reference shall be to an Exhibit, the Company Disclosure Schedules or the EMCC Disclosure Schedules to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The terms "or," "any," and "either" shall not be exclusive. The term "will" shall be construed to have the same meaning as the word "shall." References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.7    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.8    Entire Agreement.     This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits hereto, the Company Disclosure Schedules and the EMCC Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF EMCC, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

        Section 9.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations of a party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that EMCC may designate, by written notice to the Company, another Subsidiary of EMCC to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation, so long as such designation would not reasonably be expected to have an EMCC Material Adverse Effect. Any purported assignment in violation of this Agreement shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.10    Third Party Beneficiaries.     Except as set forth in Section 5.6 (Indemnification; Director and Officer Insurance), this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 9.11    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the Laws of the State of Iowa without reference to such state's principles of conflicts of Law. The parties hereto agree that any legal proceeding in connection with any matter based on or arising out of this Agreement or matters contemplated herein, shall be brought in the Iowa District Court for Polk County or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Southern District of Iowa located in Des Moines, Iowa. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of such court and agrees that process may be served upon them in any manner authorized by the Laws of the State of Iowa for such Persons, and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

        Section 9.12    Rules of Construction.     The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

        Section 9.13    Waiver of Jury Trial.     THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

        Section 9.14    Severability.     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the fullest extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

        Section 9.15    Specific Performance.     The parties acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity; provided, however, that a party that has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement and not cured such breach shall not be entitled to seek or obtain injunctive relief to compel performance of another party's obligations hereunder.

        Section 9.16    Obligations of EMCC and the Company.     Whenever this Agreement requires a Subsidiary of EMCC to take or omit any action, such requirement shall be deemed to include an undertaking on the part of EMCC to cause such Subsidiary to take or omit such action. Whenever this Agreement requires a Subsidiary of the Company to take or omit any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take or omit such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take or omit such action. Whenever this Agreement requires the Company to take or omit any action, such requirement shall apply to the Company, the Company Board and/or the Special Committee, as applicable.

        [Signature page follows]

        IN WITNESS WHEREOF, EMCC, Merger Sub and the Company have caused this Agreement to be duly executed by their respective officers as of the date first above written.

EMC INSURANCE GROUP INC.
By:	/s/ TODD A. STROTHER
	Name:	Todd A. Strother
	Title:	Senior Vice President—Chief Legal Officer and Secretary
EMPLOYERS MUTUAL CASUALTY COMPANY
By:	/s/ MARK E. REESE
	Name:	Mark E. Reese
	Title:	Senior Vice President—Chief Financial Officer
OAK MERGER SUB, INC.
By:	/s/ MARK E. REESE
	Name:	Mark E. Reese
	Title:	Chairman, President, Chief Financial Officer and Treasurer

EXHIBIT B

RESTATED ARTICLES OF INCORPORATION

OF

EMC INSURANCE GROUP INC.

ARTICLE 1

        The name of the corporation is EMC Insurance Group Inc. (the "Corporation").

ARTICLE 2

        The address of the Corporation's registered office in the State of Iowa is 717 Mulberry Street, Des Moines, Polk County, Iowa 50309, and the name of its registered agent at such address is Todd A. Strother.

ARTICLE 3

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Iowa Business Corporation Act.

ARTICLE 4

        The aggregate number of shares which the Corporation shall have authority to issue is one hundred (100), consisting of one class only, designated common stock, par value $1.00 per share.

ARTICLE 5

        A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 6

        Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

ARTICLE 7

        The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

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ARTICLE 8

        The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 9

        A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

[Signature page follows]

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        I, the undersigned, hereby acknowledge that the foregoing Restated Articles of Incorporation are my act and deed and that the facts herein stated are true, and accordingly I have set my hand hereto this            day of                        , 2019.

Todd A. Strother, Senior Vice President—Chief Legal Officer and Secretary

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EXHIBIT C

RESTATED BYLAWS

OF

EMC INSURANCE GROUP INC.

(an Iowa corporation)

Effective Date:                        , 2019

ARTICLE I. OFFICES

        1.01.    Principal and Business Offices.

        The corporation may have such principal and other business offices, either within or without the State of Iowa, as the Board of Directors may designate or as the business of the corporation may require from time to time.

        1.02.    Registered Office.

        The registered office of the corporation required by the Iowa Business Corporation Act to be maintained in the State of Iowa may be, but need not be, identical with the principal office in the State of Iowa, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

ARTICLE II. SHAREHOLDERS

        2.01.    Annual Meeting.

        The regular annual meeting of the shareholders shall be held each year at such time and on such day as shall be fixed by the chief executive officer or the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Iowa, such meeting shall be held on the next succeeding business day. If the election of the directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

        2.02.    Special Meeting.

        Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors or the President or by the person, or in the manner, designated by the Board of Directors.

        2.03.    Place of Meeting.

        The Board of Directors may designate any place, either within or without the State of Iowa, as the place of meeting for any annual meeting or for any special meeting of shareholders called by the Board of Directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the corporation in the State of Iowa.

        2.04.    Notice of Meeting.

        Written notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) days (unless a longer

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period is required by law or the certificate of incorporation) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Directors, the President, the Secretary, or any other officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his, her or its address as it appears on the share record books of the corporation, with postage thereon prepaid.

        2.05.    Adjournment.

        Any meeting of shareholders may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. No notice of the time or place of an adjournment need be given if the time and place are announced at the meeting at which an adjournment is taken, unless the adjournment is for more than thirty (30) days or a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each shareholder. Unless a new record date for the adjourned meeting is fixed, the determination of shareholders of record entitled to notice of or to vote at the meeting at which adjournment is taken shall apply to the adjourned meeting.

        2.06.    Fixing of Record Date.

        For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed, then the record date for determining:

          (a)   shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

          (b)   shareholders entitled to express consent to a corporate action in writing without meeting shall be the day on which the first written consent is expressed; or

          (c)   shareholders for any other purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        2.07.    Voting Records.

        The officer having charge of the share transfer books for shares of the corporation shall, at least ten (10) days before each meeting of shareholders, make a complete record of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. Such record shall be produced and kept open to the examination of any shareholders, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either (a) on a reasonably accessible electronic network, or (b) at the principal place of business of the corporation. The record shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholders present. The original share transfer books shall be the only evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of shareholders.

        2.08.    Quorum.

        Except as otherwise provided in the certificate of incorporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, but in

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no event shall less than one-third of the shares entitled to vote constitute a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by law or the certificate of incorporation. Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares represented at a meeting which initially had a quorum may adjourn the meeting from time to time without further notice.

        2.09.    Conduct of Meeting.

        The President, and in his or her absence, a Vice President in the order provided under Section 4.07, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

        2.10.    Proxies.

        At all meetings of shareholders, a shareholder entitled to vote may vote in person or by proxy appointed in writing (including by telegram, cablegram or other means of electronic transmission) by the shareholder or by his, her or its duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. Unless otherwise provided in the proxy and supported by sufficient interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed a proxy shall not of itself constitute a revocation. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

        2.11.    Voting of Shares.

        Each outstanding share shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the certificate of incorporation.

        2.12.    Voting of Shares by Certain Holders.

          (a)    Other Corporations.     Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president. A proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer's authority to act, in the absence of express notice to this corporation, given in writing to the Secretary of this corporation, of the designation of some other person by the board of directors or the bylaws of such other corporation.

          (b)    Legal Representatives and Fiduciaries.     Shares held by any administrator, executor, guardian, conservator, trustee in bankruptcy, receiver or assignee for creditors may be voted by a duly executed proxy, without a transfer of such shares to his or her name. Shares standing in the name of a fiduciary may be voted by him or her, either in person or by proxy. A proxy executed by a fiduciary shall be conclusive evidence of the signer's authority to act, in the absence of express notice to this corporation, given in writing to the Secretary of this corporation, that such manner of voting is expressly prohibited or otherwise directed by the document creating the fiduciary relationship.

          (c)    Pledgees.     A shareholder whose shares are pledged shall be entitled to vote such shares unless in the transfer of the shares the pledgor has expressly authorized the pledgee to vote the

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  shares and thereafter the pledgee, or his, her or its proxy, shall be entitled to vote the shares so transferred.

          (d)    Shares and Subsidiaries.     Shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation is held by this corporation shall not be voted at any meeting or counted in determining the total number of outstanding shares entitled to vote, but shares of its own issue held by this corporation in a fiduciary capacity, or held by such other corporation in a fiduciary capacity, may be voted and shall be counted in determining the total number of outstanding shares entitled to vote.

          (e)    Joint Holders.     Shares of record in the names of two or more persons or shares to which two or more persons have the same fiduciary relationship, unless the Secretary of the corporation is given notice otherwise and furnished with a copy of the instrument creating the relationship, may be voted as follows: (i) if voted by an individual, then his or her vote binds all holders; or (ii) if voted by more than one holder, then the majority vote binds all, unless the vote is evenly split in which case the shares may be voted proportionately, or according to the ownership interest as shown in the instrument filed with the Secretary of the corporation.

        2.13.    Waiver of Notice by Shareholders.

        Whenever any notice whatever is required to be given to any shareholder of the corporation under the certificate of incorporation or bylaws or any provision of the Iowa Business Corporation Act, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where the person attends for the express purpose of objecting to the transaction of any business. Neither the business, nor the purpose of any regular or special meeting of shareholders, directors or members of a committee of directors need be specified in the waiver.

        2.14.    Shareholders Consent without Meeting.

        Any action required or permitted by the certificate of incorporation or bylaws or any provision of law to be taken at a meeting of the shareholders may be taken without a meeting, prior notice or vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of shareholders required to authorize such action at a meeting. If the action is authorized by less than unanimous consent, then notice of the action shall be given to nonconsenting shareholders.

        2.15.    Acceptance of Instruments Showing Shareholder Action.

        If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, then the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, then the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

          (a)   The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

          (b)   The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

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          (c)   The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

          (d)   The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

          (e)   Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners. The corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

ARTICLE III. BOARD OF DIRECTORS

        3.01.    General Powers and Number.

        The business and affairs of the corporation shall be managed by its Board of Directors. The number of directors of the corporation shall be three (3) or such other specific number as may be designated from time to time by resolution of the Board of Directors.

        3.02.    Tenure and Qualifications.

        Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been qualified and elected, or until his or her prior death, resignation or removal. A director may be removed from office by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of shareholders called for that purpose. A director may resign at any time by filing his or her written resignation with the Secretary of the corporation. Directors need not be residents of the State of Iowa or shareholders of the corporation.

        3.03.    Regular Meetings.

        A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders that precedes it, or such other suitable place as may be announced at such meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

        3.04.    Special Meetings.

        Special meetings of the Board of Directors may be called by or at the request of the President, Secretary or any director. The President or Secretary calling any special meeting of the Board of Directors may fix any place, either within or without the State of Iowa, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, then the place of the meeting shall be the registered office of the corporation in the State of Iowa.

        3.05.    Notice; Waiver.

        Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.03) shall be given to each director not less than twenty-four (24) hours prior to the meeting by giving oral, telephone or written notice to a director in person, or by telegram, or not less than three (3) days prior to a meeting by delivering or mailing notice to the business address or such other

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address as a director shall have designated in writing and filed with the Secretary. If mailed, then such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, then such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Whenever any notice whatever is required to be given to any director of the corporation under the certificate of incorporation or bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        3.06.    Quorum.

        Except as otherwise provided by law or by the certificate of incorporation or these bylaws, a majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

        3.07.    Manner of Acting.

        The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law or by the certificate of incorporation or these bylaws.

        3.08.    Conduct of Meetings.

        The Chairman of the Board, and in his or her absence, the President or a Vice President as provided under Section 4.07, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any Assistant Secretary or any director or other person present to act as secretary of the meeting.

        3.09.    Vacancies.

        Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors; provided that in case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

        3.10.    Compensation.

        The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation.

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        3.11.    Presumption of Assent.

        A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof of which he or she is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

        3.12.    Committees.

        The Board of Directors by resolution adopted by the affirmative vote of a majority of the directors may designate one or more committees, each committee to consist of one or more directors elected by the Board of Directors, which to the extent provided in said resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

        3.13.    Unanimous Consent without Meeting.

        Any action required or permitted by the certificate of incorporation or bylaws or any provision of law to be taken by the Board of Directors or any committee thereof at a meeting may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

        3.14.    Telephonic Meetings.

        Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

ARTICLE IV. OFFICERS

        4.01.    Number.

        The principal officers of the corporation shall be a Chairman of the Board, a President, any number of Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person.

        4.02.    Election and Term of Office.

        The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, then such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal. Any officer may resign at any time upon written notice to the corporation. Failure to elect officers shall not dissolve or otherwise affect the corporation.

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        4.03.    Removal.

        Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

        4.04.    Vacancies.

        A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term.

        4.05.    Chairman of the Board.

        The Chairman of the Board shall, when present, preside at all meetings of the Board of Directors.

        4.06.    President.

        The President shall be the principal executive officer of the corporation and, subject to the direction of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. The President shall, when present, preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, all meetings of the Board of Directors. He or she shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, share certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

        4.07.    The Vice Presidents.

        In the absence of the President or in the event of his or her death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

        4.08.    The Secretary.

        The Secretary shall do the following: (a) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for the purpose; (b) attest instruments to be filed with the Secretary of State; (c) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (d) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (e) keep or arrange for the keeping of a register of the post office address of each shareholder which shall be furnished to

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the Secretary by such shareholder; (f) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (g) have general charge of the share transfer books of the corporation; and (h) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.

        4.09.    The Treasurer.

        The Treasurer shall do the following: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Section 5.04; and (c) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

        4.10.    Assistant Secretaries and Assistant Treasurers.

        There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Secretaries may sign with the President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

        4.11.    Other assistants and acting officers.

        The Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

        4.12.    Salaries.

        The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE V. CONTRACTS, LOANS, CHECKS AND DEPOSITS; SPECIAL CORPORATE ACTS

        5.01.    Contracts.

        The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant

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Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

        5.02.    Loans.

        No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

        5.03.    Checks, Drafts, Etc.

        All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, or agent or agents, and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

        5.04.    Deposits.

        All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board of Directors.

        5.05.    Voting of Securities Owned by the Corporation.

        Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the President of this corporation if he or she is present, or in his or her absence, by a Vice President of this corporation who may be present, and (b) whenever, in the judgment of the President, or in his or her absence, of a Vice President, it is desirable for this corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy or consent shall be executed in the name of this corporation by the President or one of the Vice Presidents of this corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this corporation the same as such shares or other securities might be voted by this corporation.

ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

        6.01.    Certificates for Shares.

        Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or Treasurer or Assistant Treasurer. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the share transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.06.

        6.02.    Facsimile Signatures and Seal.

        The seal of the corporation on any certificates for shares may be a facsimile. The signature of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be

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facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the corporation itself or an employee of the corporation.

        6.03.    Signature by Former Officers.

        In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of its issue.

        6.04.    Transfer of Shares.

        Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors. Where a transfer of shares is made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the shares are presented, both the transferor and the transferee so request.

        6.05.    Restrictions on Transfer.

        The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares. Otherwise the restriction is invalid except against those with actual knowledge of the restriction.

        6.06.    Lost, destroyed or Stolen Certificates.

        The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his, her or its legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        6.07.    Consideration for Shares.

        The shares of the corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, consistent with the law of the State of Iowa.

        6.08.    Share Regulations.

        The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Iowa as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

ARTICLE VII. SEAL

        The Board of Directors may provide a corporate seal in an appropriate form.

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ARTICLE VIII. FISCAL YEAR

        The fiscal year of the corporation for accounting and income tax purposes shall begin on the first day of January and end on the thirty-first day of December each year.

ARTICLE IX. AMENDMENTS

        9.01.    By Shareholders.

        These bylaws may be adopted, amended or repealed and new bylaws may be adopted by the shareholders entitled to vote at the shareholders' annual meeting without prior notice or at any other meeting provided the amendment under consideration has been set forth in the notice of meeting, by affirmative vote of not less than a majority of the shares present or represented at any meeting at which a quorum is in attendance.

        9.02.    By Directors.

        These bylaws may be adopted, amended or repealed by the Board of Directors as provided in the certificate of incorporation by the affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no bylaw adopted by the shareholders shall be amended or repealed by the Board of Directors if the bylaws so provide.

        9.03.    Implied Amendments.

        Any action taken or authorized by the Board of Directors, which would be inconsistent with the bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of directors required to amend the bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

ARTICLE X. NONLIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES OR AGENTS

        10.01.    Nonliability.

        A director, officer, employee or agent of the corporation is not liable on the corporation's debts or obligations and a director, officer, employee or agent is not personally liable in that capacity for a claim based upon an act or omission of the person performed in the discharge of the person's duties, except for a breach of duty of loyalty to the corporation, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, or for a transaction from which the person derives an improper personal benefit.

        10.02.    Indemnification.

        The corporation shall indemnify directors, officers, employees and agents of the corporation to the fullest extent possible against expenses, including attorneys' fees, judgments, penalties, fines, settlements and reasonable expenses, actually incurred by such director, officer, employee or agent relating to such person's conduct as a director, officer, employee or agent of the corporation, except that the mandatory indemnification required by this sentence shall not apply (i) to a breach of such director's, officer's, employee's or agent's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for a transaction from which such director, officer, employee or agent derived an improper personal benefit or against judgments, penalties, fines and settlements arising from any proceeding by or in the right of the corporation, or against expenses in any such case where such director, officer, employee or agent shall be adjudged liable to the corporation.

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Annex B

DIVISION XIII

APPRAISAL RIGHTS

PART A

RIGHT TO APPRAISAL AND

PAYMENT FOR SHARES

490.1301 Definitions.

        In this division, unless the context otherwise requires:

        1.     "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph "d", a person is deemed to be an affiliate of its senior executives.

        2.     "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

        3.     "Corporation" means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, "corporation" includes the surviving entity in a merger.

        4.     "Fair value" means the value of the corporation's shares determined according to the following:

          a.     Immediately before the effectuation of the corporate action to which the shareholder objects.

          b.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

          c.     Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph "e".

        5.     "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

        6.     "Interested transaction" means a corporate action described in section 490.1302, subsection 1, other than a merger pursuant to section 490.1105, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, all of the following apply:

          a.     "Beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

          b.     "Excluded shares" means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

          c.     "Interested person" means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action was or had any of the following:

            (1)   Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

            (2)   Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

            (3)   Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

              (a)   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

              (b)   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.862.

              (c)   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

        7.     "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

        8.     "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

        9.     "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

        10.   "Shareholder" means both a record shareholder and a beneficial shareholder.

490.1302 Shareholders' right to appraisal.

        1.     A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares, in the event of any of the following corporate actions:

          a.     Consummation of a merger to which the corporation is a party if either of the following apply:

            (1)   Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

            (2)   The corporation is a subsidiary and the merger is governed by section 490.1105.

          b.     Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

          c.     Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

          d.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

          e.     Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

          f.      Consummation of a conversion of the corporation to an other entity pursuant to sections 490.1111 through 490.1114.

        2.     Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs "a" through "d", shall be limited in accordance with the following provisions:

          a.     Appraisal rights shall not be available for the holders of shares of any class or series of shares which is any of the following:

            (1)   A covered security under section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended.

            (2)   Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

            (3)   Issued by an open-end management investment company registered with the United States securities and exchange commission under the federal Investment Company Act of 1940, 15 U.S.C. §80a-1 et seq., and may be redeemed at the option of the holder at net asset value.

          b.     The applicability of paragraph "a" shall be determined according to the following:

            (1)   The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

            (2)   The day before the effective date of such corporate action if there is no meeting of shareholders.

          c.     Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph "a", at the time the corporate action becomes effective.

          d.     Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where the corporate action is an interested transaction.

        3.     Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

490.1303 Assertion of rights by nominees and beneficial owners.

        1.     A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        2.     A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

          a.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph "b", subparagraph (2).

          b.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

490.1304 through 490.1319 Reserved.

PART B

PROCEDURE FOR EXERCISE OF

APPRAISAL RIGHTS

490.1320 Notice of appraisal rights.

        1.     Where any proposed corporate action specified in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this division. If the corporation concludes that appraisal rights are or may be available, a copy of this division must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        2.     In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

        3.     Where any corporate action specified in section 490.1302, subsection 1, is to be approved by written consent of the shareholders pursuant to section 490.704, all of the following apply:

          a.     Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this division.

          b.     Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by section 490.704, subsections 5 and 6, may include the materials described in section 490.1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this division.

        4.     Where corporate action described in section 490.1302, subsection 1, is proposed, or a merger pursuant to section 490.1105 is effected, the notice referred to in subsection 1 or 3, if the corporation concludes that appraisal rights are or may be available, and in subsection 2 shall be accompanied by all of the following:

          a.     The annual financial statements specified in section 490.1620, subsection 1, of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with section 490.1620, subsection 2; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

          b.     The latest available quarterly financial statements of such corporation, if any.

        5.     The right to receive the information described in subsection 4 may be waived in writing by a shareholder before or after the corporate action.

490.1321 Notice of intent to demand payment.

        1.     If a corporate action specified in section 490.1302, subsection 1, is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

          a.     Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

          b.     Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        2.     If a corporate action specified in section 490.1302, subsection 1, is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.

        3.     A shareholder who fails to satisfy the requirements of subsection 1 or 2, is not entitled to payment under this part.

490.1322 Appraisal notice and form.

        1.     If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must send a written appraisal notice and the form required by subsection 2, paragraph "a", to all shareholders who satisfied the requirements of section 490.1321, subsection 1, or section 490.1321, subsection 2. In the case of a merger under section 490.1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        2.     The appraisal notice must be delivered no earlier than the date the corporate action specified in section 490.1302, subsection 1, became effective and no later than ten days after such date and must do all of the following:

          a.     Supply a form that does all of the following:

            (1)   Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, if any.

            (2)   If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

            (3)   Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

          b.     State all of the following:

            (1)   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

            (2)   A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice is sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

            (3)   The corporation's estimate of the fair value of the shares.

            (4)   That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

            (5)   The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

          c.     Be accompanied by a copy of this division.

490.1323 Perfection of rights—right to withdraw.

        1.     A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph "a". If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

        2.     A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation's written consent.

        3.     A shareholder who does not sign and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324 Payment.

        1.     Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

        2.     The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

          a.     (1) The annual financial statements specified in section 490.1620, subsection 1, of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with section 490.1620, subsection 2; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

            (2)   The latest available quarterly financial statements of such corporation, if any.

          b.     A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (3).

          c.     A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation's obligations under this chapter.

490.1325 After-acquired shares.

        1.     A corporation may elect to withhold payment required by section 490.1324 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph "a".

        2.     If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

          a.     Of the information required by section 490.1324, subsection 2, paragraph "a".

          b.     Of the corporation's estimate of fair value pursuant to section 490.1324, subsection 2, paragraph "b".

          c.     That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

          d.     That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer.

          e.     That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation's offer.

        3.     Within ten days after receiving the shareholder's acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph "b", to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        4.     Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph "b", to each shareholder described in subsection 2, paragraph "e".

490.1326 Procedure if shareholder dissatisfied with payment or offer.

        1.     A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        2.     A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation's payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1327 and 490.1328 Repealed by 2002 Acts, ch 1154, §123, 125.

490.1329 Reserved.

PART C

490.1330 Court action.

        1.     If a shareholder makes a demand for payment under section 490.1326 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

        2.     The corporation shall commence the proceeding in the district court of the county where the corporation's principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        3.     The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        5.     Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

          a.     The amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

          b.     The fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 490.1325.

490.1331 Court costs and expenses.

        1.     The court in an appraisal proceeding commenced under section 490.1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

        2.     The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable, for any of the following:

          a.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

          b.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        3.     If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

        4.     To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation expenses of the suit.

490.1332 through 490.1339 Reserved.

490.1340 Other remedies limited.

        1.     The legality of a proposed or completed corporate action described in section 490.1302, subsection 1, shall not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

        2.     Subsection 1 does not apply to a corporate action that meets any of the following conditions:

          a.     Was not authorized and approved in accordance with the applicable provisions of any of the following:

            (1)   Division X, XI, or XII of this chapter.

            (2)   The articles of incorporation or bylaws.

            (3)   The resolution of the board of directors authorizing the corporate action.

          b.     Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

          c.     Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 490.862 and has been approved by the shareholders in the same manner as is provided in section 490.863 as if the interested transaction were a director's conflicting interest transaction.

          d.     Is approved by less than unanimous consent of the voting shareholders pursuant to section 490.704, if all of the following apply:

            (1)   The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

            (2)   The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

490.1341 through 490.1400 Reserved.

Annex C

May 8, 2019

Special Committee of the Board of Directors
EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, IA 50309

Ladies and Gentlemen:

        EMC Insurance Group Inc. (the "Company"), Employers Mutual Casualty Company ("EMCC") and Oak Merger Sub, Inc., a wholly-owned subsidiary of EMCC ("Merger Sub"), are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"). The Company shall be the surviving corporation in the Merger and shall continue its corporate existence as a wholly-owned subsidiary of EMCC. Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $1.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement (including, without limitation, shares of Company Common Stock held by EMCC or any Subsidiary of EMCC), will be converted into the right to receive $36.00 per share in cash (the "Merger Consideration"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation and disposition of insurance companies and their assets in connection with mergers and acquisitions and other corporate finance and investment banking transactions. In connection with this opinion letter, we have reviewed and considered, among other things (i) a draft of the Agreement, dated May 7, 2019; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain preliminary financial information for the Company for the quarter ended March 31, 2019, as provided by and reviewed with management of the Company; (iv) certain publicly available financial statements and other historical financial information of EMCC that we deemed relevant; (v) internal financial projections for the Company for the years ending December 31, 2019 through December 31, 2023, as provided by management of the Company; (vi) the publicly reported historical price and trading activity for Company Common Stock, including a comparison of certain stock trading information for Company Common Stock and certain stock indices as well as publicly available information for certain other similar insurance companies, the securities of which are publicly traded; (vii) the financial terms of certain recent merger and acquisition transactions in the property and casualty insurance and reinsurance industry, to the extent publicly available; (viii) the financial terms of certain minority buy-in transactions in the property and casualty insurance and reinsurance industry, to the extent publicly available; (ix) the current market environment generally and the insurance industry in particular; and (x) such other information, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed the business, financial condition, results of operations and prospects of the Company with certain members of management of the Company and its representatives.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of any specific assets or liabilities (contingent or otherwise) of the Company or EMCC, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and we have not made an independent evaluation of the adequacy of the reserves of the Company. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company.

        In preparing its analyses Sandler O'Neill used internal financial projections for the Company for the years ending December 31, 2019 through December 31, 2023, as provided by management of the Company. With respect to the foregoing information, management of the Company confirmed to us that such information reflected the best currently available projections of management with respect to the future financial performance of the Company, and we assumed that such performance would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the financial condition, results of operations, business or prospects of the Company or EMCC since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and EMCC will remain as a going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants and other obligations required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not and will not be waived, (ii) in the course of obtaining any necessary regulatory, governmental or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, EMCC or the Merger, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws, regulations and other requirements. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock at any time.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction with the Company from other parties. We have not provided any other investment banking services to the Company in the two years preceding the date of this opinion, nor have we provided any investment banking services to EMCC in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from or sell securities to the Company, EMCC or their respective affiliates. We may also actively trade the equity securities of the Company for our own account and for the accounts of our customers.

        Our opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders, and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the Merger by any Company or EMCC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in any securities or regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Pubic Shareholders.

Very truly yours,

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION, DATED JULY 16, 2019

PROXY

EMC INSURANCE GROUP INC.
Special Meeting of Shareholders
[•], 2019 at 219 Eighth Street, Des Moines, Iowa Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Todd A. Strother and [•], or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of EMC INSURANCE GROUP INC. that the shareholder(s) is/are entitled to vote at the special meeting to be held [•] Central Time on [•], 2019, at the offices of Employers Mutual Casualty Company, 219 Eighth Street, Des Moines, Iowa 50309, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF
EMC INSURANCE GROUP INC.

[•], 2019

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND
A VOTE “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.                                      To adopt the Agreement and Plan of Merger, dated as of May 8, 2019 (as amended, supplemented or otherwise modified from time to time), by and among Employers Mutual Casualty Company, an Iowa mutual insurance company (“EMCC”), Oak Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of EMCC, and EMC Insurance Group Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.                                      To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to act upon such other business that may properly come before the special meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:                  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.